Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-165771 and
333-165771-01 through 333-165771-09
PROSPECTUS

ACCO Brands Corporation

Offer to exchange its 10.625% Senior Secured Notes due 2015, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10.625% Senior Secured Notes due 2015

The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on May 14, 2010, unless extended.

We are offering to exchange up to $460,000,000 aggregate principal amount of our new 10.625% Senior Secured Notes due 2015, which have been registered under the Securities Act of 1933, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 10.625% Senior Secured Notes due 2015, referred to in this prospectus as the “old notes.” We issued the old notes on September 30, 2009 in a transaction not requiring registration under the Securities Act of 1933. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

See “Risk Factors” starting on page 11 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See “Description of New Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes (with substantially identical terms as the old notes for which they are exchanged) in the exchange offer will not be a material modification of the terms of the notes and thus will not constitute a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy, and you are requested not to send us a proxy.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The date of this prospectus is April 15, 2010

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the new notes offered hereby. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement, as amended, or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and a copy of the registration statement and all exhibits thereto may be accessed from that website. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.accobrands.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information that we file later with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009.

•	our Current Reports on Form 8-K filed on March 1, 2010 and March 8, 2010.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, as well as after the date of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed or furnished in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered therewith. Requests for such copies should be directed to:
ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069
Tel: (847) 541-9500
Investor Relations Department

These documents may also be accessed through our website at www.accobrands.com or as described under the heading “Where You Can Find More Information” in this prospectus. The information contained in, or that can be accessed through, our website is not a part of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus. To obtain timely delivery of any copies of filings requested, please write or telephone no later than May 7, 2010, five business days prior to the scheduled expiration of the exchange offer.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Prospectus Summary,” contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “will,” “believe,” “expect,” “might,” “should,” “could,” “intend,” “anticipate,” “estimate,” “forecast,” “predict,” “project” or “plan,” or similar expressions and the negative of these expressions. All statements in this prospectus, and in any documents incorporated by reference herein, other than statements of historical fact, including statements regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements.

Because actual results may differ from those predicted by such forward-looking statements, sometimes materially, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Such statements reflect our current beliefs and assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside our control and could cause actual results to differ materially from such statements. The factors that could affect our results or cause plans, actions and results to differ materially from current expectations are detailed in this prospectus, including under “Risk Factors” and as contained in reports we file with the SEC from time to time.

Although we believe that any expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements made in this prospectus or elsewhere, including statements in our filings with the SEC, are made only as of the date on which they are made and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

MARKET AND INDUSTRY DATA AND FORECASTS

Any market or industry data and statistical information contained in this prospectus and in the information incorporated by reference herein are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good-faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data and information obtained from these sources. Accordingly, investors should not place undue reliance on such data and information.

CERTAIN TERMS USED IN THIS PROSPECTUS

In this prospectus, unless the context otherwise requires:

•	“ACCO Brands,” “we,” “us,” “our,” “the Company” and other similar terms refer to ACCO Brands Corporation, a Delaware corporation, and its consolidated subsidiaries, including General Binding Corporation (“GBC”);

•	“new asset-based revolving credit facility” refers to our new loan agreement, entered into concurrently with the issuance of the old notes, providing for revolving credit of up to $175.0 million (plus the ability to obtain incremental revolving facilities of up to an additional $50.0 million in the aggregate in the event certain conditions are met), subject to borrowing base limitations and other specified terms and conditions;

•	“senior subordinated notes” or our “existing senior subordinated notes” refers to our $271.3 million of 7.625% senior subordinated notes due 2015 outstanding as of December 31, 2009 and that were issued on August 5, 2005; and

•	“refinancing transactions” refers collectively to the offer and sale of the notes, the entry into our new asset-based revolving credit facility and the use of the proceeds from the sale of the notes, together with initial borrowings under our new asset-based revolving credit facility, to repay all amounts outstanding under our prior senior secured credit agreement and our accounts receivable securitization program, to pay settlement costs upon termination of our euro/dollar currency swap facility, to repurchase a portion of our senior subordinated notes and to pay the fees, expenses and other costs relating to such transactions.

•	“notes” refers to the “new notes” and the “old notes,” unless the context otherwise requires.

v

PROSPECTUS SUMMARY

This summary highlights important information about our business and about the exchange offer. It does not include all information you should consider before investing in the notes. For a more complete understanding of the company and the notes, we urge you to carefully read this prospectus and the information incorporated by reference herein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” and our financial statements and the related notes.

Overview

ACCO Brands is one of the world’s largest suppliers of select categories of branded office products (excluding furniture, computers, printers and bulk paper) to the office products resale industry. We design, develop, manufacture and market a wide variety of traditional and computer-related office products, supplies, binding and laminating equipment and related consumable supplies, personal computer accessory products, paper-based time management products and presentation aids and products. Through a focus on research, marketing and innovation, we seek to develop new products that meet the needs of our consumers and commercial end-users, which we believe will increase the product positioning of our brands. We compete through a balance of innovation, a low-cost operating model and an efficient supply chain. We sell our products primarily to markets located in North America, Europe and Australia. Our brands include Swingline®, GBC®, Kensington®, Quartet®, Marbig, Rexel, NOBO, Day-Timer® and Wilson Jones®, among others.

The majority of our office products are used by businesses. Most of these end-users purchase our products from our customers, which include commercial contract stationers, retail superstores, wholesalers, resellers, mail order and internet catalogs, mass merchandisers, club stores and dealers. We also supply certain of our products directly to commercial end-users and to the educational market. Historically we targeted the premium-end of the product categories in which we compete. However, we also supply private label products for our customers where we believe we have an economic advantage or where it is necessary to merchandise a complete category.

Our leading brand positions provide the scale to enable us to invest in product innovations and drive market growth across our product categories. In addition, the expertise we use to satisfy the exacting technical specifications of our more demanding commercial customers is in many instances the basis for expanding our products and innovations to consumer products.

Our products can be grouped in the following categories, and include:

Document Finishing Solutions

•	Binding and laminating equipment, supplies and service

•	Large-format digital print finishing equipment, supplies and service

•	In-line punching and binding equipment, supplies and service

•	Report covers

•	Sheet protectors

•	Indexes

Workspace Tools

•	Staplers and staples

•	Shredders

•	Trimmers

•	Punches

•	Calculators

Visual Communication

•	Dry-erase boards and markers

•	Easels

•	Bulletin boards

•	Overhead projectors and transparencies

•	Laser pointers

•	Screens

Storage and Organization

•	Ring and lever-arch binders

•	Data binders

•	Clips and fasteners

•	Letter trays

•	Accounting supplies

Time Management

•	Personal organizers

•	Calendars

Computer Products

•	Security locks

•	Power adapters

•	Input devices (mice, keyboards)

•	iPod® and iPhone® accessories

•	Ergonomic devices

•	Carry cases

Competitive Strengths

Scale Player in a Global Consolidating Industry

As one of the world’s largest suppliers of select categories of branded office products, we have significant economies of scale. The global office products industry continues to consolidate, with an increasing share of the distribution of office products represented by resellers such as Staples, Office Depot, OfficeMax, Wal-Mart, United Stationers and S.P. Richards Co. We have longstanding relationships with many of these resellers, most dating back approximately twenty years with some relationships, like with United Stationers and S.P. Richards Co., dating back more than eighty-five years. As office products resellers continue to consolidate the distribution of office products, it becomes increasingly important for office products suppliers to have sufficient consumer insight and breadth of product offerings, supply chain competence and geographic presence. Our sales are generated principally in North America, Europe and Australia. For the fiscal year ended December 31, 2009, these markets represented 59%, 25% and 13% of our net sales, respectively. We believe that the breadth, depth, premium stature and brand recognition of our product offerings, when combined with our size, scope and geographic presence, position us well to succeed in the consolidating office products industry.

Portfolio of Leading Brands and Products

We have leading market share positions in a number of product categories in which we compete. Our leading positions enable us to generate sufficient revenue and cash flow to support ongoing innovation in our products and drive market share growth. Approximately 79% of our $1.27 billion in 2009 net sales came from brands that occupy the number one or number two positions in the select markets in which we compete. Several of our brands, including Swingline and Day-Timer, have among the highest unaided consumer awareness in the office products industry. Our catalog, shelf space and large installed base contribute to our brands’ visibility, which we believe adds to the strength of demand for our products. As we continue to invest in innovation and marketing and consolidate our premium brand names, we expect them to become stronger in the marketplace.

Low-Cost Operating Model and Efficient Supply Chain

We emphasize operating efficiencies in the conduct of our business. Our low-cost operating model is geographically based. We obtain approximately 70% of our products from third parties, mainly third parties located in Asia, and manufacture approximately 30% of our products in local markets when they are freight-and-distribution sensitive. Products are manufactured or supplied in a manner we believe will provide our customers with appropriate customer service, quality products, innovative solutions and attractive pricing. By using a combination of manufacturing and third-party sourcing, we can reduce our costs and effectively manage production assets, thereby minimizing our capital investment and working capital requirements.

Strong Cash Flow Generator

From fiscal year 2005 through December 31, 2009 total cash flow from operating activities was approximately $441.0 million. Prior to the refinancing transactions our strong cash flow had allowed us to pay down approximately $272.0 million of long-term indebtedness since our spin-off from Fortune Brands in August 2005. By utilizing a combination of company manufacturing and outsourcing, we have been able to reduce our capital investment and working capital requirements. In addition, we expect that savings from our recent cost reduction actions will enhance our free cash flow generation capabilities, which will better position us to take advantage of opportunities that may arise with an economic recovery. We believe that our ability to generate substantial cash flow from operations, combined with our low anticipated capital expenditure requirements, will provide us sufficient financial flexibility to pursue a range of corporate initiatives, including paying down debt, growing organically and funding any potential acquisitions.

Business Strategy

Our current strategy centers on a combination of growing sales and market share and generating acceptable profitability and returns. Specifically, we have substantially reduced our operating expenses and seek to leverage our platform for organic growth through greater consumer understanding, product innovation, marketing and merchandising, disciplined category expansion including broader product penetration and possible strategic transactions and continued cost realignment. To achieve these goals, we plan to continue to execute the following strategies:

Invest in Research, Marketing and Innovation

We believe that if office product suppliers develop new, innovative products that are appropriately marketed and address consumers’ needs, consumers will pay a premium relative to commodity products. We also believe that through product innovation and marketing, consumers will increasingly associate our strong brand names with product categories. Based on our research and understanding of consumer needs, we continually seek to design and develop new and innovative products and merchandising strategies that address those needs, which we believe is a key contributor to our success in the office products industry. Additionally, we seek to develop marketing that communicates the advantages of our products to consumers, which we believe will further drive consumer demand through the resulting product awareness. In addition to our own direct investment in research and development, we work collaboratively with select suppliers for certain products and leverage their research and development capabilities which we pay for in subsequent cost of goods purchased.

Penetrate Full Product Spectrum of Our Categories

We view office products as falling into a spectrum of categories (often characterized as “good,” “value,” “better” and “best”) which we believe require different strategic approaches and different levels of investment. “Better” and “best,” or premium categories (e.g., computer security or binding machines) are characterized by high brand equity, high customer loyalty, a reasonably high price gap between branded and non-branded products, and premium brand volume comprising a large percentage of the category. We have identified products within the premium categories that we feel we can competitively supply to the office products industry as a result of our commitment to innovation, customer service and brand appeal. We have a broad mix of premium products and plan to build upon our product offerings within these higher margin categories.

In contrast, “good,” “value” or private label categories (e.g., ring binders or storage boxes) are characterized by low brand equity, low customer loyalty, a small price gap between branded and non-branded products and value brands (including customers’ private label brands) comprising a large percentage of the category. Our participation in private label or value categories historically has been limited. However, we will increasingly look to leverage our low-cost operating model by supplying more private label volume for our customers in areas where we believe we have an economic advantage or where it is necessary to merchandise a complete category.

Opportunistically Pursue Strategic Transactions

We believe that the supply side of the office products industry will continue to consolidate. ACCO Brands is well-positioned with its portfolio of product categories and future combinations involving ACCO Brands and other industry players would be able to benefit from enhanced scale. We intend to actively pursue strategic acquisitions of selected businesses to strengthen our market share in existing product categories where we are geographically less strong and expand our market presence with new, complementary product categories. In addition, our shared operating expense platform makes it attractive to add new product categories in adjacent market segments and eliminate duplicative costs.

Additional Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Tower Parkway, Lincolnshire, Illinois 60069, and our telephone number at that address is (847) 541-9500. Our Internet address is www.accobrands.com. The contents of our website are not a part of this prospectus.

The Exchange Offer

On September 30, 2009, we completed the private offering of $460 million aggregate principal amount of our 10.625% Senior Secured Notes due 2015. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	10.625% Senior Secured Notes due 2015.

New Notes	Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer	We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $460 million aggregate principal amount of our old notes outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on May 14, 2010, unless extended.

Procedures for Tendering	To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes	The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information.

Resales of New Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

• you are not an “affiliate” of ours; and

• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See “The Exchange Offer — Resales of New Notes.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer — Fees and Expenses.”

Material U.S. Federal Income Tax Considerations

The exchange of old notes for new notes (with terms substantially identical to the terms of old notes for which they are exchanged) pursuant to the exchange offer will not be a material modification of the terms of the notes and thus will not constitute a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Risk Factors

You should carefully consider the matters set forth under “Risk Factors” before you decide to tender your old notes pursuant to the exchange offer.

The New Notes

Issuer	ACCO Brands Corporation.

Notes Offered	$460,000,000 aggregate principal amount of 10.625% senior secured notes due 2015.

Maturity Date	March 15, 2015.

Interest	The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.

Guarantees	The obligations under the new notes will be fully and unconditionally guaranteed, jointly and severally, by all of ACCO Brands’ current and future (direct or indirect) domestic subsidiaries, with certain exceptions. See “Description of New Notes — Brief Description of the Notes and the Note Guarantees — The Note Guarantees.” The guarantees will be the senior secured obligations of the guarantors.

Not all of ACCO Brands’ subsidiaries will guarantee the new notes even though most of ACCO Brands’ subsidiaries guarantee some or all of the indebtedness incurred under our new asset-based revolving credit facility. These non-guarantor subsidiaries generated approximately 51% of our unaffiliated net sales in the 52-week period ended December 31, 2009. The new notes and the guarantees will be structurally subordinated to indebtedness and other liabilities of the non-guarantor subsidiaries, including indebtedness incurred under our new asset-based revolving credit facility.

Collateral	The new notes and the guarantees will be secured on a first-priority basis (subject to certain permitted prior liens), together with any other Priority Lien Obligations (as such term is defined in “Description of New Notes — Certain Definitions”), equally and ratably by security interests granted to the collateral trustee in all new notes collateral from time to time owned by ACCO Brands or the guarantors.

The new notes collateral will comprise substantially all of ACCO Brands’ and the guarantors’ tangible and intangible assets (including a pledge of the equity interests of each domestic subsidiary and up to sixty-five percent of the equity interests of certain foreign subsidiaries owned directly by ACCO Brands and certain guarantors), other than the ABL Collateral (as such term is defined in “Description of New Notes — Certain Definitions”) and certain excluded assets. The collateral trustee will hold senior liens on the new notes collateral in trust for the benefit of the holders of new notes and the holders of any other Priority Lien Obligations. See “Description of New Notes — Security.”

The new notes and the guarantees will also be secured on a second-priority basis (subject to certain permitted prior liens) by security interests granted to the collateral trustee in all ABL Collateral from time to time owned by the Company or the guarantors.

The ABL Collateral comprises substantially all of the Company’s and the guarantors’ accounts receivable, inventory, deposit accounts, commodity accounts, securities accounts and proceeds and products of the foregoing and certain assets related thereto, other than excluded assets and proceeds from any sale of new notes collateral. The collateral trustee will hold junior liens on the ABL Collateral in trust for the benefit of the holders of new notes. See “Description of New Notes — Security.”

Assets held by non-guarantor subsidiaries, including ACCO Brands’ current and future (direct and indirect) foreign subsidiaries will not be part of the collateral securing the new notes.

Ranking	The new notes will be the Company’s general senior secured obligations, ranking pari passu in right of payment with all of the Company’s existing and future indebtedness that is not subordinated and senior in right of payment to all of the Company’s existing and future subordinated indebtedness, including our existing senior subordinated notes.

The new notes will be effectively junior to our new asset-based revolving credit facility to the extent of the value of the ABL Collateral, which collateral will secure that credit facility on a senior basis.

The new notes will be effectively senior to our new asset-based revolving credit facility to the extent of the value of the new notes collateral.

The new notes will be structurally subordinated to any existing and future indebtedness of any non-guarantor subsidiary, including indebtedness under our new asset-based revolving credit facility. These non-guarantor subsidiaries had $4.2 million of indebtedness, including guarantees, as of December 31, 2009, substantially all of which indebtedness was incurred under our new asset-based revolving credit facility.

The guarantees will be general senior secured obligations of the guarantors, ranking pari passu in right of payment with all existing and future indebtedness of each guarantor that is not subordinated and senior in right of payment to any existing and future subordinated indebtedness of each guarantor, including such guarantor’s guarantee of our existing senior subordinated notes.

The guarantees will be effectively junior to our new asset-based revolving credit facility to the extent of the value of the ABL Collateral held by a guarantor, which secure the new asset-based revolving credit facility on a senior basis.

The guarantees will be effectively senior to our new asset-based revolving credit facility to the extent of the value of the new notes collateral held by a guarantor.

Collateral Trust Agreement	The Company and the guarantors entered into a collateral trust agreement with the collateral trustee and the trustee under the indenture governing the new notes. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens upon the collateral. See “Description of New Notes — The Collateral Trust Agreement.”

Intercreditor Agreement	The collateral trustee under the collateral trust agreement entered into an intercreditor agreement with the Company, the guarantors and Deutsche Bank AG New York Branch, as collateral agent under our new asset-based revolving credit facility, that governs the relationship of noteholders and the lenders under our new asset-based revolving credit facility. See “Description of New Notes — The Intercreditor Agreement.”

Sharing of Liens and Collateral	The Company and the guarantors may issue additional senior secured indebtedness under the indenture governing the new notes. The liens securing the new notes may also secure, together on an equal and ratable basis with the new notes, other Priority Lien Debt (as such term is defined in “Description of New Notes — Certain Definitions”) permitted to be incurred by the Company under the indenture governing the new notes, including additional notes of the same class under the indenture governing the new notes. The Company and the guarantors may also grant additional liens on the collateral securing the new notes on a subordinated basis to secure Subordinated Lien Debt (as such term is defined in “Description of New Notes — Certain Definitions”) permitted to be incurred under the indenture governing the new notes.

Mandatory Redemption	None.

Optional Redemption	On or after September 15, 2012, the Company may redeem all or a part of the new notes at the redemption prices set forth under “Description of New Notes — Optional Redemption,” plus accrued and unpaid interest, to the applicable redemption date.

On or prior to September 15, 2012, the Company may also redeem up to 35% of the aggregate principal amount of new notes, using the proceeds of certain qualified equity offerings at a redemption price of 110.625% of the principal amount thereof, plus accrued and unpaid interest, to the applicable redemption date. See “Description of New Notes — Optional Redemption.”

Change of Control Offer	If we experience certain change of control events, the Company must offer to repurchase the new notes at a repurchase price equal to 101% of the principal amount of the new notes repurchased, plus accrued and unpaid interest, to the applicable repurchase date. See “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances, the Company must offer to repurchase the new notes and all other Priority Lien Debt at a repurchase price equal to 100% of the principal amount of the new notes repurchased or the Priority Lien Debt repurchased, as the case may be, plus accrued and unpaid interest, to the applicable repurchase date. See “Description of New Notes — Certain Covenants — Asset Sales.”

Original Issue Discount	The old notes were issued with original issue discount for U.S. federal income tax purposes. Therefore, in addition to the stated interest on the notes, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Restrictive Covenants	The new notes will be issued under the same indenture under which the old notes were issued. This indenture contains covenants that, among other things, restrict ACCO Brands’ ability and the ability of ACCO Brands’ restricted subsidiaries to:

• incur additional indebtedness or issue disqualified stock or, in the case of ACCO Brands’ restricted subsidiaries, preferred stock;

• create liens;

• pay dividends, make certain investments or make other restricted payments;

• sell assets;

• enter into transactions with affiliates; and

• allow limitations on any restricted subsidiary’s ability to pay dividends, loans, or assets to ACCO Brands or other restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of New Notes — Certain Covenants.”

No Established Trading Market	The new notes are a new issue of securities with no established trading market. The new notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the new notes will develop. If an active or liquid trading market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected.

Form and Denominations	The new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the new notes through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems or indirectly through organizations that are participants in those systems.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus, before exchanging your old notes for new notes pursuant to this prospectus. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Indebtedness

Our substantial indebtedness may adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt, prevent us from meeting our obligations under our indebtedness and otherwise adversely affect our results of operations and financial condition.

As of December 31, 2009, we had $725.8 million of outstanding debt. This indebtedness could have negative consequences to us, such as:

•	making it more difficult for us to satisfy our obligations with respect to indebtedness;

•	requiring us to dedicate a substantial portion of our cash flow from operating activities to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, potential strategic acquisitions and other general corporate purposes;

•	limiting our ability to obtain additional financing to fund growth, working capital or capital expenditures, or to fulfill debt service requirements or other cash requirements;

•	increasing our vulnerability to economic downturns and changing market conditions;

•	limiting our operational flexibility due to the covenants contained in our debt agreements;

•	placing us at a competitive disadvantage relative to competitors that have less debt;

•	to the extent that our debt is subject to floating interest rates, increasing our vulnerability to fluctuations in market interest rates; and

•	limiting our ability to buy back our stock or pay cash dividends.

The agreements governing our indebtedness contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to meet our expense and debt service obligations will depend on our future performance, which will be affected by financial, business, economic and other factors, including potential changes in customer preferences, the success of product and marketing innovation and pressure from competitors. If the sales decline we suffered in 2008 and 2009 continues or accelerates, we may not be able to generate sufficient cash flow to pay our debt service obligations when due. If we are unable to meet our debt service obligations, we may be required to refinance all or part of our existing debt (potentially on unfavorable terms), sell important strategic assets at unfavorable prices or borrow more money. We may not be able to, at any given time, refinance our debt, sell assets or borrow more money on terms acceptable to us or at all.

Our failure to comply with certain restrictive debt covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Certain covenants we have made in connection with our existing borrowings restrict our ability to, among other things, incur additional indebtedness, incur certain liens on our assets, issue preferred stock or certain disqualified stock, pay dividends on capital stock, make other restricted payments, including investments, sell our assets, and enter into consolidations or mergers or other transactions with affiliates. Our asset-based revolving credit facility also requires us to maintain specified financial ratios under certain conditions and satisfy financial condition tests. Our ability to meet those financial ratios and tests and otherwise comply with our financial covenants may be affected by events beyond our control, and we may not be able to continue to meet those ratios, tests and covenants. Our ability to generate sufficient cash from operations to meet our debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. A breach of any of these covenants, ratios, tests or restrictions, as applicable, or any inability to pay interest on, or principal of, our outstanding debt as it becomes due could result in an event of default under any of the agreements governing any of our debt obligations, in which case our lenders could elect to declare all amounts outstanding to be immediately due and payable. If the lenders accelerate the payment of any of our indebtedness, our assets may not be sufficient to repay in full such indebtedness and any other indebtedness that would become due as a result of such acceleration and, if we were unable to obtain replacement financing or any such replacement financing was on terms that were less favorable than the indebtedness being replaced, our liquidity and results of operations would be materially and adversely affected. See also “— Risks Relating to the New Notes — If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.”

We require a significant amount of cash to service our debt. Our ability to meet our cash requirements and service our debt will be impacted by many factors that are outside our control, including the current global recession and restricted credit markets.

Our future operating performance is dependent on many factors, some of which are beyond our control, including prevailing economic, financial and industry conditions. Sales of our products have recently declined in part due to the current global recession and restricted credit markets, which have adversely impacted our customers’ commercial spending. Any increase in the sales of our products is primarily dependent on recovery and growth in the commercial, business-to-business sector of the economy. If global economic conditions continue to adversely impact commercial spending, our sales could continue to decline or become increasingly concentrated in lower margin products, and our business, financial condition, results of operations and/or cash flows could be materially adversely affected.

The impact of the current global recession and restricted credit markets on our suppliers and customers is also unpredictable and may create additional risks for us, both directly and indirectly. The inability of suppliers to access financing or the insolvency of one or more of our suppliers could lead to disruptions in our supply chain, which could adversely impact our sales and/or increase our costs. Our suppliers may require us to pay cash in advance or obtain letters of credit for their benefit as a condition to selling us their products and services. A number of retailers have recently sought bankruptcy protection. If one or more of our principal customers were to file for bankruptcy, our sales could be adversely impacted and our ability to collect outstanding accounts receivable from any such customer could be limited. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and/or cash flows.

Our operating performance and ability to comply with covenants under our borrowing arrangements are dependent on our continued ability to access funds under our credit and loan agreements, including under our new asset-backed revolving credit facility, and from cash on hand, maintain sales volumes, drive profitable growth, realize cost savings and generate cash from operations. The financial institutions that fund our new asset-based revolving credit facility are also being impacted by the volatility in the credit markets, and if one or more of them cannot fulfill our revolving credit requests, our operations may be adversely impacted. If our revolving credit is unavailable due to a lender not being able to fund requested amounts, or because we have not maintained compliance with our covenants, or we do not meet our costs, sales or growth initiatives within the time frame we expect, our cash flow could be materially adversely impacted. A material decrease in our cash flow could cause us to fail to meet covenants under our credit and loan agreements. A default under our credit or loan agreements could restrict or terminate our access to borrowings and materially impair our ability to meet our obligations as they come due. If we do not comply with any of our covenants and thereafter we do not obtain a waiver or amendment that otherwise addresses that non-compliance, our lenders may accelerate payment of all amounts outstanding under the affected borrowing arrangements, which amounts would immediately become due and payable, together with accrued interest. Such an acceleration would cause a default under the indentures governing the notes and the existing senior subordinated notes and other agreements that provide us with access to funding. Any one or more defaults, or our inability to generate sufficient cash flow from our operations in the future to service our indebtedness and meet our other needs, may require us to refinance all or a portion of our existing indebtedness or obtain additional financing or reduce expenditures that we deem necessary to our business. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to noteholders.

During the third quarter of 2009, the Company completed a series of transactions to refinance its indebtedness. These transactions resulted in both an increased amount of indebtedness as well as an increase to the weighted average interest rate on our indebtedness. As such, these transactions will increase the cost of servicing our debt, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Restrictive covenants in the indentures governing the notes and our existing senior subordinated notes and the agreement that governs our new asset-based revolving credit facility may restrict our ability to pursue our business strategies.

The indentures governing the notes and our existing senior subordinated notes and the agreement governing our new asset-based revolving credit facility limit our ability, and the ability of our restricted subsidiaries, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or their assets;

•	enter into transactions with our affiliates;

•	designate subsidiaries as unrestricted subsidiaries; and

•	create or incur liens.

In addition, under our new asset-based revolving credit facility, we are required to maintain compliance with certain financial covenants. A breach of any of these restrictive or maintenance covenants could result in an event of default under the indentures governing the notes and our existing senior subordinated notes and the agreement governing our new asset-based revolving credit facility. If an event of default occurs, the holders of the notes and our existing senior subordinated notes and the lenders under our new asset-based revolving credit facility may elect to declare all notes outstanding or borrowings, as applicable, together with accrued interest and other fees, to be immediately due and payable. The lenders under our new asset-based revolving credit facility would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay our indebtedness when due or declared due, the lenders under our new asset-based revolving credit facility and, in certain cases, the holders of notes will also have the right to proceed against the collateral, including our available cash, granted to the collateral agent and the collateral trustee on their behalf to secure the indebtedness. If the indebtedness under our new asset-based revolving credit facility, the notes and our other indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full our secured indebtedness, including the notes, and we could be forced into bankruptcy or liquidation.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of our existing indebtedness do not prohibit us or our subsidiaries from doing so, within certain limits. Based on our borrowing base as of December 31, 2009, our revolving credit facility permitted borrowing of up to an additional $156.4 million. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Failure to maintain our credit ratings could limit our access to the capital markets, adversely affect the cost and terms upon which we are able to obtain additional financing and negatively impact our business.

Although we believe existing cash, funds generated by operations and amounts available under our new asset-based revolving credit facility will collectively provide adequate resources to fund our ongoing operating requirements, we may be required to seek additional financing to compete effectively in our market. In light of the current difficulties in the financial markets, there can be no assurance that we will be able to maintain our credit ratings. We have experienced downgrades in the past and may experience further downgrades. Failure to maintain these credit ratings could, among other things, limit our access to the capital markets and adversely affect the cost and terms upon which we are able to obtain additional financing, including any financing from our suppliers, which could negatively impact our business.

A credit rating is not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each credit rating should be evaluated independently of any other credit rating.

Risks Related to Our Business

Our business, operating results, cash flows and financial condition are subject to various risks and uncertainties, including, without limitation, those set forth below, any of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Sales of our products may be adversely affected by issues that affect business, commercial and consumer spending decisions during periods of economic downturn.

The majority of our products are used by businesses, whose purchasing power is influenced by general economic conditions. With respect to our office products, because we have typically targeted the higher-margin, premium-end of the product categories in which we compete, sales of our products have been very sensitive to deteriorating U.S. and global economic conditions, particularly in categories where we compete against private label or generic products that generally are sold at lower prices. The adverse effects of a sustained U.S. or international economic downturn as we have experienced in 2008 and 2009, including sustained periods of decreased consumer and business spending, high unemployment levels, or declining consumer or business confidence, along with continued volatility and disruption in the credit and capital markets, have and are likely to continue to result in reduced demand for our products. We believe that consumer and commercial end-users choose our products based on the status of our brands and the perception that our products have added value and a reputation for reliability, ease-of-use, performance and professional appearance than less expensive alternatives. However, in economic downturns, businesses and consumers may seek or be forced to purchase more lower-cost private label or other economy brands, or to forego certain purchases altogether. To the extent this trend continues to occur, we may experience a further reduction in sales volume, particularly with respect to our higher margin products. If our operating costs and expenses are not likewise reduced with a reduction in sales, it could contribute to further operating losses.

Our business is dependent on a limited number of customers, and a substantial reduction in sales to these customers could significantly impact our operating results.

The office products industry is concentrated in a small number of major customers, principally office products superstores (which combine contract stationers, retail and mail order), office products resellers and mass merchandisers. A relatively limited number of customers account for a large percentage of our total net sales. Our top ten customers accounted for 49% of our net sales for the fiscal year ended December 31, 2009. Sales to Staples and Office Depot, Inc. and subsidiaries during the same period amounted to approximately 13% and 11%, respectively, of our 2009 net sales. The loss of, or a significant reduction in, business from one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations. A concentrated customer base also exposes us to increased concentration of customer credit risk.

A bankruptcy of one or more of the Company’s major customers could have a material adverse effect on our financial condition and results of operations.

In 2008 and in early 2009 several consumer products retailers sought protection under various bankruptcy laws. Were any of the Company’s major customers to make a bankruptcy filing, the Company could be adversely impacted. The nature of that impact could be not only a reduction in future sales, but also a loss associated with the potential inability to collect any outstanding accounts receivable from any such customer. Such a result could negatively impact our financial results and cash flows and ability to remain in compliance with our loan covenants.

Our pension costs could substantially increase as a result of volatility in the equity markets or interest rates.

The difference between plan obligations and assets, or the funded status of our defined benefit pension plans, is a significant factor in determining the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Changes in interest rates and the market value of plan assets can impact the funded status of these plans and cause volatility in the net periodic benefit cost and future funding requirements of these plans. The exact amount of cash contributions made to pension plans in any year is dependent upon a number of factors, and a significant increase in our pension funding requirements could have a negative impact on our cash flow. Investment returns on pension plan assets, which were negative in 2008, had a significant impact on our financial position, particularly our stockholders’ equity.

Impairment charges could have a material adverse effect on our financial results.

During 2008, we recorded $274.4 million of goodwill and asset impairment charges, which adversely affected that year’s financial results. Future events may occur that may also adversely affect the reported value of our assets and require impairment charges, which could further adversely affect our financial results. Such events may include, but are not limited to, a sustained decline in our stock price, strategic decisions made in response to changes in economic and competitive conditions, the impact of the economic environment on our customer base or a material adverse change in our relationship with significant customers.

Our industry is subject to further consolidation, and further consolidation of our customers could cause a reduction to our margins and sales.

While the office products industry already has a concentrated reseller base, if current trends continue, these resellers, our customers, are likely to consolidate further. Customer consolidation is likely to result in pricing pressures to which we are subject, leading to downward pressure on our margins and profits. Additionally, consolidation among customers can result in decreased inventory levels maintained by these customers, which can negatively impact our sales during the transition period for any such consolidation. Further, there can be no assurance that consolidating customers would leverage our international scope and distribution capabilities by concentrating their purchasing activity with us.

If we do not compete successfully in the competitive office products industry, our business and revenues may be adversely affected.

Our products and services are sold in highly competitive markets. We believe that the principal points of competition in these markets are product innovation, quality, price, merchandising, design and engineering capabilities, product development, timeliness and completeness of delivery, conformity to customer specifications and post-sale support. Competitive conditions may require us to significantly discount prices in order to retain business or market share. We believe that our competitive position will depend on continued investment in innovation and product development, manufacturing and sourcing, quality standards, marketing and customer service and support. Our success will depend in part on our ability to anticipate and offer products that appeal to the changing needs and preferences of our customers in the various market categories in which we compete. We may not have sufficient resources to make the investments that may be necessary to anticipate those changing needs and we may not anticipate, identify, develop and market products successfully or otherwise be successful in maintaining our competitive position. There are no significant barriers to entry into the markets for most of our products and services. We also face increasing competition from our own customers’ private label and direct sourcing initiatives.

Our business is subject to risks associated with seasonality, which could adversely affect our cash flow, financial condition or results of operations.

Our business, as it concerns both historical sales and profit, has experienced higher sales volume in the third and fourth quarters of the calendar year. Two principal factors have contributed to this seasonality: the office products industry’s customers and our product line. We are major suppliers of products related to the “back-to-school” season, which occurs principally during the months of June, July, August and September for our North American business and December and January for our Australian business, and our product line includes several products that lend themselves to calendar year-end purchase timing. If either of these typical seasonal increases in sales of certain portions of our product line does not materialize, we could experience a material adverse effect on our business, financial condition and results of operations.

The raw materials and labor costs we incur are subject to price increases that could adversely affect our profitability.

The primary materials used in the manufacturing of many of our products are resin, plastics, polyester and polypropylene substrates, paper, steel, wood, aluminum, melamine, zinc and cork. In general, our gross profit may be affected from time to time by fluctuations in the prices of these materials because our customers require advance notice and negotiation to pass through raw material price increases, giving rise to a delay before cost increases can be passed to our customers. We attempt to reduce our exposure to increases in these costs through a variety of measures, including periodic purchases, future delivery contracts and longer-term price contracts together with holding our own inventory; however, these measures may not always be effective. Inflationary and other increases in costs of materials and labor have occurred in the past and may recur, and raw materials may not continue to be available in adequate supply in the future. Shortages in the supply of any of the raw materials we use in our products and other factors, such as inflation, could result in price increases that could have a material adverse effect on our financial condition or results of operations.

We are subject to supplier credit and order fulfillment risk.

We purchase products for resale under credit arrangements with our vendors. In weak global markets, vendors may seek credit insurance to protect against non-payment of amounts due to them. If we continue to experience declining operating performance, and if we experience severe liquidity challenges, vendors may demand that we accelerate our payment for their products. Also, credit insurers may curtail or eliminate coverage to the vendors. If vendors begin to demand accelerated payment of amounts due to them or if they begin to require advance payments or letters of credit before goods are shipped to us, these demands could have a significant adverse impact on our operating cash flow and result in a severe drain on our liquidity. In addition, if our vendors are unable to access liquidity or become insolvent, they could be unable to supply us with product. Also, some of our vendors are dependent upon other industries for raw materials and other products and services necessary to produce and provide the products they supply to us. Any adverse impacts to those industries, as a result of the economic slowdown or credit crisis, could have a ripple effect on these vendors, which could adversely impact their ability to supply us at levels we consider necessary or appropriate for our business, or at all. Any such disruptions could negatively impact our ability to deliver products and services to our customers, which in turn could have an adverse impact on our business, operating results, financial condition or cash flow.

Risks associated with our foreign operations could harm our business.

Approximately 51% of our net sales for the fiscal year ended December 31, 2009 were from foreign sales. Our foreign operations may be significantly affected by economic, political and governmental conditions in the countries where our products are manufactured, distributed, or sold. Additionally, while the recent relative volatility of the U.S. dollar to other currencies has impacted our businesses’ sales, profitability and cash flows as the results of non-U.S. operations have decreased when reported in U.S. dollars, we cannot predict the rate at which the U.S. dollar will trade against other currencies in the future. If the U.S. dollar were to substantially strengthen, making the dollar significantly more valuable relative to other currencies in the global market, such an increase could harm our ability to compete, and therefore, materially and adversely affect our financial condition and our results of operations. More specifically, a significant portion of the products we sell are sourced from China and other Southeast Asian countries and are paid for in U.S. dollars. Thus, movements of their local currency to the U.S. dollar have the same impacts as raw material price changes in addition to the currency translation impact noted above.

Risks associated with outsourcing the production of certain of our products could harm our business.

Historically, we have outsourced certain manufacturing functions to third-party service providers in China and other countries. Outsourcing generates a number of risks, including decreased control over the manufacturing process potentially leading to production delays or interruptions, inferior product quality control and misappropriation of trade secrets. In addition, performance problems by these third-party service providers could result in cost overruns, delayed deliveries, shortages, quality issues or other problems, which could result in significant customer dissatisfaction and could materially and adversely affect our business, financial condition and results of operations.

If one or more of these third-party service providers becomes insolvent or unable or unwilling to continue to provide services of acceptable quality, at acceptable costs, in a timely manner or any combination thereof, our ability to deliver our products to our customers could be severely impaired. Furthermore, the need to identify and qualify substitute service providers or increase our internal capacity could result in unforeseen operational problems and additional costs. Substitute service providers might not be available or, if available, might be unwilling or unable to offer services on acceptable terms. Moreover, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers, or others, on commercially reasonable terms, if at all.

This dependence on outsourcing also exposes our cost of goods sold to cost fluctuations associated with foreign exchange currency movements, notably a change in the relative values of the Chinese yuan and the U.S. dollar.

We depend on GMP Co. Ltd. to supply many of the laminating machines we distribute, and any inability of GMP Co. Ltd. to perform its obligations could harm our business.

We rely on GMP Co. Ltd., in which we hold a minority equity interest, as our sole supplier of many of the laminating machines we distribute. GMP may not be able to continue to perform any or all of its obligations to us. GMP’s equipment manufacturing facility is located in the Republic of Korea, and its ability to supply us with laminating machines may be affected by Korean and other regional or worldwide economic, political or governmental conditions. Additionally, GMP has a highly leveraged capital structure and its ability to continue to obtain financing is required to ensure the orderly continuation of its operations. If GMP became incapable of supplying us with adequate equipment, and if we could not locate a suitable alternative supplier in a timely manner or at all, and negotiate favorable terms with such supplier, it would have a material adverse effect on our business.

Any inability to secure, protect and maintain rights to intellectual property could harm our business.

We own and license many patents, trademarks, brand names and trade names that are, in the aggregate, important to our business. The loss of any individual patent or license may not be material to us taken as a whole, but the loss of a number of patents or licenses that represent principal portions of our business, or expenses related to defending or maintaining the patents or licenses, could have a material adverse effect on our business.

We may become involved in intellectual property claims being asserted against us or that could cause us to incur substantial costs, divert the efforts of our management, and require us to pay substantial damages or require us to obtain a license, which might not be available on reasonable terms, if at all. We could also incur substantial costs to pursue legal actions relating to the unauthorized use by third parties of our intellectual property, which could have a material adverse effect on our business, results of operation or financial condition. If our brands become diluted, if our patents are infringed or if our competitors introduce brands and products that cause confusion with our brands in the marketplace, the value that our consumers associate with our brands may become diminished, which could negatively impact our sales. If third parties assert claims against our intellectual property rights and we are not able to successfully resolve those claims, or our intellectual property becomes invalidated, we could lose our ability to use the technology, brand names or other intellectual property that were the subject of those claims, which, if such intellectual property is material to the operation of our business or our financial results, could have a material adverse effect on our business, financial condition and results from operations.

Certain of our patents covering products in the computer security category begin to expire in January 2012. We recognized approximately $4.6 million, $7.6 million and $7.4 million in royalty revenue from these patents in the years ended December 31, 2009, 2008 and 2007, respectively. Once these patents expire and should we not create new proprietary intellectual property, competitors may be able to legally utilize our technology and competition could increase, resulting in the Company realizing lower gross margin from the loss of royalty receipts and possibly lower gross margin for certain of our products. There can be no assurance that the royalty income we currently receive pursuant to license agreements covering the patents that will expire can be replaced, that, prior to expiration of the patents, we will create new proprietary intellectual property in the computer security product category, or that we will not experience a decline in gross profit margin on related products if new proprietary intellectual property is not developed.

Our success depends on our ability to attract and retain qualified personnel.

Our success will depend on our ability to attract and retain qualified personnel, including executive officers and other key management personnel. We may not be able to attract and retain qualified management and other personnel necessary for the development, manufacture and sale of our products, and key employees may not remain with us in the future. As part of our cost reduction initiatives, we temporarily suspended the 401(k) employer matching contributions and froze the accrual of benefits under our pension plan, which will adversely affect our key employees. These actions could result in an inability for us to retain some of our key employees. If we do not retain our key employees, we may experience substantial disruption in our businesses. The loss of key management personnel or other key employees or our potential inability to attract such personnel may adversely affect our ability to manage our overall operations and successfully implement our business strategy.

We are subject to global environmental regulation and environmental risks.

We and our operations, both in the United States and abroad, are subject to national, state, provincial and/or local environmental laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, certain materials and waste. These environmental laws and regulations also impose liability for the costs of investigating and cleaning up sites, and certain damages resulting from present and past spills, disposals, or other releases of hazardous substances or materials. Environmental laws and regulations can be complex and may change often. Capital and operating expenses required to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties. In addition, environmental laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, in the United States impose liability on several grounds for the investigation and cleanup of contaminated soil, ground water and buildings and for damages to natural resources at a wide range of properties. For example, contamination at properties formerly owned or operated by us, as well as at properties we will own and operate, and properties to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or results of operations.

Product liability claims or regulatory actions could adversely affect our financial results or harm our reputation or the value of our end-user brands.

Claims for losses or injuries purportedly caused by some of our products arise in the ordinary course of our business. In addition to the risk of substantial monetary judgments, product liability claims or regulatory actions could result in negative publicity that could harm our reputation in the marketplace or the value of our end-user brands. We also could be required to recall and possibly discontinue the sale of possible defective or unsafe products, which could result in adverse publicity and significant expenses. Although we maintain product liability insurance coverage, potential product liability claims are subject to a self-insured deductible or could be excluded under the terms of the policy.

Risks Relating to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-Dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker- dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Relating to the New Notes

The new notes will be secured only to the extent of the value of the assets that have been granted as security interests for the new notes, but the value of such collateral may not be sufficient to satisfy all our obligations under the new notes and the related guarantees.

Obligations under the notes and the related guarantees are secured by a first-priority lien on substantially all of our and our guarantors’ present and future assets (other than the ABL Collateral), including equipment, certain owned and leased real property interests, trade names and certain other intellectual property, certain intercompany receivables and all present and future shares of capital stock or other equity interests of our and each guarantor’s directly owned domestic subsidiaries and up to 65% of the present and future shares of capital stock or other equity interests of certain of our and the guarantors’ directly owned foreign subsidiaries, in each case subject to certain exceptions and customary permitted liens. The guarantors of our notes are limited to our direct and indirect domestic subsidiaries. Obligations under the notes and the related guarantees are also secured by a second-priority lien on the ABL Collateral. The obligations under our new asset-based revolving credit facility are secured by a first-priority lien on the ABL Collateral and, in the case of obligations under our new asset-based revolving credit facility incurred by any of our foreign subsidiaries, by certain assets of our foreign subsidiaries, and by a second-priority lien on the collateral securing the notes and the related guarantees.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes and the related guarantees could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. This is particularly the case for collateral secured by the second-priority liens discussed above. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. In addition, with respect to certain of our owned and leased real property, we have not obtained title insurance, surveys or legal opinions with respect to the mortgages securing the notes. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral trustee to foreclose on the collateral. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our and the guarantors’ other unsecured unsubordinated indebtedness and other obligations, including trade payables, and will be structurally subordinated to the indebtedness of our non-guarantor subsidiaries.

With respect to some of the collateral, the collateral trustee’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the benefits of the security interests in the collateral or any recovery with respect to the sale of such collateral. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value realized on the collateral may, without the appropriate consents and filings, be limited. See “— Risks Relating to the New Notes — The rights of holders of notes to the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.”

Other secured indebtedness, including indebtedness under our new asset-based revolving credit facility secured by the ABL Collateral, will be senior to the notes to the extent of the value of the collateral securing such indebtedness on a first-priority basis.

Obligations under our new asset-based revolving credit facility are secured by a first-priority lien on the ABL Collateral and, in the case of obligations under our new asset-based revolving credit facility incurred by any of our foreign subsidiaries, by certain assets of our foreign subsidiaries, and by a second-priority lien on the collateral securing the notes and related guarantees. The notes and the related guarantees are secured by a second-priority lien on the ABL Collateral owned by us and the guarantors. The notes are not secured by any lien on any assets owned by any of our foreign subsidiaries. Any rights to payment and claims by the holders of the notes are, therefore, effectively junior to any rights of payment or claims by our creditors under our new asset-based revolving credit facility with respect to distributions of such collateral. Only if our obligations under the new asset-based revolving credit facility are satisfied in full will the proceeds of the ABL Collateral be available, subject to other permitted prior liens, to satisfy obligations under the notes and guarantees. In addition, the indenture permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

The notes and the note guarantees are structurally subordinated to claims of creditors, including the lenders under our new asset-based revolving credit facility, of certain of our foreign subsidiaries as well as future non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of certain of our foreign subsidiaries whose capital stock or other equity interests are pledged as collateral for the benefit of the holders of notes, as well as subsidiaries that are not guarantors under the notes. Any right that we or the guarantors have to receive any assets of any of such foreign subsidiaries as well as such non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including the obligations of our foreign subsidiaries as borrowers and/or guarantors under our new asset-based revolving credit facility, trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any such foreign subsidiaries or other non-guarantor subsidiaries, such subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us for the benefit of holders of notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our other indebtedness that is not waived by the required lenders or requisite holders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our new asset-based revolving credit facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could, in certain circumstances, elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our new asset-based revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our new asset-based revolving credit facility or our other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We will in most cases have control over the collateral securing the notes and the related guarantees and the sale of particular assets by us could reduce the pool of assets constituting such collateral.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral (other than the ABL Collateral) securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939, or the “Trust Indenture Act,” if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the collateral trustee, conduct ordinary course activities with respect to collateral securing the notes and the related guarantees, such as selling, factoring, abandoning or otherwise disposing such collateral and making ordinary course cash payments (including repayments of indebtedness). We cannot assure you that such actions we take will enhance, preserve or limit diminution in value of, the collateral securing the notes and the related guarantees.

The terms of the indenture and the intercreditor agreement permit, without the consent of holders of notes, various releases of the collateral securing the notes and the related guarantees that could be adverse to holders of notes.

The rights of holders of notes to the collateral securing the notes and the related guarantees are governed, and materially limited, by the intercreditor agreement. Pursuant to the terms of the intercreditor agreement, the lenders under our new asset-based revolving credit facility will, at all times prior to the termination of the new asset-based revolving credit facility, control all remedies or other actions related to the ABL Collateral securing our new asset-based revolving credit facility on a first-priority basis. Under such circumstances, the trustee and the collateral trustee on behalf of the holders of notes will not have the ability to control or direct such actions, even if the rights of the holders of notes are adversely affected. In addition, if the lenders under our new asset-based revolving credit facility release the liens on the ABL Collateral securing the obligations thereunder in connection with an enforcement action, then, under the terms of the indenture governing the notes, the holders of the notes will be deemed to have given approval for the release of the second-priority liens on such assets securing the notes and the related guarantees. All ABL Collateral securing our new asset-based revolving credit facility on a first-priority basis that is used, sold, transferred or otherwise disposed of in accordance with the terms of the new asset-based revolving credit facility will automatically be released from the second-priority liens securing the notes.

Additionally, the indenture and the security documents for the notes provide that the liens securing the notes and the related guarantees on any item of collateral will be automatically released under certain circumstances, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture will also permit us in certain cases to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Pursuant to the indenture, we designated Swingline, Inc. and Polyblend Corporation as unrestricted subsidiaries prior to the dissolution of such subsidiaries. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes and the related guarantees to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

The imposition or retention of certain permitted liens will cause the assets on which such liens are imposed to be unavailable as collateral (or unavailable as collateral for the exclusive benefit of the notes) to secure the notes and the guarantees to the extent of the assets secured by such permitted liens. There are certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of certain third parties to secure existing or additional debt, including, among other things, purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically unavailable as collateral (or unavailable as collateral for the exclusive benefit of the notes) to secure the notes and the guarantees to the extent of the assets secured by such permitted liens. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of New Notes — Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include, among other things:

•	the assets of our non-guarantor subsidiaries;

•	voting equity interests of certain foreign subsidiaries exceeding, and only to the extent such interests exceed, 65% of the total equity interests of such foreign subsidiary held directly by the Company or any guarantor;

•	the equity interests of any foreign subsidiary other than (a) ACCO Mexicana S.A. de C.V., ACCO Brands Canada Inc. and ACCO Brands Europe Holding LP and (b) any foreign subsidiary directly owned by ACCO or any guarantor if the product of that foreign subsidiary’s EBITDA (as defined in the indenture) for the preceding fiscal year times 7.0 exceeds $42.5 million, in each case, subject to the preceding bullet;

•	certain properties that do not secure our new asset-based revolving credit facility;

•	substantially all leaseholds and motor vehicles; and

•	the proceeds from the sale of any of the foregoing.

See “Description of New Notes — Security.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The pledge of the capital stock or other equity interests of certain of our subsidiaries that secures the notes will automatically be released from the lien on such shares or interests and will no longer constitute collateral for so long as the pledge of such capital stock or other equity interests would require the filing of separate financial statements with the SEC for any such subsidiary.

The notes and the guarantees will be secured in part by a pledge of the stock or other equity interests of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to publicly file separate audited financial statements with the SEC. Therefore, the indenture and the collateral and security documents provide that any capital stock or other equity interests of any of our subsidiaries (other than ACCO Brands Europe Holding LP, as described below) will be excluded from the collateral for so long as the pledge of such capital stock or other equity interests to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act (as in effect from time to time).

As a result, holders of the notes could lose a portion of the security interest held by the collateral trustee on their behalf in the capital stock or other equity interests of those subsidiaries during such period. It may be more difficult, costly and time consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other equity interests, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other equity interests of such subsidiary. See “Description of New Notes — Security.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to certain exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the collateral trustee for the notes and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral trustee to realize or foreclose on such collateral.

No appraisals of the collateral securing the notes on a first-priority basis have been prepared and no appraisals of the ABL Collateral securing the notes on a second-priority basis have been prepared other than appraisals of certain inventory and receivables. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes and the related guarantees could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

The security interest of the collateral trustee is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when and if required to facilitate a foreclosure on such assets. Accordingly, the collateral trustee may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired.

In addition, our business requires compliance with numerous federal, state and local license and permit requirements. Continued operation of our properties that serve as collateral for the notes will depend on the continued compliance with such license and permit requirements, and our business may be adversely affected if we fail to comply with these requirements, or changes in these requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly impaired.

The value of the collateral securing the notes and the related guarantees may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the Company or the guarantors, holders of notes will be entitled to post-petition interest under the U.S. Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of notes may be deemed to have an unsecured claim if the Company’s obligations under the notes equal or exceed the fair market value of the collateral securing the notes. Holders of notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are undercollateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of undercollateralization would be, among other things, a lack of entitlement on the part of noteholders to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of undercollateralization, such payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes. The value of the collateral trustee’s interest in the collateral may not equal or exceed the principal amount of the notes, and we cannot assure you that there will be sufficient collateral to satisfy our and the guarantors’ obligations under the notes.

Delivery of mortgages or other security interests in other collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain mortgages and security interests, including security interests in pledges, deposit accounts and after-acquired property, may not be in place by the issue date or may not be perfected on the issue date. To the extent any security interest in the collateral securing the notes will not be in place or perfected on or prior to the issue date, we will be required to have, or to use commercially reasonable efforts in order to have, such security interests in place and perfected, to the extent required by the indenture and the security documents, within a certain period of time following the issue date. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in other collateral delivered after the issue date of the notes would face a greater risk than security interests in place and perfected on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, holders of notes would lose the benefit of the mortgage or security interest.

State law may limit the ability of the collateral trustee, on behalf of the holders of the notes, to foreclose on real property and improvements included in the collateral.

The notes and related guarantees will be secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral trustee to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes and related guarantees. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The collateral trustee, acting on the noteholders’ behalf, also may be limited in its ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the collateral trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could result in the dilution or preemption of the noteholders’ security interest in the collateral and materially adversely affect the value of the noteholders’ security interest in such collateral.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

The rights of holders of notes to the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can be properly perfected and its priority retained only through certain actions undertaken by the secured party. The first-priority liens in all notes collateral from time to time owned by the Company or the guarantors and/or the second-priority liens in all ABL Collateral from time to time owned by the Company or the guarantors may not be perfected with respect to the notes and the guarantees if the collateral trustee has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the notes. The inability or failure of the collateral trustee to take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority of the security interest for the benefit of the holders of notes to which they would have been entitled as a result of such non-perfection.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The Company and the guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. We cannot assure you that the collateral trustee for the notes or the collateral agent under our new asset-based revolving credit facility will monitor, or that the Company or the guarantors will inform such collateral trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral trustee for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the guarantees against third parties.

The security interest of the collateral trustee will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral trustee will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral trustee may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired as a result.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral trustee repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the notes would hold a secured claim to the extent of the value of such collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case only to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. See also “— Risks Relating to the New Notes — The value of the collateral securing the notes and the related guarantees may not be sufficient to secure post-petition interest.”

The pledge of collateral to secure the notes might be voidable in bankruptcy.

The pledge of collateral in favor of the collateral trustee for the notes might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if we are insolvent at the time of the pledge, or if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

We may not be able to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, to the date of repurchase. In addition, if we sell assets under certain circumstances, we must offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest, to the applicable repurchase date. We also would be obligated to make a similar offer to repurchase our outstanding senior subordinated notes in the case of such a change of control event or asset sale and the obligations under our new asset-based revolving credit facility may also be accelerated in such circumstances. However, it is possible that we will not have sufficient funds at the time of the change of control event to make the required repurchases of notes and senior subordinated notes and to repay the obligations outstanding under our new asset-based revolving credit facility. In order to obtain sufficient funds to pay the purchase price of the outstanding notes and senior subordinated notes and to repay the obligations outstanding under our new asset-based revolving credit facility, we expect that we would have to refinance the notes, senior subordinated notes, and our new asset-based revolving credit facility. We cannot assure you that we would be able to refinance the notes, senior subordinated notes and our new asset-based revolving credit facility on reasonable terms, or at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture for the notes or the indenture for the senior subordinated notes, as applicable. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

The notes were issued with original issue discount for U.S. federal income tax purposes.

The old notes were issued with an original issue discount (“OID”) for U.S. federal income tax purposes. Consequently, the notes will be treated as issued with OID for U.S. federal income tax purposes, and U.S. holders, regardless of the method of accounting they use, will be required to include OID in gross income on a constant yield to maturity basis in advance of receipt of cash payment thereof. See “Material U.S. Federal Income Tax Consequences.”

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that had not accrued as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and require noteholders to return payments received from guarantors.

Our creditors and the creditors of the guarantors could challenge the note guarantees as fraudulent transfers or on other grounds. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of any guarantee of the notes and the grant of security by the applicable guarantor could be found to be a fraudulent transfer and declared void, or subordinated to all indebtedness and other liabilities of such guarantor, if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its note guarantee (1) delivered such note guarantee with the intent to hinder, delay or defraud its existing or future creditors or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of such guarantee and any one of the following three conditions apply:

•	the applicable guarantor was insolvent at the time it delivered the note guarantee or was rendered insolvent as a result of such transaction;

•	the applicable guarantor was engaged in a business or transaction, or was about to engage in a business or transaction, for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	the applicable guarantor intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

A court likely would find that a guarantor did not receive equivalent value or fair consideration for its note guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court declares any guarantee to be void, or if any guarantee must be limited or voided in accordance with its terms, any claim noteholders may make against us for amounts payable on the notes would, with respect to amounts claimed against the applicable guarantor, be unenforceable to the extent of any such limitation or voidance. Moreover, the court could order noteholders to return any payments previously made by the applicable guarantor. If the liens were voided, noteholders would not have the benefits of being a secured creditor against the applicable guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you what standard a court would apply in making these determinations or, regardless of the standard, that a court would not limit or void any of the guarantees.

If an active trading market does not develop for these notes, you may not be able to resell them.

There is no established public market for the notes. We do not intend to have the notes listed on a national securities exchange. The initial purchasers have advised us that they currently intend to make a market in the notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Noteholders may not be able to determine when a change of control giving rise to mandatory repurchase rights has occurred following a sale of “substantially all” of the Company’s and its restricted subsidiaries’ assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a noteholder to require us to repurchase notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of New Notes” and “Description of Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $460 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m. New York City time on May 14, 2010. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than May 17, 2010, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to U.S. Bank National Association, the exchange agent, at the address listed under the heading “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1. stating the name and address of the holder of old notes and the amount of old notes tendered;

2. stating that the tender is being made; and

3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “— Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York state authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “— Expiration, Extension and Amendment.”

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

US Bank National Association
Corporate Trust Services
Att: Bondholder Services — EP-MN-WS2N
60 Livingston Avenue
St Paul, MN 55107
Fax: 651-495-8158

Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Regulatory Approval

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for the old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of pre tax income from continuing operations (excluding equity in earnings of affiliates) plus fixed charges, and “fixed charges” consist of interest expense on all indebtedness, plus capitalized interest, plus amortization of deferred costs of financing and the interest component of lease rental expense. Earnings were inadequate to cover fixed charges by $243.7 million for the year ended December 31, 2008 and by $2.2 million for the year ended December 31, 2006.

	Year Ended December 31,
	2009		2008	2007		2006	2005

Ratio of earnings to fixed charges	1.1	x	—	1.6	x	—	3.5x

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms that govern the long term indebtedness outstanding after the completion of the exchange offer. This summary is not a complete description of all of the terms of the agreements.

New Asset-Based Revolving Credit Facility

Summary.  Contemporaneously with the issuance of the old notes, we entered into a senior secured revolving credit facility (the “new asset-based revolving credit facility”). The new asset-based revolving credit facility succeeded our former senior secured credit agreement, which was terminated in connection with the repayment of all borrowings outstanding thereunder out of the net proceeds from the offering of the old notes and a concurrent draw from the new asset-based revolving credit facility. The new asset-based revolving credit facility is a four-year $175.0 million asset-based multicurrency revolving credit facility, including a $40.0 million sublimit for letters of credit. Subject to certain terms and conditions, the facility may be increased by $50.0 million during its term to up to $225.0 million. We expect to use borrowings under the new asset-based revolving credit facility to refinance existing indebtedness, to issue standby or commercial letters of credit, and to finance ongoing working capital needs.

Security and Guarantees.  The new asset-based revolving credit facility is secured by a first-priority lien on the ABL Collateral and, in the case of obligations under the new asset-based revolving credit facility incurred by any of our foreign subsidiaries, by certain assets of our foreign subsidiaries and also supported by a second-priority lien on the collateral that secures our obligations under the notes and related guarantees on a first-priority basis. Our obligations under the new asset-based revolving credit facility are guaranteed by the same subsidiaries that issued guarantees in respect of the notes together with certain of our direct and indirect foreign subsidiaries.

Interest.  Borrowings under the revolver commitment bear interest at an annual rate of LIBOR rate (or foreign equivalent) plus 375.0 to 425.0 basis points (“bps”), depending on usage and subject to an annual LIBOR rate (or foreign equivalent) floor of 1.5%, or an established base rate plus 275.0 to 325.0 bps, depending on usage and subject to an annual base rate floor of 2.5%. The new asset-based revolving credit facility includes an unused line fee, payable quarterly in arrears, that is charged at an annual minimum rate of 50.0 bps to a maximum annual rate of 100.0 bps, depending on the amount of borrowings under the new asset-based revolving credit facility. We will pay a fee equal to the applicable LIBOR margin on the outstanding stated amount of standby and trade letters of credit as well as a facing fee as determined with each issuing lender for each standby letter of credit and trade letter of credit.

Certain Covenants and Events of Default.  Our new asset-based revolving credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets and property;

•	incur additional indebtedness;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	issue certain equity interests;

•	engage in mergers or consolidations;

•	enter into sale-and-leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	make capital expenditures;

•	form new subsidiaries;

•	enter into negative pledges;

•	designate any debt as senior debt (other than the new asset-based revolving credit facility and the notes offered hereby);

•	amend our organizational documents;

•	change our fiscal year or fiscal quarters

•	change the business conducted by us and our subsidiaries; and

•	enter into arrangements that restrict dividends from subsidiaries.

Our new asset-based revolving credit facility also contains certain customary affirmative covenants and events of default.

In addition, acquisitions; dividends and other distributions to, and redemptions and repurchases from, equity holders; and prepaying, redeeming or repurchasing debt is restricted; provided that such transactions will generally be permitted so long as:

•	there is no default or event of default existing immediately before or after the proposed transaction;

•	borrowing availability under the new asset-based revolving credit facility exceeds the greater of $40.0 million or 25.0% of the total commitments then outstanding on such date, after giving effect to all payments to be made in connection with the proposed transaction; and

•	we are in pro forma compliance with a minimum fixed charge coverage ratio established under the new asset-based revolving credit facility.

Senior Subordinated Notes

In conjunction with the spin-off of our predecessor, ACCO World, to the shareholders of Fortune Brands and the merger with GBC, on August 5, 2005, we issued $350.0 million of senior subordinated notes with a fixed interest rate of 7.625% due 2015, of which, approximately $271.3 million remain outstanding as of December 31, 2009. Interest is payable semi-annually every February 15 and August 15. We have made all scheduled interest payments to date. Our obligations under the senior subordinated notes are guaranteed by our existing direct and indirect domestic subsidiaries, subject to certain exceptions, and will be guaranteed by any of our future direct and indirect domestic subsidiaries, subject to certain exceptions. Under the indenture governing the senior subordinated notes, subject to exceptions, we must meet a minimum fixed charge coverage ratio to incur additional indebtedness. On or prior to August 15, 2010, we may redeem the senior subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus a “make-whole premium.” On or after August 15, 2010, we have the option to redeem the senior subordinated notes, in whole or in part, at a redemption price equal to a percentage of the principal amount thereof, plus accrued interest as follows:

Period	Redemption Price

For the twelve-month period beginning August 15, 2010	103.813%
For the twelve-month period beginning August 15, 2011	102.542%
For the twelve-month period beginning August 15, 2012	101.271%
August 15, 2013 and thereafter	100.000%

The senior subordinated notes provide that upon the occurrence of a change of control, as defined in the indenture governing the senior subordinated notes, the holders will have the option to require the redemption of the senior subordinated notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest. The indenture governing the senior subordinated notes contains various covenants applicable to us and our restricted subsidiaries which, subject to exceptions, prohibit, or limit, among other things:

•	changes of control;

•	asset sales;

•	the incurrence of additional indebtedness or issuance of disqualified stock or preferred stock;

•	the creation of additional liens;

•	dividend payments;

•	certain transactions with affiliates; and

•	certain other business activities.

From time to time, and in accordance with any applicable securities laws, we may enter the market to purchase or sell senior subordinated notes.

DESCRIPTION OF NEW NOTES

ACCO issued the old notes and will issue the new notes offered hereby under an indenture (the “Indenture”) among ACCO, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which is referred to in this prospectus as the “Trust Indenture Act.” As used herein, the term “Notes” refers to both the old notes and the new notes, unless the context otherwise requires.

You can find the definitions of certain terms used in this description under “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture, the Collateral Trust Agreement and/or the Intercreditor Agreement. In this description, references to “ACCO,” “we,” “us,” “our,” “the issuer” and the “Company” refer only to ACCO Brands Corporation and not to any of its subsidiaries.

The following description is a summary of the material provisions of the Indenture, the Collateral Trust Agreement and the Intercreditor Agreement. It does not restate any of those agreements in their entirety. We urge you to read the Indenture, the Collateral Trust Agreement and the Intercreditor Agreement because they, and not this description, define your rights as a holder of the Notes. Anyone who receives this prospectus may obtain a copy of the Indenture, the Collateral Trust Agreement and the Intercreditor Agreement upon request at our address set forth under “Incorporation of Certain Documents by Reference.”

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights as a holder under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes are:

•	general senior secured obligations of ACCO;

•	share, equally and ratably with all obligations of ACCO under any other Priority Lien Debt, in the benefits of the Liens held by the Collateral Trustee on all Notes Collateral from time to time owned by ACCO, which Liens are junior to all Permitted Prior Liens on the Notes Collateral and senior to the Liens on the Notes Collateral securing the ABL Debt Obligations and any current or future Subordinated Lien Obligations;

•	share, equally and ratably with all obligations of ACCO under any other Priority Lien Debt, in the benefits of the Liens held by the Collateral Trustee on the ABL Collateral, which Liens are junior to all Permitted Prior Liens on the ABL Collateral, including Liens securing the ABL Debt Obligations, and, consequently, the Notes will be effectively junior to all ABL Debt Obligations to the extent of the value of the ABL Collateral;

•	structurally subordinated to any existing and future Indebtedness and other liabilities of ACCO’s non-Guarantor Subsidiaries, including any Obligations of such non-Guarantor Subsidiaries under the ABL Credit Facility;

•	pari passu in right of payment with all existing and future Indebtedness of ACCO that is not subordinated, including under the ABL Credit Facility;

•	senior in right of payment to any existing and future subordinated Indebtedness of ACCO, including the Senior Subordinated Notes; and

•	Guaranteed on a senior secured basis by the Guarantors as described under the caption “— The Note Guarantees.”

As of December 31, 2009, ACCO had outstanding approximately $460.0 million in aggregate principal amount of Priority Lien Debt, consisting solely of the Notes, no borrowings outstanding under the ABL Credit Facility and no Subordinated Lien Debt. Pursuant to the Indenture, ACCO is permitted to Incur additional Indebtedness as Priority Lien Debt in an amount not to exceed the Priority Lien Cap. ACCO is also permitted to Incur additional ABL Debt in an amount not to exceed the ABL Lien Cap and additional Subordinated Lien Debt in an amount not to exceed the Subordinated Lien Cap. Any future Incurrence of Priority Lien Debt, ABL Debt or Subordinated Lien Debt will be subject to all of the covenants described below, including the covenants described under the captions “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.”

The Note Guarantees

The Notes are Guaranteed by all of the current and future Domestic Subsidiaries of ACCO, other than Excluded Subsidiaries.

Each Note Guarantee of a Guarantor:

•	is a general senior secured obligation of that Guarantor;

•	shares, equally and ratably with all obligations of that Guarantor under any other Priority Lien Debt, in the benefits of the Liens held by the Collateral Trustee on all Notes Collateral from time to time owned by that Guarantor, which Liens are junior to all Permitted Prior Liens on the Notes Collateral and senior to the Liens on the Notes Collateral securing the ABL Debt Obligations and any future Subordinated Lien Obligations;

•	shares, equally and ratably with all obligations of that Guarantor under any other Priority Lien Debt, in the benefits of the Liens held by the Collateral Trustee on the ABL Collateral owned by that Guarantor, which Liens are junior to all Permitted Prior Liens on the ABL Collateral, including Liens securing the ABL Debt Obligations, and, consequently, the Note Guarantees will be effectively junior to all ABL Debt Obligations to the extent of the value of the ABL Collateral owned by that Guarantor;

•	is pari passu in right of payment with all existing and future Indebtedness of that Guarantor that is not subordinated, including that Guarantor’s Guarantee of the ABL Credit Facility; and

•	is senior in right of payment to any existing and future subordinated Indebtedness of that Guarantor, including that Guarantor’s Guarantee of the Senior Subordinated Notes.

Not all of ACCO’s Subsidiaries Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to ACCO. These non-Guarantor Subsidiaries generated approximately 51% of our consolidated net sales to non-Affiliates in the year ended December 31, 2009. See “Risk Factors — Risks Relating to the New Notes — The notes and the note guarantees are structurally subordinated to claims of creditors, including the lenders under our new asset-based revolving credit facility, of certain of our foreign subsidiaries as well as future non-guarantor subsidiaries.”

If ACCO or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than any Excluded Subsidiary) on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. In addition, any Restricted Subsidiary of ACCO (other than a Guarantor) that Guarantees any Indebtedness of ACCO or any Guarantor must become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

The Note Guarantee of a Guarantor will be released under specified circumstances, including in connection with a disposition of the Guarantor’s Capital Stock if various conditions are satisfied. See “— Certain Covenants — Guarantees.”

As of the date of the Indenture, all of ACCO’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under “— Certain Definitions — Unrestricted Subsidiary,” ACCO will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the covenants in the Indenture and will not Guarantee the Notes.

Principal, Maturity and Interest

The Indenture provides for the issuance by ACCO of Notes with an unlimited principal amount, of which $460.0 million of old notes was issued in the private offering completed September 30, 2009. ACCO may issue additional Notes (the “Additional Notes”) from time to time after the exchange offer. Any offering of Additional Notes is subject to the covenants described below under the captions “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of this Description of Notes, any references herein to “Notes” also will include future issuances of Additional Notes unless explicitly stated otherwise. Additional Notes may not be fungible with the Notes for U.S. federal income tax purposes. ACCO will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on March 15, 2015.

Interest on the Notes accrues at the rate of 10.625% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2010. ACCO will make each interest payment to the holders of record on the immediately preceding March 1 and September 1. The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Interest on the Notes accrues from the date of the original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to ACCO, ACCO will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on Notes are made at the office or agency of the paying agent and registrar within the City and State of New York unless ACCO elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. ACCO may change the paying agent or registrar without prior notice to the holders, and ACCO or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and ACCO may require a holder to pay any taxes and fees required by law or permitted by the Indenture. ACCO is not required to transfer or exchange any Note selected for redemption. Also, ACCO is not required to transfer or exchange any Note (1) for a period of 15 days before a selection of Notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

Security

The obligations of ACCO with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, any other future Priority Lien Obligations and the performance of all other obligations of ACCO and the Guarantors under the Note Documents are secured by Liens held by the Collateral Trustee on the Notes Collateral and the ABL Collateral. The Liens on the Notes Collateral securing the Notes are senior to the Liens on the Notes Collateral securing the ABL Debt Obligations and any future Subordinated Lien Obligations. The Liens on the ABL Collateral securing the Notes are junior to the Liens on the ABL Collateral securing the ABL Debt Obligations, but senior to the Liens on the ABL Collateral securing any future Subordinated Lien Obligations. All Liens described in this paragraph are subject to Permitted Prior Liens.

On the date of the Indenture, ACCO and the Guarantors entered into a collateral trust agreement (the “Collateral Trust Agreement”) with the Collateral Trustee and the Trustee. The Collateral Trust Agreement sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon all Collateral owned by ACCO or any Guarantor for the benefit of all present and future holders of Priority Lien Obligations and all future holders of Subordinated Lien Obligations (if any). The Priority Lien Obligations and the Subordinated Lien Obligations are collectively referred to as the “Secured Obligations.”

Collateral Trustee

The Collateral Trustee will act for the benefit of the holders of:

•	the Notes;

•	all other Priority Lien Obligations outstanding from time to time; and

•	all Subordinated Lien Obligations outstanding from time to time, if any.

U.S. Bank National Association will initially act as Collateral Trustee under the Collateral Trust Agreement. Neither ACCO nor any of its Affiliates may act as Collateral Trustee. No Secured Debt Representative may serve as Collateral Trustee; provided that the Trustee may serve as Collateral Trustee if the Notes are the only Priority Lien Obligations or Subordinated Lien Obligations outstanding (other than Hedging Obligations).

The Collateral Trustee is holding (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of Priority Lien Obligations, all Liens on the Collateral created by the Security Documents for their benefit, subject to the provisions of the Intercreditor Agreement described below.

Except as provided in the Collateral Trust Agreement or as directed by an Act of Required Debtholders in accordance with the Collateral Trust Agreement, the Collateral Trustee is not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

ACCO has or will deliver to each Secured Debt Representative copies of all Security Documents delivered to the Collateral Trustee.

On the date of the Indenture, the Collateral Trustee entered into an intercreditor agreement (the “Intercreditor Agreement”) with ACCO, the Guarantors and Deutsche Bank AG New York Branch, as collateral agent under the ABL Credit Facility (in such capacity, and together with any other collateral agent, collateral trustee or other representative of holders of ABL Debt Obligations that becomes party to the Intercreditor Agreement upon the refinancing or replacement of the ABL Credit Facility, or any successor representative acting in such capacity, the “ABL Collateral Agent”), to provide for, among other things, the junior nature of the Liens on the ABL Collateral securing the Priority Lien Obligations and the junior nature of the Liens on the Notes Collateral securing the ABL Debt Obligations. The Liens held by the Collateral Trustee on the Notes Collateral securing Priority Lien Obligations are senior to the Liens held by the ABL Collateral Agent on the Notes Collateral securing the ABL Debt Obligations and to the Liens on the Notes Collateral securing any future Subordinated Lien Obligations. The Liens held by the Collateral Trustee on the ABL Collateral securing Priority Lien Obligations are junior to the Liens held by the ABL Collateral Agent on the ABL Collateral securing the ABL Debt Obligations, but senior to the Liens on the ABL Collateral securing any future Subordinated Lien Obligations. All such Liens are subject to Permitted Prior Liens.

Collateral

The Notes Collateral comprises substantially all of the tangible and intangible assets of ACCO and the Guarantors (including (i) with certain limited exceptions, a pledge of the Equity Interests of each Domestic Subsidiary owned directly by ACCO or any Guarantor, (ii) up to sixty-five percent of the Voting Equity Interests and one hundred percent of the non-voting Equity Interests of certain Foreign Subsidiaries owned directly by ACCO or any Guarantor and (iii) certain intercompany receivables due to ACCO or the Guarantors from Foreign Subsidiaries up to an aggregate amount of $30.0 million), other than the ABL Collateral and Excluded Assets.

The ABL Collateral comprises substantially all of the accounts receivable (and certain related payment intangibles), intercompany receivables due to ACCO or the Guarantors from Foreign Subsidiaries in excess of $30.0 million, inventory, deposit accounts, commodity accounts, securities accounts, instruments, chattel paper, general intangibles related to any of the foregoing, proceeds and products of the foregoing and certain assets related thereto, in each case held by ACCO and the Guarantors and various direct and indirect non-Guarantor Subsidiaries of ACCO, other than Excluded Assets and other than any Net Proceeds from a Sale of Notes Collateral that have been deposited in the Collateral Proceeds Account in accordance with the provisions described below under the caption “— Certain Covenants — Asset Sales” until such time as such Net Proceeds are released therefrom in accordance with the terms of the Indenture.

The Collateral has not been appraised in connection with the offering of the Notes. The fair market value of the Collateral is subject to fluctuations, based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, ACCO cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay their obligations under the Notes. If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of ACCO and the Guarantors. See “Risk Factors — Risks Relating to the New Notes — The value of the collateral securing the notes and the related guarantees may not be sufficient to secure post-petition interest.”

ABL Debt

As of December 31, 2009, ACCO had no borrowings outstanding under the ABL Credit Facility. As of December 31, 2009, ACCO had approximately $18.6 million of outstanding letters of credit and approximately $156.4 million available for borrowing under the ABL Credit Facility, subject to borrowing base limitations and other specified terms and conditions. The Indenture and the Security Documents provide that ACCO, the Guarantors and non-Guarantor Subsidiaries of ACCO may Incur additional ABL Debt, in an amount not to exceed the ABL Lien Cap. Any additional ABL Debt will be secured by Liens on the ABL Collateral that would be effectively senior to the Liens on the ABL Collateral securing the Notes and other Priority Lien Debt. Additional ABL Debt will only be permitted if such Indebtedness and the related Liens are permitted to be Incurred under the covenants described below under the captions “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.”

Additional Priority Lien Debt

The Indenture and the Security Documents provide that ACCO may Incur additional Priority Lien Debt, in an amount not to exceed the Priority Lien Cap, by issuing Additional Notes under the Indenture or under one or more additional indentures, Incurring additional Indebtedness under Credit Facilities (other than the ABL Credit Facility) or otherwise issuing or increasing a new Series of Secured Debt secured by Priority Liens on the Notes Collateral and junior Liens on the ABL Collateral. All additional Priority Lien Debt pari passu in right of payment with the Notes, will be Guaranteed on a pari passu basis by each Guarantor and is secured equally and ratably with the Notes by Liens on the Collateral held by the Collateral Trustee for as long as the Notes and the Note Guarantees are secured by the Collateral, subject to the covenants contained in the Indenture. The Collateral Trustee under the Collateral Trust Agreement holds all Priority Liens in trust for the benefit of the holders of the Notes, any future Priority Lien Debt and all other Priority Lien Obligations. Additional Priority Lien Debt will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be Incurred under the covenants described below under the captions “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.”

Future Subordinated Lien Debt

The Indenture and the Security Documents provide that ACCO and the Guarantors may Incur Subordinated Lien Debt in the future, in an amount not to exceed the Subordinated Lien Cap, by issuing notes under one or more new indentures, Incurring additional Indebtedness under other Credit Facilities (other than the ABL Credit Facility) or otherwise issuing or increasing a new Series of Secured Debt secured by Subordinated

Liens on the Collateral. Subordinated Lien Debt is permitted to be secured by the Collateral only if such Subordinated Lien Debt and the related Subordinated Liens are permitted to be Incurred under the covenants described below under the captions “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” The Collateral Trustee under the Collateral Trust Agreement will hold all Subordinated Liens in trust for the benefit of the holders of any future Subordinated Lien Debt and all other Subordinated Lien Obligations. The Liens on the Notes Collateral securing any future Subordinated Lien Obligations will be junior to the Liens on the Notes Collateral held by the Collateral Trustee securing the Priority Lien Obligations and the Liens on the Notes Collateral held by the ABL Collateral Agent securing the ABL Debt Obligations. The Liens on the ABL Collateral securing any future Subordinated Lien Obligations will be junior to the Liens on the ABL Collateral securing the ABL Debt Obligations and the Liens securing the Priority Lien Obligations. All such Liens will be subject to Permitted Prior Liens.

The Intercreditor Agreement

On the date of the Indenture, the Collateral Trustee, on behalf of all current and future holders of Priority Lien Obligations, has entered into the Intercreditor Agreement with ACCO, the Guarantors, the Trustee and the ABL Collateral Agent to provide for, among other things, the junior nature of the Liens on the ABL Collateral securing the Priority Lien Obligations and the junior nature of the Liens on the Notes Collateral securing the ABL Debt Obligations. The Intercreditor Agreement includes certain intercreditor arrangements relating to the rights of the Collateral Trustee in the ABL Collateral and the rights of the ABL Collateral Agent in the Notes Collateral.

Limitation on Enforcement of Remedies

The Intercreditor Agreement provides that, except as provided below in this paragraph, neither the Collateral Trustee nor any holder of Priority Lien Obligations may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the ABL Collateral under any Security Document, applicable law or otherwise, at any time prior to the Discharge of ABL Debt Obligations. Only the ABL Collateral Agent is entitled to take any such actions or exercise any such remedies prior to the Discharge of ABL Debt Obligations. The Intercreditor Agreement provides that, notwithstanding the foregoing, the Collateral Trustee may, but will have no obligation to, on behalf of the holders of Priority Lien Obligations, take all such actions it deems necessary to perfect or continue the perfection of its junior security interests in the ABL Collateral or to create, preserve or protect (but not enforce or exercise remedies with respect to) its junior security interests in the ABL Collateral. In addition, whether before or after the Discharge of ABL Debt Obligations, the Collateral Trustee and the holders of Priority Lien Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against ACCO or any Guarantor in accordance with applicable law; provided that the Collateral Trustee and such holders of Priority Lien Obligations may not take any of the actions described below under clauses (1) through (7) of the first paragraph under the caption “— No Interference; Payment Over; Reinstatement.” The ABL Collateral Agent will be subject to reciprocal limitations with respect to its ability to enforce the junior security interest in the Notes Collateral.

ABL Collateral Agent

The Intercreditor Agreement provides that neither the ABL Collateral Agent nor any holder of any ABL Debt Obligations will have any duties or other obligations to any holder of Priority Lien Obligations with respect to the ABL Collateral, other than, upon demand of the Collateral Trustee, to transfer to the Collateral Trustee:

(1) any proceeds remaining from the sale or disposition of any ABL Collateral in which the Collateral Trustee continues to hold a security interest after the Discharge of ABL Debt Obligations, or

(2) if the ABL Collateral Agent is in possession of all or any part of the ABL Collateral after the Discharge of ABL Debt Obligations, such ABL Collateral or any part thereof remaining,

in each case, without representation or warranty on the part of the ABL Collateral Agent or any holder of ABL Debt Obligations.

In addition, the Intercreditor Agreement further provides that, until the Discharge of ABL Debt Obligations, the ABL Collateral Agent is entitled, for the benefit of the holders of the ABL Debt Obligations, to sell, transfer or otherwise dispose of or deal with the ABL Collateral without regard to any junior security interest therein granted to the holders of Priority Lien Obligations or any rights to which the Collateral Trustee or any holder of Priority Lien Obligations would otherwise be entitled as a result of such junior security interest. Without limiting the foregoing, the Intercreditor Agreement provides that neither the ABL Collateral Agent nor any holder of any ABL Debt Obligations will have any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the holders of Priority Lien Obligations, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the holders of Priority Lien Obligations from such realization, sale, disposition or liquidation. Following the Discharge of ABL Debt Obligations, the Collateral Trustee and the holders of Priority Lien Obligations may assert their rights, under the New York Uniform Commercial Code or otherwise, to any proceeds remaining following a sale, disposition or other liquidation of Collateral by, or on behalf of, the holders of Priority Lien Obligations. The Intercreditor Agreement contains reciprocal provisions regarding the lack of duties owed to the ABL Collateral Agent by the Collateral Trustee and the holders of Priority Lien Obligations with respect to the Notes Collateral.

The Intercreditor Agreement additionally provides that the Collateral Trustee and each holder of Priority Lien Obligations waives any claim that may be had against the ABL Collateral Agent or any holder of any ABL Debt Obligations arising out of any actions which the ABL Collateral Agent or such holder of ABL Debt Obligations takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral and actions with respect to the collection of any claim for all or any part of the ABL Debt Obligations from any account debtor, guarantor or any other party) in accordance with the Intercreditor Agreement and the ABL Debt Documents or the valuation, use, protection or release of any security for such ABL Debt Obligations. The Intercreditor Agreement also provides for a reciprocal waiver by the ABL Collateral Agent and each holder of ABL Debt Obligations with respect to the actions of the Collateral Trustee or any holder of Priority Lien Obligations.

No Interference; Payment Over; Reinstatement

The Intercreditor Agreement provides that the Collateral Trustee and each holder of Priority Lien Obligations:

(1) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Collateral Trustee holds on behalf of the holders of Priority Lien Obligations have on the ABL Collateral pari passu with, or to give the Collateral Trustee or any holder of Priority Lien Obligations any preference or priority relative to, any Lien that the ABL Collateral Agent holds on behalf of the holders of any ABL Debt Obligations secured by any ABL Collateral;

(2) will not challenge or question in any proceeding the validity or enforceability of any ABL Debt Obligations or ABL Debt Documents or the validity, attachment, perfection or priority of any Lien held by the ABL Collateral Agent on behalf of the holders of any ABL Debt Obligations;

(3) will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder, delay or prohibit, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by the ABL Collateral Agent or the holders of any ABL Debt Obligations;

(4) will have no right to (A) direct the ABL Collateral Agent or any holder of any ABL Debt Obligations to exercise any right, remedy or power with respect to any ABL Collateral or (B) consent to the exercise by the ABL Collateral Agent or any holder of any ABL Debt Obligations of any right, remedy or power with respect to any ABL Collateral;

(5) will not institute any suit or assert in any suit or in any Insolvency or Liquidation Proceeding, any claim against the ABL Collateral Agent or any holder of any ABL Debt Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the ABL Collateral Agent nor any holders of any ABL Debt Obligations will be liable for, any action taken or omitted to be taken by the ABL Collateral Agent or such holders of ABL Debt Obligations with respect to any ABL Collateral securing such ABL Debt Obligations;

(6) will not seek, and will waive any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Collateral; and

(7) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge or question the validity or enforceability of any provision of the Intercreditor Agreement.

The Intercreditor Agreement provides that, notwithstanding the foregoing, both before and during any Insolvency or Liquidation Proceeding, the Collateral Trustee and the holders of Priority Lien Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against ACCO or any Guarantor in accordance with the terms of the Secured Debt Documents and applicable law; provided, that the Collateral Trustee and such holders of Priority Lien Obligations may not take any of the actions described under clauses (1) through (7) above or prohibited by the provisions described in the first two paragraphs under the caption “— Agreements with Respect to Insolvency or Liquidation Proceedings”; provided that in the event that the Collateral Trustee or the holders of Priority Lien Obligations become a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Priority Lien Obligations, such judgment lien shall be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the ABL Debt Obligations) as the other liens securing the Priority Lien Obligations are subject to the Intercreditor Agreement.

The Intercreditor Agreement provides that the ABL Collateral Agent and each holder of ABL Debt Obligations will be subject to reciprocal provisions with respect to its rights in the Notes Collateral and its ability to bring a suit against the Collateral Trustee or the holders of Priority Lien Obligations as set forth in the two preceding paragraphs.

The Intercreditor Agreement provides that if the Collateral Trustee or any holder of Priority Lien Obligations obtains possession of any ABL Collateral or realizes any proceeds or payment in respect of any ABL Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies, at any time prior to the Discharge of ABL Debt Obligations, then it will hold such ABL Collateral, proceeds or payment in trust for the ABL Collateral Agent and the holders of ABL Debt Obligations and transfer such ABL Collateral, proceeds or payment, as the case may be, to the ABL Collateral Agent reasonably promptly after obtaining actual knowledge or receiving notice from the ABL Collateral Agent or any holder of ABL Debt Obligations that it has possession of such ABL Collateral, or proceeds or payment, as the case may be. The Collateral Trustee and each holder of Priority Lien Obligations further agree that if, at any time, it obtains actual knowledge or receives notice that all or part of any payment with respect to any ABL Debt Obligations previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the ABL Collateral Agent any payment received by it and then in its possession or under its control in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to the ABL Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such ABL Debt Obligations. The Intercreditor Agreement provides that the provisions described in this paragraph will not apply to any proceeds of ABL Collateral realized in a transaction not prohibited by the ABL Debt Documents, the Priority Lien Documents and the Intercreditor Agreement and as to which the possession or receipt thereof by the Collateral Trustee or other holder of Priority Lien Obligations is otherwise permitted by the ABL Debt Documents, the Priority Lien Documents and the Intercreditor Agreement. The Intercreditor Agreement provides that the ABL Collateral Agent is subject to reciprocal limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral.

Release of Liens

The Intercreditor Agreement provides that the Collateral Trustee and each holder of Priority Lien Obligations will agree that:

(1) if the ABL Collateral Agent or the holders of ABL Debt Obligations release their Lien on any ABL Collateral (other than a release of Liens governed by the provisions described in clause (2) below), the junior priority Lien on such ABL Collateral securing the Priority Lien Obligations will terminate and be released automatically, unconditionally and without further action, unless, at the time of such release, an event of default (including any Event of Default under the Indenture) shall then have occurred and be continuing under any Priority Lien Documents; provided that any junior priority Lien on such ABL Collateral securing the Priority Lien Obligations that would have otherwise been released and terminated pursuant to the provisions described in this clause (1) in the absence of an event of default will terminate and be released automatically and without further action when such event of default (and all other events of default under the Priority Lien Documents) ceases to exist; and

(2) in the event of a sale, transfer or other disposition of the ABL Collateral (regardless of whether an event of default has occurred and is continuing under the Priority Lien Documents or Subordinated Lien Documents at the time of such sale, transfer or other disposition), the junior Liens on such ABL Collateral securing the Priority Lien Obligations will terminate and be released automatically and without further action if the senior Liens securing the ABL Debt Obligations on such ABL Collateral are released and if such sale, transfer or other disposition either (A) is then not prohibited by the Priority Lien Documents or Subordinated Lien Documents, or (B) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such ABL Collateral; provided that such junior Liens on such ABL Collateral securing the Priority Lien Obligations shall remain in place with respect to any proceeds of a sale, transfer or other disposition under the provisions described in this clause (2) that remain after the Discharge of ABL Debt Obligations.

Notwithstanding the foregoing, in the event of the release of the ABL Collateral Agent’s Liens on all or substantially all of the ABL Collateral (other than when such release occurs in connection with the ABL Collateral Agent’s foreclosure upon, or other exercise of rights and remedies with respect to, such ABL Collateral in accordance with the terms of the Intercreditor Agreement), no release of the junior Liens on such ABL Collateral securing the Priority Lien Obligations will be made unless (A) consent to release of such junior liens has been given by the requisite percentage or number of the holders of such junior liens, Priority Lien Obligations at the time outstanding, as provided for in the applicable Secured Debt Documents, and (B) ACCO has delivered an Officers’ Certificate to the ABL Collateral Agent and the Collateral Trustee certifying that all such consents have been obtained.

The Intercreditor Agreement provides that the ABL Collateral Agent are subject to reciprocal provisions with respect to the release of Liens on Notes Collateral securing ABL Debt Obligations.

Insurance

The Intercreditor Agreement provides that, unless and until the Discharge of ABL Debt Obligations, the ABL Collateral Agent and the holders of ABL Debt Obligations have the sole right, subject to the rights of ACCO and the Guarantors under the ABL Debt Documents, to adjust settlement for any insurance policy covering the ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Collateral. The Intercreditor Agreement provides that the Collateral Trustee and the holders of Priority Lien Obligations have the sole reciprocal right with respect to any insurance policy covering the Notes Collateral.

Amendments to ABL Debt Documents and Priority Lien Documents

The Intercreditor Agreement provides that, without the prior written consent of the ABL Collateral Agent, no Priority Lien Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Priority Lien Document, would contravene the provisions of the Intercreditor Agreement. The Intercreditor Agreement provides the Collateral Trustee with a reciprocal consent right with respect to ABL Debt Documents.

In the event the ABL Collateral Agent or the holders of ABL Debt Obligations enter into any amendment, waiver or consent with ACCO or any Guarantor in respect of any ABL Debt Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Debt Document or changing in any manner the rights of the ABL Collateral Agent, such holders of ABL Debt Obligations, ACCO or any Guarantor thereunder, in each case with respect to or relating to the ABL Collateral, the Intercreditor Agreement provides that such amendment, waiver or consent will apply automatically to any comparable provision of the comparable Priority Lien Document without the consent of the Collateral Trustee or any holder of Priority Lien Obligations and without any action by the Collateral Trustee, ACCO or any Guarantor; provided that (A) no such amendment, waiver or consent may have the effect of (i) removing assets that constitute ABL Collateral subject to the Lien of the Priority Lien Documents, except to the extent that a release of such Lien is permitted under the provisions described under the caption “— Release of Liens” and provided that there is a corresponding release of such Lien securing the ABL Debt Obligations, (ii) imposing duties on the Collateral Trustee without its consent or (iii) permitting other Liens on the ABL Collateral not permitted under the terms of the Priority Lien Documents or the provisions described under the caption “— Agreements With Respect to Insolvency or Liquidation Proceedings” and (B) notice of such amendment, waiver or consent shall have been given to the Collateral Trustee within ten Business Days after the effective date of such amendment, waiver or consent. The Intercreditor Agreement provides for reciprocal conditions on the automatic application of amendments, waivers and consents in respect of any Priority Lien Document to the comparable provision of the comparable ABL Debt Document.

Refinancing of ABL Debt and Priority Lien Debt

The Intercreditor Agreement provides that, upon receipt of a notice stating that ACCO and/or any Guarantor has entered into a new ABL Debt Document in respect of a permitted refinancing of ABL Debt Obligations, and delivery by the new ABL Collateral Agent of a joinder to the Intercreditor Agreement, the Collateral Trustee will promptly (i) enter into such documents and agreements (including amendments or supplements to the Intercreditor Agreement) as ACCO, any Guarantor or such new ABL Collateral Agent reasonably requests in order to provide to the new ABL Collateral Agent the rights contemplated in the Intercreditor Agreement, in each case consistent in all material respects with the terms of the Intercreditor Agreement and (ii) deliver to the new ABL Collateral Agent any pledged ABL Collateral held by the Collateral Trustee together with any necessary endorsements (or otherwise allow the new ABL Collateral Agent to obtain control of such pledged ABL Collateral). The new ABL Collateral Agent will agree to be bound by the terms of the Intercreditor Agreement. If the ABL Debt Obligations under the new ABL Debt Documents are secured by assets of ACCO and/or any of the Guarantors of the type constituting ABL Collateral that do not also secure the Priority Lien Obligations, then the Priority Lien Obligations will be secured at such time by a Lien junior to the Lien securing the ABL Debt Obligations on such assets to the same extent provided in the Priority Lien Documents with respect to the other ABL Collateral. If the new ABL Debt Obligations under the new ABL Debt Documents are secured by assets of ACCO and/or any of the Guarantors of the type constituting Notes Collateral that do not also secure the Priority Lien Obligations, then the Priority Lien Obligations will be secured at such time by a Lien senior to the Lien securing the ABL Debt Obligations on such assets to the same extent provided in the Priority Lien Documents with respect to the other Notes Collateral. The Intercreditor Agreement also provides for reciprocal provisions with respect to any new Priority Lien Document in respect of a permitted refinancing of Priority Lien Obligations and any new Collateral Trustee.

Cooperation With Respect to ABL Collateral

The Intercreditor Agreement provides that, if the ABL Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Collateral Trustee and each holder of Priority Lien Obligations will:

(1) reasonably cooperate with, and will not take any action designed to hinder or restrict in any respect, the ABL Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral including any collection, sale, lease, exchange, transfer or other disposition of the ABL Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or ABL Security Document with respect to the ABL Collateral or subordinate the priority of the ABL Debt Obligations to the Priority Lien Obligations with respect to the ABL Collateral or grant the Liens with respect to the ABL Collateral securing the Priority Lien Obligations equal ranking to the Liens with respect to the ABL Collateral securing the ABL Debt Obligations;

(2) waives any and all rights it may have as a junior lien creditor with respect to the ABL Collateral or otherwise to object to the manner in which the ABL Collateral Agent or the holder of ABL Debt Obligations seek to enforce or collect the ABL Debt Obligations or the Liens granted in any of the ABL Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent or holders of ABL Debt Obligations is adverse to the interest of the holders of Priority Lien Obligations;

(3) permit the ABL Collateral Agent, its employees, agents, advisers and representatives to enter upon and use the Notes Collateral for a period not to exceed 180 days after the taking of such enforcement action for purposes of:

(a) assembling and storing the ABL Collateral and completing the processing of and turning into finished goods any ABL Collateral consisting of work-in-process;

(b) selling any or all of the ABL Collateral located in or on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(c) removing and transporting any or all of the ABL Collateral located in or on such Notes Collateral;

(d) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Collateral; and/or

(e) taking reasonable actions to protect, secure and otherwise enforce the rights or remedies of the ABL Collateral Agent and holders of ABL Debt Obligations (including with respect to any enforcement actions described under the caption “— Limitation on Enforcement of Remedies”) in and to the ABL Collateral.

Notwithstanding the foregoing, nothing contained in the Intercreditor Agreement restricts the rights of the Trustee or the Collateral Trustee from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by these provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral is entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the ABL Collateral Agent conducts a sale or auction of the ABL Collateral at any of the real property included in the Notes Collateral, the ABL Collateral Agent will provide the Collateral Trustee with reasonable notice and will use reasonable efforts to hold such sale or auction in a manner that would not unduly disrupt the Collateral Trustee’s use of, access to and preservation of the value of the Notes Collateral.

The Intercreditor Agreement provides that, during the period of actual occupation, use and/or control by the ABL Collateral Agent and/or any of the holders of ABL Debt Obligations (or their respective employees, agents, advisers and representatives) of any Notes Collateral, the ABL Collateral Agent and the holders of ABL Debt Obligations will be obligated to repair at their expense any physical damage to such Notes

Collateral resulting from such occupancy, use or control, and to leave such Notes Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event will the ABL Collateral Agent or the holders of the ABL Debt Obligations have any liability to the Collateral Trustee or holders of Priority Lien Obligations as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Collateral existing prior to the date of the exercise by the ABL Collateral Agent or any of the holders of ABL Debt Obligations of their rights under this provision, and the ABL Collateral Agent and the holders of the ABL Debt Obligations will have no duty or liability to maintain the Notes Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Collateral Agent or any of the holders of ABL Debt Obligations or for any diminution in value of the Notes Collateral that results from ordinary wear and tear resulting from the use of the Notes Collateral by the ABL Collateral Agent or any of the holders of ABL Debt Obligations in the manner and for the time periods specified under this provision. Without limiting the rights granted under this provision, the ABL Collateral Agent and the holders of the ABL Debt Obligations will cooperate with the Collateral Trustee and the holders of Priority Lien Obligations in connection with any efforts made by the Collateral Agent or any of the holders of Priority Lien Obligations to sell the Notes Collateral.

The Collateral Trustee is entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(1) will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(2) will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Collateral Trustee and the holders of the Priority Lien Obligations, at no cost to the Collateral Trustee or such holders.

The Collateral Trustee (i) will provide reasonable cooperation to the ABL Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Collateral by the ABL Collateral Agent as provided above and (ii) will be entitled to receive from the ABL Collateral Agent fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Collateral Agent. The Collateral Trustee and/or any such purchaser (or its transferee or successor) are not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any Lien held by the ABL Collateral Agent on the ABL Collateral or to provide any support, assistance or cooperation to the ABL Collateral Agent in respect thereof.

Consent to License to Use Intellectual Property and Access to Information

The Intercreditor Agreement requires the Collateral Trustee (and any purchaser, assignee or transferee of assets as provided in the second paragraph under the caption “— Cooperation With Respect to ABL Collateral”), without any representation, warranty or obligation whatsoever, to (a) consent to the grant by ACCO or any Guarantor to the ABL Collateral Agent of a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with the earlier of the initiation of any enforcement of Liens by either the Collateral Trustee (provided that the ABL Collateral Agent has received notice thereof) or the ABL Collateral Agent) any patent, trademark or proprietary information of ACCO or such Guarantor that is subject to a Lien held by the Collateral Trustee pursuant to the Priority Lien Documents (or acquired by any purchaser assignee or transferee from ACCO or such Guarantor, as the case may be) and (b) solely to the extent such entity has acquired ownership of any patent, trademark or proprietary information from ACCO or any Guarantor in accordance with the Priority Lien Documents and has the rights to so license such patent, trademark or proprietary information, grant to the ABL Collateral Agent a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with the earlier of (x) the initiation of any enforcement of Liens by either the Collateral Trustee (provided that the ABL Collateral Agent has received notice thereof) or the ABL Collateral Agent and (y) the purchase, assignment or transfer of such patent, trademark or proprietary information, as the case may be) any patent, trademark or proprietary information that is subject to a Lien held by the Collateral Trustee pursuant to the Priority Lien Documents (or subject to such purchase, assignment or transfer, as the case may be), in each of the foregoing clauses (a) and (b), solely to the extent reasonably necessary in connection with the ABL Collateral Agent’s enforcement of any Lien held by the ABL Collateral Agent upon any inventory or other ABL Collateral of ACCO or any Guarantor pursuant to the ABL Debt Documents and solely to the extent the use of such patent, trademark or proprietary information is reasonably necessary for the ABL Collateral Agent to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner in accordance with its rights under the ABL Debt Documents and the Intercreditor Agreement.

The Intercreditor Agreement also provides that, if the Collateral Trustee takes actual possession of any documentation of ACCO or any Guarantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Collateral Trustee), then upon request of the ABL Collateral Agent and reasonable advance notice, the Collateral Trustee will permit the ABL Collateral Agent or its representative to inspect and copy such documentation solely if and to the extent that, and the ABL Collateral Agent certifies to the Collateral Trustee that:

(1) such documentation contains, or in the good faith opinion of the ABL Collateral Agent is reasonably likely to contain, information reasonably necessary to the enforcement by the ABL Collateral Agent of the ABL Collateral Agent’s Liens upon any ABL Collateral pursuant to the ABL Debt Documents and the Intercreditor Agreement; and

(2) the ABL Collateral Agent and the holders of ABL Debt Obligations are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

Agreements with Respect to Insolvency or Liquidation Proceedings

If ACCO or any of its Subsidiaries become subject to any Insolvency or Liquidation Proceedings and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Intercreditor Agreement provides that neither the Collateral Trustee nor any holder of Priority Lien Obligations will raise any objection or opposition (or join any third party in any objection or opposition), and will waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral, or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (1) the ABL Collateral Agent or the holders of any ABL Debt Obligations oppose or object to such DIP Financing, such DIP Financing Liens or use of such cash collateral or (2) such DIP Financing Liens are neither senior to, nor pari passu with, the Liens on ABL Collateral securing ABL Debt Obligations. To the extent such DIP Financing Liens are senior to, or rank pari passu with, the Liens on ABL Collateral securing ABL Debt Obligations, the Collateral Trustee will, on behalf of holders of the Priority Lien Obligations, subordinate the Liens on the ABL Collateral that secure the Priority Lien Obligations to the Liens on the ABL Collateral that secure ABL Debt Obligations and to such DIP Financing Liens, so long as the Collateral Trustee, on behalf of holders of the Priority Lien Obligations, retains Liens on all the Notes Collateral, including proceeds thereof arising after the commencement of the Insolvency or Liquidation Proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code. The Intercreditor Agreement provides for reciprocal provisions with respect to any DIP Financing in respect of the Notes Collateral.

The Intercreditor Agreement provides that the Collateral Trustee and each holder of Priority Lien Obligations will not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if (1) the ABL Collateral Agent or the requisite holders of ABL Debt Obligations shall have consented to such sale or disposition of such ABL Collateral and (2) all junior Liens on the ABL Collateral securing the Priority Lien Obligations shall attach to the proceeds of such sale in the same respective priorities as set forth in the Intercreditor Agreement with respect to the ABL Collateral. The Intercreditor Agreement further provides that the Collateral Trustee and the holders of Priority Lien Obligations will waive any claim that may be had against the ABL Collateral Agent or any holder of ABL Debt Obligations arising out of any DIP Financing Liens (granted in a manner that is consistent with the Intercreditor Agreement) or administrative expense priority under Section 364 of the Bankruptcy Code. The Intercreditor Agreement further provides that the Collateral Trustee and the holders of Priority Lien Obligations will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the ABL Collateral, except that the Collateral Trustee and the holders of Priority Lien Obligations:

(1) may freely seek and obtain relief granting a junior Lien on ABL Collateral co-extensive in all respects with, but subordinated to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of the ABL Debt Obligations;

(2) may freely seek and obtain relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of ABL Debt Obligations; and

(3) may freely vote on any plan of reorganization or similar dispositive restructuring plan.

The Intercreditor Agreement provides for reciprocal limitations with respect to the rights of the ABL Collateral Agent and holders of ABL Debt Obligations to object to any sale or other disposition of any Notes Collateral or to seek adequate protection based upon any interest in the Notes Collateral.

Until the Discharge of ABL Debt Obligations, the Intercreditor Agreement requires the Collateral Trustee, on behalf of itself and the holders of Priority Lien Obligations, to agree that none of them will seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Collateral, without the prior written consent of the ABL Collateral Agent. The Intercreditor Agreement provides for reciprocal restrictions on ABL Collateral Agent from seeking relief from the automatic stay in respect of the Notes Collateral.

The Intercreditor Agreement further requires the Collateral Trustee, on behalf of itself and the holders of Priority Lien Obligations, to agree that none of them will contest (or support any other Person contesting) (i) any request by the ABL Collateral Agent or the holders of ABL Debt Obligations for adequate protection with respect to any ABL Collateral or (ii) any objection by the ABL Collateral Agent or the holders of ABL Debt Obligations to any motion, relief or proceeding based on the ABL Collateral Agent or the holders of ABL Debt Obligations claiming a lack of adequate protection with respect to the ABL Collateral. Notwithstanding the previous sentence, in any Insolvency or Liquidation Proceeding, (A) if the holders of ABL Debt Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Collateral in connection with any DIP Financing, then the Collateral Trustee, on behalf of itself or any holders of the Priority Lien Obligations, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the ABL Debt Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Collateral securing the Priority Lien Obligations are so subordinated to the ABL Debt Obligations under the Intercreditor Agreement, and (B) in the event the Collateral Trustee, on behalf of itself and the holders of Priority Lien Obligations, seeks or requests adequate protection in respect of ABL Collateral securing Priority Lien Obligations and such adequate protection is granted in the form of additional collateral in the nature of assets constituting ABL Collateral, then the Collateral Trustee, on behalf of itself and the holders of Priority Lien Obligations, agrees that the ABL Collateral Agent will also be granted a senior Lien on such additional collateral as security for the ABL Debt Obligations and for any such DIP Financing provided by the holders of ABL Debt Obligations and that any Lien on such additional collateral securing the Priority Lien Obligations will be subordinated to the Liens on such collateral securing the ABL Debt Obligations and any such DIP Financing provided by the holders of ABL Debt Obligations (and all obligations relating thereto) and to any other Liens granted to the holders of ABL Debt Obligations as adequate protection on the same basis as the other Liens on ABL Collateral securing the Priority Lien Obligations are so subordinated to such ABL Debt Obligations under the Intercreditor Agreement. The Intercreditor Agreement provides for reciprocal restrictions on the ABL Collateral Agent, on behalf of itself and the holders of ABL Debt Obligations, from seeking adequate protection (or contesting any request by the Collateral Trustee or the holders of Priority Lien Obligations from seeking adequate protection) with respect to any Notes Collateral.

If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan or reorganization or similar dispositive restructuring plan, both on account of ABL Debt Obligations and on account of Priority Lien Obligations, then to the extent the debt obligations distributed on account of the ABL Debt Obligations and on account of the Priority Lien Obligations are secured by Liens upon the same property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Neither the Collateral Trustee nor any holder of Priority Lien Obligations will oppose or seek to challenge any claim made by the ABL Collateral Agent or any holder of ABL Debt Obligations for allowance in any Insolvency or Liquidation Proceeding of ABL Debt Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the holders of ABL Debt Obligations on the ABL Collateral, without regard to the existence of the Lien of the Collateral Trustee on behalf of the holders of Priority Lien Obligations on the ABL Collateral. Neither the ABL Collateral Agent nor any holder of ABL Debt Obligations will oppose or seek to challenge any claim made by the Collateral Trustee or any holder of Priority Lien Obligations for allowance in any Insolvency or Liquidation Proceeding of Priority Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Collateral Trustee on behalf of the holders of Priority Lien Obligations on ABL Collateral (after taking into account the Lien of the holders of ABL Debt Obligations on the ABL Collateral). The Intercreditor Agreement provides for reciprocal restrictions with respect to the Notes Collateral.

The Intercreditor Agreement requires the Collateral Trustee, for itself and on behalf of the holders of Priority Lien Obligations, to waive any claim it may hereafter have against any holder of ABL Debt Obligations arising out of the election of any holder of ABL Debt Obligations of the application of Section 1111(b)(2) of the Bankruptcy Code and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Collateral in any Insolvency or Liquidation Proceeding. The Intercreditor Agreement provides for a reciprocal waiver by the ABL Collateral Agent, for itself and on behalf of the holders of ABL Debt Obligations, with respect to the application of Section 1111(b)(2) of the Bankruptcy Code and/or any collateral or financing arrangement or any grant of a security interest in connection with the Notes Collateral in any Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, during an Insolvency or Liquidation Proceeding, the Collateral Trustee and the holders of Priority Lien Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided, that the Collateral Trustee and the holders of Priority Lien Obligations may not take any of the actions specifically prohibited by the provisions described in the two immediately preceding paragraphs or by clauses (1) through (7) under the caption “— No Interference; Payment Over; Reinstatement”; provided that in the event that the Collateral Trustee or any holder of Priority Lien Obligations becomes a judgment lien creditor in respect of the ABL Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Priority Lien Obligations, such judgment lien shall be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the ABL Debt Obligations) as the other Liens securing the Priority Lien Obligations are subject to the Intercreditor Agreement.

The Intercreditor Agreement also provides for various advance notice requirements and other procedural provisions typical for agreements of this type, including procedural provisions to allow any successor ABL Collateral Agent or other Secured Debt Representative to become a party to the Intercreditor Agreement (without the consent of any holder of ABL Debt Obligations, Priority Lien Obligations (including holders of the Notes)) upon the refinancing or replacement of the ABL Debt Obligations, Priority Lien Debt Obligations or any Subordinated Lien Debt Obligations as permitted by the applicable Secured Debt Documents.

The Collateral Trust Agreement

On the date of the Indenture, ACCO and the Guarantors entered into a Collateral Trust Agreement with the Collateral Trustee and the Trustee. The Collateral Trust Agreement sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens on all Collateral owned by ACCO or any Guarantor for the benefit of all present and future holders of Priority Lien Obligations and all future holders of Subordinated Lien Obligations (if any).

Enforcement of Liens

If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders, subject to the limitations set forth in the Intercreditor Agreement with respect to the rights of the Collateral Trustee in the ABL Collateral. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations, subject in all cases to the limitations in the Intercreditor Agreement.

Until the Discharge of Senior Obligations, the holders of the Notes and the holders of other future Priority Lien Obligations will have, subject to the Intercreditor Agreement and the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to authorize and direct the Collateral Trustee with respect to the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and the provisions of the Security Documents relating thereto, and no Subordinated Lien Representative or holder of Subordinated Lien Obligations may authorize or direct the Collateral Trustee with respect to such matters. Notwithstanding the foregoing, the holders of Subordinated Lien Obligations may, subject to the rights of the holders of other Permitted Prior Liens and subject to the limitations set forth in the Intercreditor Agreement, direct the Collateral Trustee with respect to Collateral:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Senior Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Senior Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Senior Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3) as necessary to perfect or establish the priority (subject to the priority of the Liens securing Priority Lien Obligations, Liens securing ABL Debt Obligations and Permitted Prior Liens) of the Subordinated Liens upon any Collateral; provided that, unless otherwise agreed to by the Collateral Trustee in the Security Documents, the holders of Subordinated Lien Obligations may not require the Collateral Trustee to take any action to perfect any Subordinated Liens on any Collateral through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Subordinated Liens upon any Collateral.

Subject to the Intercreditor Agreement and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” both before and during an Insolvency or Liquidation Proceeding until the Discharge of Senior Obligations, none of the holders of Subordinated Lien Obligations, the Collateral Trustee (unless acting pursuant to an Act of Required Debtholders) or any Subordinated Lien Representative will be permitted to:

(1) request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or to the holders of ABL Debt Obligations in respect of their Liens securing ABL Debt Obligations or that would limit, invalidate, avoid or set aside any Priority Lien or Lien securing ABL Debt Obligations or subordinate the Priority Liens or Liens securing ABL Debt Obligations to the Subordinated Liens or grant the Subordinated Liens equal ranking to the Priority Liens or Liens securing ABL Debt Obligations;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens or Liens securing ABL Debt Obligations made by any holder of Priority Lien Obligations, any Priority Lien Representative, any holder of ABL Debt Obligations or the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations in any Insolvency or Liquidation Proceeding;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations, any holder of ABL Debt Obligations, any Priority Lien Representative or the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations of the right to credit bid Priority Lien Debt or ABL Debt at any sale of Collateral in foreclosure of Priority Liens or Liens securing ABL Debt Obligations;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations, any holder of ABL Debt Obligations, any Priority Lien Representative or the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations or any Lien securing ABL Debt Obligations relating to the lawful enforcement of any Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Priority Liens or Liens securing ABL Debt Obligations.

Notwithstanding the foregoing and subject to the terms of the Intercreditor Agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Subordinated Lien Obligations or Subordinated Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against ACCO or any Guarantor in accordance with applicable law; provided the applicable Secured Debt Documents provide that no holder of Subordinated Lien Obligations or Subordinated Lien Representative will be permitted to take any action prohibited by the Intercreditor Agreement or any of the actions prohibited by the provisions described in clauses (1) through (5) of the immediately preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “— Insolvency or Liquidation Proceedings.”

The Collateral Trust Agreement provides that, at any time prior to the Discharge of Senior Obligations and after:

(1) the commencement of any Insolvency or Liquidation Proceeding in respect of ACCO or any Guarantor or

(2) the Collateral Trustee and each Subordinated Lien Representative have received written notice from any Priority Lien Representative or the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations that:

(a) any Series of Senior Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise), or

(b) (i) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Document to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, or (ii) the holders of Liens securing one or more Series of ABL Debt have become entitled under any ABL Debt Document to and desire to enforce any or all of the Liens securing ABL Debt Obligations by reason of a default under such ABL Debt Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by ACCO or any Guarantor to the Collateral Trustee (other than distributions to the Collateral Trustee for the benefit of the holders of Priority Lien Obligations or ABL Debt Obligations), any Subordinated Lien Representative or any holder of Subordinated Lien Obligations (including, without limitation, payments and prepayments made for application to Subordinated Lien Obligations).

All proceeds of Notes Collateral received by the Collateral Trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations in violation of the provisions described in the immediately preceding paragraph will be held by such Person for the account of (1) prior to the Discharge of Priority Lien Obligations, the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative, and (2) thereafter, the ABL Collateral Agent or such other representative with respect to any ABL Debt Obligations and remitted to the ABL Collateral Agent or other representative upon demand. All proceeds of ABL Collateral received by the Collateral Trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations in violation of the provisions described in the immediately preceding paragraph will be held by such Person for the account of (1) prior to the Discharge of ABL Debt Obligations, the ABL Collateral Agent or such other representative with respect to any ABL Debt Obligations and remitted to the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations upon demand and (2) thereafter, the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Subordinated Liens will remain attached to and, subject to the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Priority Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Collateral Trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations not in violation of the immediately preceding paragraph will be received by such Person free from the Priority Liens, Liens securing ABL Debt Obligations and all other Liens except Subordinated Liens and Permitted Prior Liens, subject to the provisions of the Intercreditor Agreement.

Waiver of Right of Marshalling

The Collateral Trust Agreement provides that, prior to the Discharge of Senior Obligations, the holders of Subordinated Lien Obligations, each Subordinated Lien Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Lien Obligations, the Priority Lien Representatives (in their capacity as priority lienholders), the holders of ABL Debt Obligations or the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations (in their capacity as priority lienholders) with respect to Collateral. Following the Discharge of Senior Obligations, the holders of Subordinated Lien Obligations and any Subordinated Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations and ABL Debt Obligations.

Insolvency or Liquidation Proceedings

The Collateral Trust Agreement provides that, if in any Insolvency or Liquidation Proceeding and prior to the Discharge of Senior Obligations, the holders of Priority Lien Obligations or the holders of ABL Debt Obligations by an Act of Required Debtholders consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is (A) if prior to the Discharge of Priority Lien Obligations, senior to or on a parity with all Priority Liens upon any property of the estate in such Insolvency or Liquidation Proceeding, and (B) if prior to the Discharge of ABL Debt Obligations, senior to or on a parity with all Liens securing ABL Debt Obligations upon any property of the estate in such Insolvency or Liquidation Proceeding;

(3) granting any relief on account of Priority Lien Obligations or ABL Debt Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations or ABL Debt Obligations in the Collateral; or

(4) relating to a sale of assets of either of ACCO or any Guarantor that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Priority Liens, Liens securing ABL Debt Obligations and Subordinated Liens will attach to the proceeds of the sale;

then, the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations, any Priority Lien Representative, the holders of ABL Debt Obligations or the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations in any respect opposes or otherwise contests any request made by the holders of Subordinated Lien Obligations or a Subordinated Lien Representative for the grant to the Collateral Trustee, for the benefit of the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations or ABL Debt Obligations, co-extensive in all respects with, but subordinated to, such Lien and all Priority Liens and Liens securing ABL Debt Obligations on such property.

Notwithstanding the foregoing and subject to the terms of the Intercreditor Agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of Insolvency or Liquidation Proceedings against ACCO or any Guarantor in accordance with applicable law; provided that the applicable Secured Debt Documents will provide that no holder of Subordinated Lien Obligations or Subordinated Lien Representative will be permitted to take any action prohibited by the Intercreditor Agreement or any of the actions prohibited by the provisions described in clauses (1) through (5) of the third paragraph under the caption “— Enforcement of Liens,” or oppose or contest any order that it has agreed not to oppose or contest under the provisions described in clauses (1) through (4) of the immediately preceding paragraph.

The holders of Subordinated Lien Obligations or any Subordinated Lien Representative will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Subordinated Liens, except that, subject to the provisions of the Intercreditor Agreement:

(1) they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of Priority Lien Obligations or the holders of ABL Debt Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Senior Obligations.

Order of Application

The Collateral Trust Agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Priority Liens granted to the Collateral Trustee in the Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement will be distributed by the Collateral Trustee, subject to the provisions of the Intercreditor Agreement, in the following order of application:

FIRST, to the payment of all amounts payable under the Collateral Trust Agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any Security Document;

SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon, to the extent that such other Indebtedness or Obligation is to be discharged in connection with such sale or other realization;

THIRD, to the respective Priority Lien Representatives for application to the payment of all outstanding Notes and other Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Notes and other Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, to the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations for the application to the payment of all outstanding ABL Debt Obligations that are then due and payable in an amount sufficient to pay in full in cash all outstanding ABL Debt and all other ABL Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable ABL Debt Documents) of all outstanding letters of credit constituting ABL Debt;

FIFTH, to the respective Subordinated Lien Representatives for application to the payment of all outstanding Subordinated Lien Debt and any other Subordinated Lien Obligations that are then due and payable in such order as may be provided in the Subordinated Lien Documents in an amount sufficient to pay in full in cash all outstanding Subordinated Lien Debt and all other Subordinated Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Subordinated Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Subordinated Lien Document) of all outstanding letters of credit, if any, constituting Subordinated Lien Debt); and

SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding five clauses will be paid to ACCO or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

If any Subordinated Lien Representative or any holder of a Subordinated Lien Obligation collects or receives any proceeds with respect to Subordinated Lien Obligations of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations or ABL Debt Obligations in accordance with the provisions described in the immediately preceding paragraph, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Subordinated Lien Representative or such holder of a Subordinated Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Trustee, for the account of the holders of the Priority Lien Obligations, the ABL Collateral Agent or any other representative with respect to any ABL Debt Obligations for the account of the holders of ABL Debt Obligations or other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions described in the immediately preceding paragraph. Until so delivered, such proceeds will be held by that Subordinated Lien Representative or that holder of a Subordinated Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations, the ABL Collateral Agent or any other representative with respect to any ABL Debt Obligations for the account of the holders of ABL Debt Obligations and other Obligations secured by a Permitted Prior Lien. These provisions will not apply to payments received by any holder of Subordinated Lien Obligations if such payments are not proceeds of realization upon Collateral.

The provisions described above under the caption “— Order of Application” are intended for the benefit of, and will be enforceable by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the Collateral Trustee, as holder of Priority Liens and Subordinated Liens, and each present and future ABL Collateral Agent or other representative in connection with any ABL Debt Obligations, in each case, as a third party beneficiary. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Liens on Collateral

The Collateral Trust Agreement provides that the Collateral Trustee’s Liens on the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by ACCO or any Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of a Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) ACCO or a Restricted Subsidiary of ACCO in a transaction or other circumstance that is not prohibited by either the “Asset Sale” provisions of the Indenture or by the terms of any applicable Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “— Merger, Consolidation or Sale of Assets;”

(3) upon completion of any Asset Sale Offer conducted in compliance with the provision of the Indenture described below under the caption “— Certain Covenants — Asset Sales,” to the extent any Net Proceeds constituted Excess Proceeds with respect to such Asset Sale Offer and remain unexpended following the consummation of such Asset Sale Offer;

(4) as to less than all or substantially all of the Collateral, if consent to the release of all Priority Liens (or, at any time after the Discharge of Priority Lien Obligations, consent to the release of all Subordinated Liens) on such Collateral has been given by an Act of Required Debtholders;

(5) as to all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) ACCO has delivered an Officers’ Certificate to the Collateral Trustee certifying that all such necessary consents have been obtained; or

(6) if and to the extent required by the provisions of the Intercreditor Agreement described above under the caption “— The Intercreditor Agreement — Release of Liens,”

and, in each such case, upon request of ACCO, the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to ACCO; provided, however, to the extent ACCO requests the Collateral Trustee to deliver evidence of the release of Collateral in accordance with this paragraph, ACCO will deliver to the Collateral Trustee an Officers’ Certificate to the effect that such release of Collateral pursuant to the provisions described in this paragraph did not violate the terms of any applicable Secured Debt Document.

The Security Documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the Collateral Trustee’s Liens apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the immediately preceding paragraph, subject to the provisions of the Intercreditor Agreement.

Release of Liens in Respect of Notes

The Indenture and the Collateral Trust Agreement provide that the Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the Indenture as described under the caption “— Satisfaction and Discharge;”

(2) upon a Legal Defeasance or Covenant Defeasance of the Notes as described under the caption “— Defeasance;”

(3) upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “— Amendments, Supplements and Waivers;” or

(5) if and to the extent required by the provisions of the Intercreditor Agreement described above under the caption “— The Intercreditor Agreement — Release of Liens.”

Amendment of Security Documents

The Collateral Trust Agreement provides that:

(1) no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Debtholders, except that any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein; (b) curing any ambiguity, defect or inconsistency; (c) providing for the assumption of ACCO’s or any Guarantor’s obligations under any Security Document in the case of a merger or consolidation or sale of all or substantially all of the assets of ACCO or such Guarantor, as applicable; or (d) making any change that would provide any additional rights or benefits to the secured parties or the Collateral Trustee or that does not adversely affect the legal rights under the Indenture or any other Secured Debt Document of any holder of Notes, any other secured party or the Collateral Trustee, will, in each case, become effective when executed and delivered by ACCO and any applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement to the provisions of any Security Document that

(a) reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(i) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Priority Lien Debtholders,

(ii) to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “— Release of Liens on Collateral,” or

(iii) to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,” or

(b) amends the provisions described in this clause (2) or the definition of “Act of Required Debtholders,” “Required Priority Lien Debtholders” or “Required Subordinated Lien Debtholders,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3) no amendment or supplement to the provisions of any Security Document that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee or any Secured Debt Representative, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, as applicable.

Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only if consent to such release is granted in accordance with the applicable Secured Debt Document for each Series of Secured Debt that is required to consent to the release of the Collateral Trustee’s Liens on such Collateral as described above under the caption “— Release of Liens on Collateral.” Any amendment or supplement that results in the Collateral Trustee’s Liens upon the Collateral no longer securing the Notes and all related Note Obligations under the Indenture may only be effected in accordance with the provisions described above under the caption “— Release of Liens in Respect of Notes.”

The Collateral Trust Agreement provides that, notwithstanding anything to the contrary in the provisions described under the caption “— Amendment of Security Documents,” but subject to the provisions described in clauses (2) and (3) of the first paragraph under that caption, any amendment or waiver of, or any consent under, any provision of the Collateral Trust Agreement or any other Security Document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Subordinated Lien Document without the consent of or notice to any holder of Subordinated Lien Obligations and without any action by ACCO or any Guarantor or any holder of Notes or other Priority Lien Obligations or other Subordinated Lien Obligations.

Voting

In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each applicable Series of Secured Debt will vote the total amount of Secured Debt under that Series of Secured Debt as a block in respect of any vote under the Collateral Trust Agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt

The Indenture provides that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Priority Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Priority Lien Debt;

(5) the time of taking possession or control over any Liens securing any Series of Priority Lien Debt;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Priority Liens granted at any time by ACCO or any Guarantor will secure, equally and ratably, all present and future Priority Lien Obligations.

The provisions described in the immediately preceding paragraph are intended for the benefit of, and will be enforceable by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the Collateral Trustee, as holder of Priority Liens, in each case, as a third party beneficiary. The Priority Lien Representative of each future Series of Priority Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee and the Trustee at the time of incurrence of such Series of Priority Lien Debt.

Ranking of Priority Liens

The Indenture requires the Subordinated Lien Documents, if any, to provide that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Subordinated Liens at any time granted by ACCO or any Guarantor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations and all Liens securing ABL Debt Obligations.

The Indenture also requires the Subordinated Lien Documents, if any, to provide that the provisions described in the foregoing clauses (1) through (7) are intended for the benefit of, and will be enforceable by, each present and future holder of Priority Lien Obligations and ABL Debt Obligations, each present and future Priority Lien Representative, the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations and the Collateral Trustee as holder of Priority Liens, in each case, as a third party beneficiary. The Subordinated Lien Representative of each future Series of Subordinated Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee, the ABL Collateral Agent or other representative with respect to any ABL Debt Obligations and each Priority Lien Representative at the time of incurrence of such Series of Subordinated Lien Debt.

Relative Rights

Nothing in the Note Documents:

(1) impair, as between ACCO and the holders of the Notes, the obligation of ACCO to pay principal, interest and premium, if any, on the Notes in accordance with their terms or any other obligation of ACCO or any Guarantor under the Note Documents;

(2) affect the relative rights of holders of Notes as against any other creditors of ACCO or any Guarantor (other than holders of Subordinated Liens, Liens securing ABL Debt Obligations, Permitted Prior Liens or other Priority Liens);

(3) restrict the right of any holder of Notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions (a) “— The Intercreditor Agreement — Limitation on Enforcement of Remedies,” (b) “— The Intercreditor Agreement — No Interference; Payment Over; Reinstatement,” (c) “— The Intercreditor Agreement — Agreements With Respect to Insolvency or Liquidation Proceedings,” (d) “— The Collateral Trust Agreement — Enforcement of Liens” or (e) “— The Collateral Trust Agreement — Insolvency or Liquidation Proceedings”);

(4) restrict or prevent any holder of Notes or other Priority Lien Obligations, the Collateral Trustee or any other person from exercising any of its rights or remedies upon a default or event of default not specifically restricted or prohibited by the provisions described above under the captions (a) “— The Intercreditor Agreement — Limitation on Enforcement of Remedies,” (b) “— The Intercreditor Agreement — No Interference; Payment Over; Reinstatement,” (c) “— The Intercreditor Agreement — Agreements With Respect to Insolvency or Liquidation Proceedings,” (d) “— The Collateral Trust Agreement — Enforcement of Liens” or (e) “— The Collateral Trust Agreement — Insolvency or Liquidation Proceedings”; or

(5) restrict or prevent any holder of Notes or other Priority Lien Obligations, the Trustee, the Collateral Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions described above under the captions (a) “— The Intercreditor Agreement — Agreements With Respect to Insolvency or Liquidation Proceedings,” (b) “— The Collateral Trust Agreement — Enforcement of Liens” or (c) “— The Collateral Trust Agreement — Insolvency or Liquidation Proceedings.”

Further Assurances; Insurance

The Indenture and the Security Documents provide that ACCO and each of the Guarantors will do or cause to be done all acts and things that may be reasonably required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

Upon the reasonable request of the Collateral Trustee or any Secured Debt Representative at any time and from time to time, ACCO and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

The Indenture and the Security Documents require that ACCO and the Guarantors:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Security Documents.

Upon the request of the Collateral Trustee, ACCO and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds on all insurance policies of ACCO and the Guarantors, and the Collateral Trustee will be named as loss payee as its interests may appear, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of ACCO and the Guarantors.

Compliance with the Trust Indenture Act

The Indenture requires ACCO to comply with the provisions of Trust Indenture Act § 314. To the extent applicable, ACCO will cause Trust Indenture Act § 313(b), relating to reports, and Trust Indenture Act § 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by Trust Indenture Act § 314(d) may be made by an officer of ACCO except in cases where Trust Indenture Act § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee.

Notwithstanding anything to the contrary in the preceding paragraph, ACCO will not be required to comply with all or any portion of Trust Indenture Act § 314(d) if ACCO determines, in good faith, that under the terms of Trust Indenture Act § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act § 314(d) is inapplicable to released Collateral. ACCO and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Collateral Trustee or any holder of Priority Lien Obligations, conduct ordinary course activities with respect to the Collateral.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under “— Repurchase at the Option of Holders — Change of Control” and “— Certain Covenants — Asset Sales.”

Optional Redemption

On or after September 15, 2012, we may redeem the Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the 12-month period beginning on September 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2012	105.313%
2013	102.657%
2014 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time on or prior to September 15, 2012, ACCO may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by ACCO or (2) by any direct or indirect parent of ACCO to the extent the net cash proceeds of such Equity Offering by such direct or indirect parent of ACCO are contributed to the common equity capital of ACCO or used to purchase Capital Stock (other than Disqualified Stock) of ACCO from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.625%, plus accrued and unpaid interest on the Notes redeemed to the redemption date; provided, however, that

•	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; and

•	any such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any such Equity Offering may be given prior to the completion thereof, and any redemption of Notes at ACCO’s option may, if so provided in the applicable redemption notice, be made subject to the satisfaction of one or more conditions precedent including, but not limited to, completion of the related Equity Offering.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “— Book-Entry, Delivery and Form; Depositary Procedures,” based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless any conditions precedent have not been satisfied or waived. On and after the redemption date, unless we default in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

We may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of Notes will have the right to require ACCO to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, except to the extent ACCO has previously elected to redeem Notes as described under “— Optional Redemption.”

Within 30 days following any Change of Control, except to the extent ACCO has exercised its right to redeem Notes as described under “— Optional Redemption,” ACCO will mail a notice (a “Change of Control Offer”) to each holder of the holder of Notes, with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require ACCO to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by ACCO, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

In addition, ACCO will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by ACCO and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by ACCO pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the ABL Credit Facility and require an offer to repurchase the Company’s Senior Subordinated Notes. Future Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require ACCO to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the New

Notes — We may not be able to raise the funds necessary to finance the change of control offer required by the indenture.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount at any one time not to exceed the sum of (x) $225.0 million and (y) to the extent the ABL Credit Facility outstanding on the Issue Date is amended, modified, renewed, refunded, replaced, restated, restructured, or refinanced after the Issue Date, the fees and transaction costs in connection therewith;

(b) Priority Lien Debt of the Company or any Guarantor under any one or more indentures or other Credit Facilities in an aggregate principal amount at any one time outstanding under the provision described in this clause (b) not to exceed (as of any date of Incurrence of Indebtedness under the provision described in this clause (b) and after giving pro forma effect to such Incurrence and the application of the net proceeds therefrom) the Priority Lien Cap;

(c) the Existing Indebtedness of the Company and its Restricted Subsidiaries;

(d) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other

Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit (other than letters of credit issued under the Credit Agreement), such obligations are reimbursed within 30 days following such drawing;

(e) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture;

(f) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(g) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(h) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(i) Hedging Obligations of the Company or a Restricted Subsidiary that are Incurred in the ordinary course of business and not Incurred for speculative purposes;

(j) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(k) any Guarantee by the Company or a Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness is permitted under the terms of the Indenture (other than pursuant to clause (r) below); provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such Guarantee of the Company or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee with respect to the Notes, as applicable, to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(l) Indebtedness of the Company or a Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two (2) Business Days of its Incurrence;

(m) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or the issuance of Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to extend, refund, refinance, renew, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries issued as permitted under the first paragraph of this covenant and clauses (b), (c), (n) and (p) of this paragraph or any Indebtedness Incurred or

Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(ii) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;

(iii) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantees of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(iv) is Incurred in an aggregate principal amount or face or liquidation amount (or if issued with original issue discount, an aggregate accreted price) that is equal to or less than the aggregate principal amount or face or liquidation amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, renewed, replaced or defeased plus all accrued interest and premium, fees and expenses Incurred in connection with such refinancing, refunding, renewing, replacement or defeasance; and

(v) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclauses (i) and (ii) of this clause (m) will not apply to any refunding or refinancing of the Notes or any other Priority Lien Debt;

(n) Indebtedness of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary (where, in the case of a purchase, such purchase may be effected directly or through the purchase of the Capital Stock of the Person owning such property, plant and equipment), in the aggregate principal amount, including all Refinancing Indebtedness permitted to be Incurred under the Indenture to refund, refinance, renew or defease or replace any Indebtedness Incurred pursuant to the provision described in this clause (n), not to exceed the greater of (1) 5.0% of Total Assets and (2) $25.0 million, at any one time outstanding;

(o) Indebtedness of the Company or any Restricted Subsidiary, to the extent the net proceeds thereof are promptly (x) used to purchase Notes tendered pursuant to a Change of Control Offer or (y) deposited to defease the Notes;

(p) the Incurrence of Acquired Indebtedness by the Company or a Restricted Subsidiary; provided that, after giving effect to the transactions that result in the Incurrence or issuance thereof, the Fixed Charge Coverage Ratio would be greater than immediately prior to such transactions;

(q) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings); and

(r) Indebtedness or Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries in an aggregate principal amount, accreted value or face amount and with an aggregate liquidation preference not to exceed $50.0 million at any one time outstanding.

For purposes of determining compliance with this covenant, in the event that an item, or a portion of such item, taken by itself, of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (r) above or such item is (or portion, taken by itself, would be) entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the ABL Credit Facility outstanding on the Issue Date shall he deemed to have been Incurred pursuant to clause (a) and the Notes issued on the Issue Date (and any related Exchange Notes) shall be deemed to have been Incurred pursuant to clause (b) and, in each case, the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the ABL Credit Facility or Notes outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary of the Company;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Lien Debt or any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Lien Debt or any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase defeasance, acquisition or retirement; or (B) Indebtedness permitted under clauses (f) and (h) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(d) make any Restricted Investment

(all such payments and other actions described in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (7), (11) and (12) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter commencing July 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Disqualified Stock and Equity Interests, the proceeds of which Equity Interests are used in the manner described in clause (9) of the next succeeding paragraph), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company), plus

(c) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Refunding Capital Stock and Disqualified Stock), plus

(d) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any of its Restricted Subsidiaries from:

(i) the sale or other disposition (other than to the Company or one of its Restricted Subsidiaries) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (17) of the next succeeding paragraph),

(ii) the sale (other than to the Company or one of its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, or

(iii) a distribution or dividend from an Unrestricted Subsidiary, plus

(e) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the

Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness of the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the Restricted Investment was made pursuant to clause (17) of the next succeeding paragraph).

The Fair Market Value of property other than cash covered by clauses (3)(b), (c), (d) and (e) above shall be determined in good faith by the Company and

(i) in the event of property with a Fair Market Value in excess of $5.0 million, shall be set forth in an Officers’ Certificate; or

(ii) in the event of property with a Fair Market Value in excess of $30.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) either of:

(a) the payment, repurchase, retirement, redemption, defeasance or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent company of the Company or any Subordinated Lien Debt or any Indebtedness of the Company or any Restricted Subsidiary that is unsecured or contractually subordinated to the Notes or to any Note Guarantee in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent company of the Company or contributions to the equity capital of the Company, other than Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary (collectively, including such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of the Company, of Refunding Capital Stock;

(3) the payment, redemption, repurchase, defeasance or other acquisition of any Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee or any Subordinated Lien Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Restricted Subsidiary which is Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) such Indebtedness has a Weighted Average Life to Maturity at the time it is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired,

(b) such Indebtedness has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired,

(c) to the extent such Indebtedness refinances Indebtedness pari passu with, or subordinated to, the right of payment of the Notes or the Note Guarantees, as applicable, such new Indebtedness is pari passu with, or subordinated, at least to the same extent as the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired, to the right of payment of the Notes or the Note Guarantees, as applicable,

(d) such Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired plus all accrued interest and premiums, fees, expenses and prepayment penalties Incurred in connection with such repayment, redemption, repurchase, defeasance or acquisition, and

(e) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired;

(4) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company;

(5) any purchase or acquisition from, or withholding on issuance to, any employee of the Company or any Restricted Subsidiary of the Company of Equity Interests of the Company, or Equity Interests of any direct or indirect parent of the Company in order to satisfy any applicable Federal, state or local tax payments in respect of the receipt of such Equity Interests;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price thereof;

(7) the repurchase, retirement, redemption or other acquisition (or dividends to any direct or indirect parent company of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent company of the Company or any other Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (7) do not exceed $3.0 million in any calendar year; provided, further, that the Company or any of its Restricted Subsidiaries may carry over and make in any subsequent calendar year, in addition to the amounts otherwise permitted for such calendar year, the amount of purchases, retirements, redemptions, other acquisitions for value and dividends permitted to have been made but not made in any preceding calendar year, and any of this amount not paid in any calendar year may be carried forward to a subsequent calendar year;

(8) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiaries Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) Restricted Investments acquired in exchange for, or out of the net proceeds of a substantially concurrent issuance of Equity Interests, other than Disqualified Stock, of the Company;

(10) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(11) upon the occurrence of a Change of Control and within 90 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of any Subordinated Lien Debt or any Indebtedness of the Company or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(12) within 90 days after completion of any offer to repurchase Notes pursuant to the covenant described under “— Certain Covenants — Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of any Subordinated Lien Debt or any Indebtedness of ACCO or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(13) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(14) the redemption, repurchase, retirement, defeasance or other acquisition of any Disqualified Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent sale of, Disqualified Stock of the Company or any Restricted Subsidiaries Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(15)  the payment, redemption, repurchase, defeasance or other acquisition of any Senior Subordinated Notes, in each case if the Senior Secured Debt Ratio would not exceed 2.50 to 1.00 determined on a pro forma basis after giving effect to such payment, redemption, repurchase, defeasance or other acquisition of such Senior Subordinated Notes pursuant to this clause (15);

(16) the payment, redemption, repurchase, defeasance or other acquisition of any Senior Subordinated Notes in an aggregate amount which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (16), do not exceed $25.0 million;

(17) other Restricted Payments in an aggregate amount which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (17), do not exceed $10.0 million; or

(18) the repurchase of any Senior Subordinated Notes in connection with the Refinancing Transactions for an aggregate repurchase price not to exceed $25.0 million; provided any such Restricted Payments made pursuant to the provision described in this clause (18) must be made within 30 Business Days of the Issue Date;

provided that, in the case of clauses (11), (12), (15), (16), (17) and (18) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

In determining the extent to which any Restricted Payment may be limited or prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (17) of the immediately preceding paragraph or among such categories and the types described in the first paragraph under “— Certain Covenants — Limitation on Restricted Payments;” provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under the caption “— Certain Covenants — Limitation on Restricted Payments.”

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. ACCO will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Restricted Subsidiary.” In the event of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, ACCO will be deemed to have made an Investment in such Subsidiary in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if such Investment would be permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions on the Issue Date, including pursuant to the ABL Credit Facility and Existing Indebtedness, and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) (A) the Indenture governing the Notes or the indenture governing the Senior Subordinated Notes, (B) the Notes (and any Exchange Notes related thereto) or the Senior Subordinated Notes, (C) Guarantees of the Notes or the Senior Subordinated Notes and (D) the ABL Debt Documents and the Secured Debt Documents;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Debt otherwise permitted to be Incurred pursuant to the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions with respect to dispositions or distributions of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company (i) that is a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to clause (n) or (r) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Refinancing Indebtedness permitted under the terms of the Indenture; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(13) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such extension, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of, (y) in the case of an Asset Sale that constitutes a Sale of Notes Collateral or a Sale of a Guarantor, the Company (or the applicable Guarantor, as the case may be) deposits the Net Proceeds therefrom (net of any Net Proceeds received in receipt of or allocable to the ABL Collateral of such Guarantor, in the case of a sale of a Guarantor) as collateral in a segregated account or accounts (each, a “Collateral Proceeds Account”) held by or under the control of (for purposes of the Uniform Commercial Code) the Collateral Trustee or its agent to secure all Secured Obligations pursuant to arrangements reasonably satisfactory to the Collateral Trustee; provided that no such deposit will be required except to the extent the aggregate Net Proceeds from all Sales of Notes Collateral and Sales of a Guarantor that are not held in a Collateral Proceeds Account and have not previously been applied in accordance with the provisions described in the next succeeding paragraph exceeds $10.0 million and (z) except in the case of Permitted Asset Swaps, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets, and

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of an Asset Sale other than a Sale of Notes Collateral or a Sale of a Guarantor, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay, repurchase or redeem Priority Lien Obligations (including Obligations under the Notes, but excluding any open market purchases of Notes or privately negotiated Note purchases) or ABL Debt Obligations;

(2) to repay, repurchase or redeem any Indebtedness secured by a Permitted Prior Lien;

(3) to repay, repurchase or redeem Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(4) to repay, repurchase or redeem other Indebtedness of the Company or any Guarantor (other than any Disqualified Stock or any Indebtedness that is contractually subordinated in right of payment to the Notes), other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company; provided that the Company shall equally and ratably redeem or repurchase the Notes as described under the caption “— Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(5) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(6) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale; or

(7) any combination of the foregoing;

provided that the Company will be deemed to have complied with the provision described in clauses (5) and (6) of this paragraph, as applicable, if, within 365 days of such Asset Sale, the Company shall have entered into a definitive agreement covering such Investment which is thereafter completed within 180 days after the first anniversary of such Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Notes Collateral or a Sale of a Guarantor, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds (net of any Net Proceeds received in receipt of the ABL Collateral of such Guarantor, in the case of a Sale of a Guarantor):

(1) to purchase other assets that would constitute Notes Collateral;

(2) to purchase Capital Stock of another Similar Business if, after giving effect to such purchase, the Similar Business becomes a Guarantor or is merged into or consolidated with either ACCO or any Guarantor;

(3) to make a capital expenditure with respect to assets that constitute Notes Collateral;

(4) to repay Indebtedness secured by a Permitted Prior Lien on any Notes Collateral that was sold in such Asset Sale; or

(5) any combination of the foregoing;

provided that ACCO will be deemed to have complied with the provision described in clauses (1), (2) and (3) of this paragraph, as applicable, if, within 365 days of such Asset Sale, the Company has entered into and not abandoned or rejected a binding agreement to purchase assets that constitute Notes Collateral or Capital Stock of another Similar Business or to make a capital expenditure with respect to assets that constitute Notes Collateral in compliance with the provisions described in clauses (1), (2) and (3) of this paragraph, and that purchase or capital expenditure is thereafter completed within 180 days after the first anniversary of such Asset Sale.

Any Net Proceeds from Asset Sales that are not applied or invested as described in the two preceding paragraphs will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds (including any Excess Proceeds held in the Collateral Proceeds Account) exceeds $25.0 million, ACCO will make an Asset Sale Offer to all holders of Notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Priority Lien Debt that may be purchased out of the Excess Proceeds. The offer price for the Notes and any other Priority Lien Debt in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other Priority Lien Debt repurchased, plus accrued and unpaid interest on the Notes and any other Priority Lien Debt to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Priority Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds (including any Excess Proceeds held in the Collateral Proceeds Account), the Notes and such other Priority Lien Debt shall be purchased on a pro rata basis based on the principal amount of Notes and such other Priority Lien Debt tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The ABL Credit Facility provides that certain asset sales will constitute a default under the ABL Credit Facility. Credit agreements that the Company enters into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the ABL Credit Facility and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the Company’s ability to pay cash to holders of Notes following the occurrence of an Asset Sale may be limited by their then existing financial resources; sufficient funds may not be available to ACCO when necessary to make any required repurchases of Notes. See “Risk Factors — Risks Relating to the New Notes — We may not be able to raise the funds necessary to finance the change of control offer required by the indenture.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a) such Affiliate Transaction is on terms that are not, taken as a whole, materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent company of the Company: provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company, as determined by the Board of Directors of the Company;

(4) any agreement or arrangement as in effect as of the Issue Date or any amendment, modification or supplement thereto or any replacement thereof so long as any such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date or any transaction contemplated by any of the foregoing agreements or arrangements;

(5) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(6) the issuance or sale of Equity Interests, other than Disqualified Stock, of the Company to any Affiliate or to any director, officer, employee or consultant of the Company, any direct or indirect parent company of the Company or any Subsidiary of the Company;

(7) the grant of stock options or similar rights to officers, employees, consultants and directors of the Company and, to the extent otherwise permitted under the Indenture, any Restricted Subsidiary, pursuant to plans approved by the Board of Directors of the Company and the issuance of securities pursuant thereto;

(8) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9) any transactions effected as part of a Qualified Receivables Transaction; and

(10) any employment, consulting, service or termination agreements, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries, including amounts paid pursuant to employee benefit plans, employee stock option or similar plans, in each case in the ordinary course of business and approved by the Board of Directors of the Company.

Liens

ACCO will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Reports

The Indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors in the Notes upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Notes are freely tradeable under Rule 144.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent of the Company is or becomes a Guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Guarantees

If ACCO or any of its Restricted Subsidiaries acquires or creates any other Domestic Subsidiary or Subsidiaries (other than an Excluded Subsidiary) on or after the date of the Indenture, then each such newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 30 days of the date of such acquisition or creation.

ACCO will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Guarantor (including, but not limited to, any Indebtedness under any Credit Facility) unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior in right of payment to or pari passu in right of payment with such Subsidiary’s Guarantee of such other Indebtedness. In addition, in the event that any Restricted Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, then such Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 30 days of the date of such event. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that the provisions described in this clause (i) shall not apply if such Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (ii) assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under “— Certain Covenants — Asset Sales.”

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ACCO, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of ACCO, if the sale of such Capital Stock of that Guarantor complies with the covenants described above under the caption “— Certain Covenants — Asset Sales” and “Certain Covenants — Limitation on Restricted Payments;”

(2) if ACCO properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3) solely in the case of a Note Guarantee created pursuant to the provision described in the second paragraph under the caption “— Certain Covenants — Guarantees,” upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to the covenant described under the caption “— Certain Covenants — Guarantees,” except a discharge or release by or as a result of payment under such Guarantee.

Business Activities

ACCO will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to ACCO and its Restricted Subsidiaries taken as a whole.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if such Person is a limited liability company or partnership (A) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, or (B) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith) and (ii) assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under the covenant described under the caption “— Merger, Consolidation or Sale of Assets,” shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture.

In addition, neither ACCO nor any Restricted Subsidiary of ACCO may, directly or indirectly, lease all or substantially all of the properties or assets of ACCO and its Restricted Subsidiaries, considered as one entity, in one or more related transactions, to any other Person. The provision described in clause (3) of the immediately preceding paragraph will not apply to any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among ACCO and any of its Restricted Subsidiaries.

Events of Default and Remedies

Each of the following is an event of default (an “Event of Default”), under the Indenture:

(1) a Default for 30 consecutive days in any payment when due of interest with respect to the Notes,

(2) a Default in the payment when due of principal or premium, if any, of the Notes,

(3) the failure by ACCO or any of its Restricted Subsidiaries to comply with the provisions described under “— Merger, Consolidation or Sale of Assets,”

(4) the failure by ACCO or any of its Restricted Subsidiaries to comply for 30 days after notice with the provisions described under the caption “— Repurchase at the Option of Holders — Change of Control,” “— Certain Covenants — Asset Sales,” “— Certain Covenants— Limitation on Restricted Payments” or “— Certain Covenants — Limitation on the Incurrence of Indebtedness and the Issuance of Disqualified Stock and Preferred Stock,”

(5) the failure by ACCO or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by holders of at least 25% in principal amount of the then-outstanding Notes to comply with any other agreements in the Indenture, the Intercreditor Agreement or any other Secured Document,

(6) Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ACCO or any of its Significant Subsidiaries (or the payment of which is guaranteed by ACCO or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture (other than Indebtedness owing to ACCO or a Significant Subsidiary), if that Default:

(a) is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness; or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Default under clause (a) above, or the maturity of which has been so accelerated, aggregates $25.0 million or more,

(7) certain events of bankruptcy, insolvency or reorganization of ACCO or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary),

(8) failure by ACCO or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers, and for which the carrier(s) have acknowledged coverage in writing), which judgments are not discharged, waived or stayed for a period of 60 days,

(9) any Note Guarantee of a Guarantor ceases to be in full force and effect (except as contemplated by the terms thereof) or ACCO or any Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such event continues for ten (10) days,

(10) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Secured Debt Documents, either of ACCO or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest in the Collateral is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of ACCO, ACCO fails to cause such Subsidiary to rescind such assertions within 30 days after ACCO has actual knowledge of such assertions,

(11) any Secured Debt Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, other than in accordance with the terms of the relevant Secured Debt Document and the Indenture; provided that it will not be an Event of Default under the provisions described in this clause (11) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Subordinated Lien purported to be granted under such Security Documents on Collateral ceases to be enforceable and perfected, or

(12) except as permitted by the Indenture, any Priority Lien purported to be granted under any Secured Debt Document on Collateral, individually or in the aggregate, having a fair market value in excess of $15.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Prior Liens.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of ACCO occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without notice or other act on the part of the Trustee or any holders. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then-outstanding Notes by notice to ACCO may declare the principal of, premium, if any, and accrued but unpaid interest, if any, on all the Notes to be immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the then-outstanding Notes may rescind any such acceleration and its consequences with respect to the Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security to it against any loss, liability or expense for action taken in relation to the Notes. Except to enforce the right of any holder of a Note to receive payment of the principal of, premium, if any, interest when due on such Note, on or after the due date expressed in the Notes (which right shall not be impaired or affected without the consent of the holder), no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the then-outstanding Notes make a written request to the Trustee to pursue the remedy,

(3) such holder or holders have offered the Trustee reasonable security or indemnity to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the then-outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, if any, on, premium, if any, on, or the principal of, the Notes. Subject to certain restrictions, the holders of a majority in principal amount of the then-outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to an officer of the Trustee or written notice of it is received by the Trustee. The Trustee may withhold from holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest. In addition, ACCO is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. ACCO also is required to deliver to the Trustee, within 10 Business Days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action ACCO is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests of ACCO or any direct or indirect parent corporation of ACCO, or any Guarantor, as such, shall have any liability for any obligations of ACCO or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives all such purported claims of, and releases all such purported, liability. The waiver and release described in this paragraph are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance

ACCO may, at its option and at any time, terminate and discharge all of its obligations under the Notes and the Security Documents and all obligations of the Guarantors will be discharged with respect to their Note Guarantees and the Security Documents (“Legal Defeasance”), except for

(1) ACCO’s obligations with respect to the Notes concerning temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(2) the rights, powers, trusts, duties and immunities of the Trustee, and ACCO’s and the Guarantors’ obligations in connection therewith; and

(3) the Legal Defeasance provisions of the Indenture.

In addition, ACCO may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture and the Security Documents, except as otherwise described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default and the related acceleration of the payment of Notes (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply.

ACCO may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) ACCO must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and ACCO must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, ACCO shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) ACCO has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, ACCO shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which ACCO or any of its Subsidiaries is a party or by which ACCO or any of its Subsidiaries is bound;

(6) ACCO must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by ACCO with the intent of preferring the holders of Notes over the other creditors of ACCO with the intent of defeating, hindering, delaying or defrauding creditors of ACCO or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, ACCO must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(8) ACCO must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided under the caption “— The Collateral Trust Agreement — Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendments, Supplements and Waivers

Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the related Security Documents may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes), and any past default or non-compliance with, or requirement for future compliance with, any provision of the Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on, any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) waive or reduce any payment or premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above,

(5) make any Note payable in money or currency other than that stated in such Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, or interest on such holder’s Notes on or after the due dates therefor (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or the right to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes,

(8) make any change in the amendment and waiver provisions herein which require each holder’s consent,

(9) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture,

(10) expressly subordinate such Note or any Note Guarantee to any other Indebtedness of ACCO or any Guarantor or make any other change in the ranking or priority of any Note that would adversely affect the holders;

(11) amend, change or modify the obligation of ACCO to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “— Certain Covenants — Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of ACCO to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “— Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto,

(12) except as otherwise permitted under the covenants described under the captions “— Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Guarantees,” consent to the assignment or transfer by ACCO or any Guarantor of any of their rights or obligations under the Indenture, or

(13) make any change in the provisions in the Security Documents or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment to, or waiver of, the provisions of the Indenture or the Security Documents that has the effect of releasing all or substantially all of the Collateral from the Liens of the Indenture and the Security Documents (but only to the extent any such consent is required under the Collateral Trust Agreement).

Notwithstanding the preceding, without the consent of any holder of Notes, ACCO, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of ACCO’s or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of ACCO’s or such Guarantor’s assets, in either case as permitted under the captions “— Merger, Consolidation and Sale of Assets” or “— Certain Covenants — Guarantees”;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provision described under “— Certain Covenants — Guarantees;”

(7) to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or the Security Documents;

(8) to evidence and provide for the acceptance of appointment by a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture or to provide for a successor or replacement Collateral Trustee under the Security Documents;

(9) to provide for the issuance of additional Notes in accordance with the limitations in the Indenture as set forth in the Indenture;

(10) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents; or

(11) to grant any Lien for the benefit of the holders of the Notes.

In addition, the Collateral Trustee and the Trustee will be authorized to amend the Security Documents to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture and that after so securing any such additional secured parties, the amount of Priority Lien Debt does not exceed the Priority Lien Cap and the amount of Subordinated Lien Debt does not exceed the Subordinated Lien Cap.

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, ACCO is required to mail to the respective holders of Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of Notes entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes that have been authenticated (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by ACCO and thereafter repaid to ACCO or discharged from such trust) and have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of ACCO, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of ACCO, and ACCO has irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, and interest on the Notes to the date of maturity or redemption together with irrevocable instructions from ACCO directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which ACCO or any Guarantor is a party or by which ACCO or any Guarantor is bound;

(3) ACCO and/or the Guarantors have paid all other sums payable under the Indenture; and

(4) ACCO have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided under the caption “— The Collateral Trust Agreement — Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by ACCO as registrar and a paying agent with regard to the Notes. The Trustee and its affiliates have engaged, currently are engaged and may in the future engage in other transactions with ACCO, the Guarantors and their respective affiliates in the ordinary course of their business.

Book-Entry, Delivery and Form; Depositary Procedures

Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued in the form of one or more registered notes in book-entry form (collectively, the “Global Notes”). Each such Global Note will be registered in the name of The Depository Trust Company (“DTC”) or its nominee, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such Global Note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the Trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the Global Notes for all purposes.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Note . Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants (including through Euroclear and Clearstream, each as defined below). Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

Payments, transfers, exchanges and other matters relating to beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V. (as operator of the Euroclear system, “Euroclear”) and Clearstream Banking Luxembourg (“Clearstream”)), which may change from time to time.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, ACCO and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. The Company has been advised by DTC that upon receipt of any payment of principal of, premium on, if any, and interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be (i) governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and (ii) the sole responsibility of the participants or the indirect participants and not the responsibility of DTC, the Trustee or ACCO. Neither ACCO nor the Trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the owners of beneficial interests in the Notes, and ACCO and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except as set forth below, a Global Note may not be transferred except as a whole by DTC or a nominee or successor of DTC to a nominee of DTC or to DTC.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture for any purpose. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The foregoing description of the operations and procedures of DTC are provided solely as a matter of convenience. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. These operations and procedures are solely within the control of DTC or the respective settlement system and are subject to changes by them. None of the Company or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations and each of the Company and the Trustee urge investors to contact the system or their participants directly to discuss these matters.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated Notes only if:

(1) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and in either case, the Company fails to appoint a successor depositary;

(2) the Company in its discretion at any time determines not to have any or all the Notes represented by such Global Note; or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note.

Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes,

(1) certificated Notes will be issued only in fully registered form in approved denominations requested by or on behalf of the depository (in accordance with its customary procedures);

(2) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes; and

(3) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Same-Day Settlement and Payment

ACCO will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Global Note holder. ACCO will make all payments of principal, interest and premium, if any, with respect to certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be made eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. ACCO expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Collateral” means all of ACCO’s and the Guarantors’ now owned or hereafter acquired right, title and interest in:

(a) Accounts and “payment intangibles,” including tax refunds but excluding “payment intangibles” (in each case, as defined in Article 9 of the New York Uniform Commercial Code) that constitute identifiable proceeds of Notes Collateral;

(b) “inventory” (as defined in Article 9 of the New York Uniform Commercial Code) and all Indebtedness owed to ACCO or any of its Subsidiaries that arises from cash advances to enable the obligor thereof to acquire “inventory”;

(c) “deposit accounts” (as defined in Article 9 of the New York Uniform Commercial Code), “commodity accounts” (as defined in Article 9 of the New York Uniform Commercial Code), “securities accounts” (as defined in Article 8 of the New York Uniform Commercial Code) and all lock-boxes at any “bank” (as defined in Article 9 of the New York Uniform Commercial Code), including all “money” (as defined in Article 1 of the New York Uniform Commercial Code), “certificated securities,” “uncertificated securities,” “securities entitlements” and “investment property” (as defined in Article 8 or Article 9 of the New York Uniform Commercial Code) or other assets credited thereto or deposited therein (including all cash, Cash Equivalents, marketable securities and other funds held in or on deposit in any such deposit account, commodity account or securities account, but excluding all equity interests owned by ACCO or the Guarantors); “instruments” (as defined in Article 9 of the New York Uniform Commercial Code), including intercompany notes (subject to the proviso in clause (e) below); “chattel paper” (as defined in Article 9 of the New York Uniform Commercial Code); and all cash and cash equivalents, including cash and cash equivalents securing letters of credit or other ABL Debt Obligations;

(d) “general intangibles” (as defined in Article 9 of the New York Uniform Commercial Code), “chattel paper” (as defined in Article 9 of the New York Uniform Commercial Code) or “instruments” (as defined in Article 9 of the New York Uniform Commercial Code) pertaining to the other items of property included within clauses (a), (b), (c), (e), (f) and (g) of this definition;

(e) all indebtedness of ACCO and each Subsidiary of ACCO that is owing to ACCO or any Guarantor provided that ABL Collateral shall not include intercompany indebtedness from Foreign Subsidiaries owed to ACCO or any Guarantor up to an aggregate amount of $30.0 million;

(f) books and “records” (as defined in Article 9 of the New York Uniform Commercial Code), “documents” (as defined in Article 9 of the New York Uniform Commercial Code) and related “letters of credit” (as defined in Article 5 of the New York Uniform Commercial Code) and “commercial tort claims” (as defined in Article 9 of the New York Uniform Commercial Code) or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing; and

(g) all substitutions, replacements, accessions, products, “supporting obligations” (as defined in Article 9 of the New York Uniform Commercial Code) and “proceeds” (as defined in Article 9 of the New York Uniform Commercial Code) (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of all or any of the foregoing;

except to the extent that any item of property included in clauses (a) through (g) constitutes an Excluded Asset and provided that in no case shall any item included in clause (a) through (g) include any identifiable cash proceeds in respect of Notes Collateral or any Net Proceeds from a Sale of Notes Collateral to the extent that such item includes identifiable cash proceeds in respect of Notes Collateral or any Net Proceeds from a sale of Notes Collateral that have been (or should have been) deposited in the Collateral Proceeds Account in accordance with the provisions set forth under the caption “— Certain Covenants — Asset Sales” until such time as such Net Proceeds are released therefrom in accordance with the terms of the Indenture.

“ABL Credit Facility” means that certain Syndicated Facility Agreement — ABL Revolving Facility, to be dated as of September 30, 2009, by and among ACCO and the other Restricted Subsidiaries party thereto, as borrowers, Deutsche Bank AG New York Branch, as administrative agent and the other agents and lenders named therein, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions (whether as agents or lenders) or otherwise.

“ABL Debt” means

(1) Indebtedness outstanding under the ABL Credit Facility on the date of the Indenture or incurred from time to time after the date of the Indenture under the ABL Credit Facility; and

(2) additional Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of ACCO or any Restricted Subsidiary secured by senior Liens on ABL Collateral and junior Liens on Notes Collateral (or, with respect to Foreign Subsidiaries, secured by Liens on assets of such Foreign Subsidiaries that would constitute ABL Collateral if owned by ACCO or any Guarantor); provided, in the case of any additional Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such additional Indebtedness is incurred by ACCO or such Restricted Subsidiary, as applicable, such additional Indebtedness is designated by ACCO, in an Officers’ Certificate delivered to the Collateral Trustee, as “ABL Debt” for purposes of the Secured

Debt Documents; provided, that such Indebtedness may not be designated as both ABL Debt and Priority Lien Debt, or designated as both ABL Debt and Subordinated Lien Debt; and

(b) the collateral agent or other representative with respect to such Indebtedness, the ABL Collateral Agent, the Collateral Trustee, ACCO and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new intercreditor agreement substantially similar to the Intercreditor Agreement, as in effect on the date of the Indenture, and in a form reasonably acceptable to each of the parties thereto).

“ABL Debt Documents” means the ABL Credit Facility, any additional credit agreement, indenture or other agreement pursuant to which any ABL Debt Obligations are incurred and the security or other loan documents, notes, Guarantees, instruments and agreements related thereto (other than any such documents that do not secure ABL Debt Obligations).

“ABL Debt Obligations” means ABL Debt and all other Obligations in connection with the ABL Credit Facility, including:

(1) additional Obligations of ACCO or any Restricted Subsidiary relating to any cash management services or treasury management services provided to ACCO or any Restricted Subsidiary by any agent or lender or Affiliate thereof even if the respective lender subsequently ceases to be a lender under the ABL Credit Facility (together with successors and assigns); and

(2) Hedging Obligations of ACCO or any Restricted Subsidiary relating to hedging agreements with any agent or lender or Affiliate thereof even if the respective lender subsequently ceases to be a lender under the ABL Credit Facility (together with successors and assigns) and other Hedging Obligations incurred to hedge or manage interest rate risk; provided that, in the case of any such other Hedging Obligations:

(a) such Hedging Obligations, in addition to any additional collateral arrangements which may be applicable, are secured by a Lien on all of the assets and properties that secure additional notes under an additional indenture or Indebtedness under a Credit Facility in respect of which such Hedging Obligations are incurred;

(b) such Lien is senior to or on a parity with the Liens securing additional notes under such additional indenture or such Indebtedness under such Credit Facility in respect of which such Hedging Obligations are incurred; and

(c) such Hedging Obligations are governed by an agreement that includes a Lien Sharing and Priority Confirmation.

“ABL Lien Cap” means, as of any date of determination the sum of (x) $225.0 million and (y) to the extent the ABL Credit Facility outstanding on the Issue Date is amended, modified, renewed, refunded, replaced, restated, restructured, or refinanced after the Issue Date, the fees and transaction costs in connection therewith.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Account” shall mean, without duplication, (i) an “account” as such term is defined in Article 9 of the New York Uniform Commercial Code, as applicable, (ii) any and all supporting obligations in respect thereof and (iii) any right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered or to be rendered.

“Act of Required Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of at least 50.1% of the sum of:

(a) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Subordinated Lien Debt representing the Required Subordinated Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, ACCO or any Affiliate of ACCO will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “— The Collateral Trust Agreement — Voting.”

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “— Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “— Certain Covenants — Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $5.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) sales or leases of inventory, equipment, accounts receivable or other current assets in the ordinary course of business;

(h) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary of the Company;

(i) any disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture;

(j) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(k) any issuance of employee stock options or stock awards pursuant to benefit plans of the Company or any of its Restricted Subsidiaries;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing; and

(m) the lease, assignment or sublease of any real or personal property in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Bankruptcy Code” means Title 11 of the United States Code.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits, money market deposits, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, in each case with maturities not exceeding two years from the date of acquisition; and

(9) in the case of any Foreign Subsidiary:

(a) direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof;

(b) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which investments or obligors, or the direct or indirect parents of such obligors, have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; or

(c) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, or the direct or indirect parents of such obligors, which investments or obligors, or the direct or indirect parents of such obligors, are not rated as provided in such clauses or in clause (b) above but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors, or the direct or indirect parent of such obligors.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of ACCO and its subsidiaries, taken as a whole, to any Person; or

(2) ACCO becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of ACCO or any direct or indirect parent of ACCO; or

(3) individuals who on the Issue Date constituted the Board of Directors of ACCO (together with any new directors whose election by such Board of Directors of ACCO or whose nomination for election by the stockholders of ACCO, as the case may be, was approved by a vote of a majority of the directors of ACCO then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of ACCO then in office.

“Class” means (1) in the case of Subordinated Lien Debt, every Series of Subordinated Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Collateral” means the Notes Collateral and the ABL Collateral.

“Collateral Trustee” means U.S. Bank National Association, in its capacity as collateral trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary thereof in respect of such period;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred under the Indenture (in each case, whether or not successful), in each case, shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded; and

(7) any other non-cash items (including, without limitation, equity based compensation expense) which would otherwise increase or decrease Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period or an accrual of, or cash reserve for, anticipated cash charges in a future period) shall be excluded.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Facility), commercial paper facilities, note purchase agreements or indentures, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of ABL Debt Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute ABL Debt;

(2) payment in full in cash of the principal of, and interest, fees and premium, if any, on all ABL Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of ABL Debt;

(3) (i) cash collateralization (at the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable ABL Debt Document) or other discharge satisfactory to the issuing lender thereof of all outstanding letters of credit constituting ABL Debt Obligations and (ii) the termination or expiration of all commitments to issue letters of credit that would constitute ABL Debt Obligations; and

(4) payment in full in cash of all other ABL Debt Obligations that are outstanding and unpaid at the time the ABL Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of, and interest and premium, if any, on, all Priority Lien Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of Priority Lien Debt;

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Senior Obligations” means the Discharge of ABL Debt Obligations and the Discharge of Priority Lien Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute

Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of ACCO other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Depreciation and Amortization Expense.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Priority Lien Debt or Subordinated Lien Debt within that Class, for the account of the holders of such Series of Priority Lien Debt or Subordinated Lien Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, each outstanding Series of Priority Lien Debt or Subordinated Lien Debt within that Class when the allocation or distribution is made, and thereafter; and

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Priority Lien Debt or Subordinated Lien Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of the Company or any direct or indirect parent of the Company, as applicable, other than Disqualified Stock, other than public offerings with respect to the Company’s or such direct or indirect parent company’s common stock registered on Form S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(1) all interests in real property other than (i) fee interests if the greater of the cost or the book value of such fee interest is more than $2,000,000 and (ii) leasehold interests in real property contemplated to be used by ACCO or the applicable Guarantor for any material manufacturing operations;

(2) any property or asset to the extent that the grant of a Lien under the Security Documents in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an

Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(3) any lease, license, contract, property right or agreement to which ACCO or any Guarantor is a party or any of its rights or interests thereunder only to the extent and only for so long as the grant of a Lien under the Security Documents will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(4) Equity Interests in ACCO Brands Receivables Funding LLC, so long as such entity is a Receivables Subsidiary;

(5) Equity Interests or other securities of any Subsidiary of ACCO (other than ACCO Brands Europe Holding LP) to the extent the pledge of such Equity Interests or other securities would require ACCO to file separate financial statements with SEC with respect to such Subsidiary pursuant to Rule 3-16 of Regulation S-X under the Securities Act, as in effect from time to time; provided that in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) all of such Subsidiary’s Equity Interests or other securities to be pledged to secure the Priority Lien Obligations without the filing with the SEC of separate financial statements of such Subsidiary, then all of the Equity Interests and other securities of such Subsidiary shall automatically be deemed to be part of the Notes Collateral (and the Security Documents shall be amended to reflect such inclusion in the Notes Collateral);

(6) any amount of Voting Equity Interests of any Foreign Subsidiary exceeding, and only to the extent that such Voting Equity Interests exceed, 65% of the total Voting Equity Interests of such Foreign Subsidiary held by ACCO or any Guarantor;

(7) the Equity Interests of any Foreign Subsidiary other than (A) ACCO Mexicana S.A. de C.V., ACCO Brands Canada Inc. and ACCO Brands Europe Holding LP; and (B) any Foreign Subsidiary directly owned by ACCO or any Guarantor if the product of that Foreign Subsidiary’s EBITDA for the preceding fiscal year times 7.0 exceeds $42.5 million, such determination to be made annually at the conclusion of the audit of ACCO’s annual financial statements, in each case subject to clauses (5) and (6) above; and

(8) certain other items agreed by the parties and as more fully set forth in the Security Documents.

“Excluded Subsidiary” means:

(1) ACCO Brands Receivables Funding LLC; and

(2) any Foreign Subsidiary.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the ABL Credit Facility) outstanding on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the

Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as described under “Summary Historical Consolidated Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that any such adjustment (x) in excess of $5.0 million shall be set forth in an Officers’ Certificate and (y) in excess of $30.0 million shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum of:

(1) Consolidated Interest Expense, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of ACCO other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will he accounted for as an Investment.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) each direct or indirect Domestic Subsidiary of ACCO on the date of the Indenture (other than any Excluded Subsidiary);

(2) any other Restricted Subsidiary of ACCO that executes a Note Guarantee from time to time in accordance with the provisions of the Indenture; and

(3) their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” means a Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any specified Person, without duplication:

(1) any indebtedness of such Person, without duplication, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof), excluding letters of credit securing obligations other than obligations described in subclauses (a), (b), (e) and (f) of this clause (1) and entered into in the ordinary course of business of such Person, to the extent such letters of credit are not drawn upon, or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth (5th) Business Day following receipt by such Person of a demand for reimbursement, (c) in respect of bankers’ acceptances, (d) representing the deferred balance and unpaid purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and excluding any such balance or unpaid purchase price to the extent that it is either required to be or at the option of such Person may be satisfied solely through the issuance of Equity Interests of the Company that are not Disqualified Stock, (e) in respect of Capitalized Lease Obligations, or (f) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money or (2) Obligations under or in respect of Qualified Receivables Financing.

“Initial Purchasers” means, collectively, Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and the other initial purchasers listed on Schedule A to the Purchase Agreement, dated September 21, 2009 between ACCO and the initial purchasers.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against ACCO or any Guarantor under the Bankruptcy Code, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of ACCO or any Guarantor, any receivership or assignment for the benefit of creditors relating to ACCO or any Guarantor or any similar case or proceeding relative to ACCO or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to ACCO or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the Indenture and the Security Documents;

(3) any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to ACCO or any Guarantor or any of their assets;

(4) any other proceeding of any type or nature in which substantially all claims of creditors of ACCO or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(5) any analogous procedure or step in any jurisdiction.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), in each case with maturities not exceeding two (2) years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, payroll, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date the Notes were originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of Secured Debt and each existing and future Secured Debt Representative:

(a) that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by ACCO or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c) consenting to the terms of the Collateral Trust Agreement and the Intercreditor Agreement and the Collateral Trustee’s performance of, and directing the Collateral Trustee to perform, its obligations under the Collateral Trust Agreement, the Intercreditor Agreement and the other Security Documents;

(2) as to any Series of ABL Debt, the written agreement of the holders of such Series of ABL Debt, as set forth in the credit agreement, indenture or other agreement governing such Series of ABL Debt, for the enforceable benefit of all holders of Secured Debt and each Secured Debt Representative that the holders of Obligations in respect of such Series of ABL Debt are bound by the provisions of the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new intercreditor agreement substantially similar to the Intercreditor Agreement, as in effect on the date of the Indenture, and in a form reasonably acceptable to each of the parties thereto); and

(3) as to any Series of Subordinated Lien Debt, the written agreement of the holders of such Series of Subordinated Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, for the enforceable benefit of all holders of Secured Debt and each existing and future Secured Debt Representative:

(a) that all Subordinated Lien Obligations will be and are secured equally and ratably by all Subordinated Liens at any time granted by ACCO or any Guarantor to secure any Obligations in respect of such Series of Subordinated Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Subordinated Lien Debt, and that all such Subordinated Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Subordinated Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Subordinated Lien Debt are bound by the provisions of the Collateral Trust Agreement and the Intercreditor Agreement, including the provisions relating to the ranking of Subordinated Liens and the order of application of proceeds from the enforcement of Subordinated Liens; and

(c) consenting to the terms of the Collateral Trust Agreement and the Intercreditor Agreement and the Collateral Trustee’s performance of, and directing the Collateral Trustee to perform, its obligations under the Collateral Trust Agreement, the Intercreditor Agreement and the other Security Documents.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any), and interest on Indebtedness required (other than pursuant to the second and third paragraphs of the covenant described under “— Certain Covenants — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Note Documents” means the Indenture, the Notes and the Security Documents.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Notes Collateral” means all of the tangible and intangible properties and assets at any time owned or acquired by ACCO or any Guarantor, except:

(1) Excluded Assets; and

(2) ABL Collateral.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the ACCO by at least two Officers of ACCO, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of ACCO that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of ACCO) that meets the requirements of the Indenture.

“Permitted Asset Swap” means any transfer of properties or assets by ACCO or any of its Restricted Subsidiaries in which the consideration received by the transferor consists primarily of properties or assets to be used in a Similar Business; provided that (1) the fair market value (determined in good faith by the Board of Directors of ACCO if such amount is reasonably likely to exceed $50.0 million) of properties or assets received by ACCO or any such Restricted Subsidiary in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Directors of ACCO if such amount is reasonably likely to exceed $50.0 million) of properties or assets transferred by ACCO or such Restricted Subsidiary in connection with such Permitted Asset Swap and (2) the aggregate fair market value of assets transferred by ACCO and its Restricted Subsidiaries in connection with all transactions that ACCO designates as Permitted Asset Swaps after the Issue Date does not exceed 15% of Total Assets.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “— Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part thereof; provided, that such amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing does not increase the aggregate principal amount thereof;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries in satisfaction of judgments, settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of ACCO of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) Hedging Obligations permitted under clause (i) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses, commission and payroll advances and other similar expenses or advances, in each case Incurred in the ordinary course of business;

(11) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph described under “— Certain Covenants — Limitation on Restricted Payments”;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5), and (8) of such paragraph);

(13) Guarantees issued in accordance with the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Guarantees”;

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(15) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(16) any Investment by Restricted Subsidiaries of the Company in other Restricted Subsidiaries of the Company and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Company;

(17) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits;

(18) Investments consisting of intercompany indebtedness between the Company and the Guarantors or between Guarantors and permitted by the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(19) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest; and

(20) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20) since the Issue Date, not to exceed the greater of (x) 5.0% of Total Assets and (y) $25.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens on ABL Collateral securing (a) ABL Debt in an aggregate principal amount (as of the date of incurrence of any ABL Debt and after giving pro forma effect to the application of the net proceeds therefrom and with letters of credit or bankers’ acceptances issued under the ABL Credit Facility being deemed to have a principal amount equal to the face amount thereof), not exceeding the ABL Lien Cap, and (b) all other ABL Debt Obligations;

(2) Liens on assets of Foreign Subsidiaries that would constitute ABL Collateral if owned by ACCO or any Guarantor;

(3) Liens on Notes Collateral securing (a) ABL Debt in an aggregate principal amount (as of the date of incurrence of any ABL Debt and after giving pro forma effect to the application of the net proceeds therefrom and with letters of credit or bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), not exceeding the ABL Lien Cap, and (b) all other ABL Debt Obligations, which Liens are made junior to Priority Lien Obligations pursuant to the terms of the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new intercreditor agreement substantially similar to the Intercreditor Agreement, as in effect on the date of the Indenture, and in a form reasonably acceptable to each of the parties thereto);

(4) Priority Liens securing (a) Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Priority Lien Cap, and (b) all other Priority Lien Obligations;

(5) Subordinated Liens securing (a) Subordinated Lien Debt in an aggregate principal amount (as of the date of incurrence of any Subordinated Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Subordinated Lien Cap and (b) all other Subordinated

Lien Obligations, which Liens are made junior to the Priority Lien Obligations and ABL Debt Obligations pursuant to the Collateral Trust Agreement and the Intercreditor Agreement;

(6) Liens in favor of ACCO or any Restricted Subsidiary;

(7) Liens on property, assets or shares of Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with ACCO or any Restricted Subsidiary of ACCO; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with ACCO or the Restricted Subsidiary;

(8) Liens on property existing at the time of acquisition thereof by ACCO or any Restricted Subsidiary of ACCO; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by ACCO or the Restricted Subsidiary;

(9) Liens existing on the date of the Indenture, other than liens to secure the Notes issued on the date of the Indenture or to secure Obligations under the ABL Credit Facility outstanding on the date of the Indenture;

(10) Liens to secure any Refinancing Indebtedness permitted to be incurred under the Indenture (other than ABL Debt, Priority Lien Debt or Subordinated Lien Debt); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in clause (n) of the second paragraph of the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(12) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(13) Liens to secure the performance of tenders, completion guarantees, statutory obligations, judgments, bids, contracts, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature incurred in the ordinary course of business;

(14) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(15) Liens imposed by law, such as carriers’ warehousemen’s, landlords’ mechanics’, suppliers’, materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case incurred in the ordinary course of business;

(16) licenses, entitlements, servitudes, encumbrances, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections of title, minor survey defects or other similar restrictions on the use of any real property that were not incurred in connection with Indebtedness and do not, in the aggregate, materially adverse the value of said properties or materially interfere with their use in the operation of the business of ACCO or any of its Restricted Subsidiaries;

(17) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of ACCO or any of its Restricted Subsidiaries;

(18) with respect to any leasehold interest where ACCO or any Restricted Subsidiary of ACCO is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(19) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by ACCO or any of its Restricted Subsidiaries granted in the ordinary course of business;

(20) Liens of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under the Indenture, so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(22) deposits made in the ordinary course of business to secure liability to insurance carriers;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by ACCO or any of its Restricted Subsidiaries in the ordinary course of business;

(24) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the Indenture;

(25) any extension, renewal or replacement, in whole or in part of any Lien described in clauses (7), (8), (9) and (11) of this definition of “Permitted Liens;” provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(26) Liens on cash or Cash Equivalents securing Hedging Obligations in existence on the date of the Indenture, or permitted to be incurred under, the Indenture;

(27) Liens on accounts receivable, chattel paper and other related assets of a Receivables Subsidiary incurred in connection with Indebtedness Incurred by such Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(28) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practice, including, without limitation, the licensing of any intellectual property that ACCO or any of its Subsidiaries determine to no longer utilize;

(29) Liens securing pension obligations of ACCO Brands Europe Ltd. and any Subsidiary formed under the laws of the United Kingdom on any assets of any such Person that do not extend to property constituting Collateral;

(30) Liens on that certain parcel of real property located in Auckland, New Zealand that do not, in the aggregate, exceed $5.0 million at any one time outstanding; and

(31) Liens other than any of the foregoing incurred by ACCO or any Restricted Subsidiary of ACCO with respect to Indebtedness or other Obligations that do not constitute Indebtedness and that do not, in the aggregate, exceed $10.0 million at any one time outstanding.

“Permitted Prior Liens” means:

(1) Liens described in clauses (1), (2), (7), (8), (9) and (11) of the definition of “Permitted Liens;” and

(2) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Security Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of ACCO or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date of determination, $495.0 million.

“Priority Lien Debt” means:

(1) the Notes initially issued by ACCO under the Indenture; and

(2) additional notes issued under any indenture or other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of ACCO that is secured equally and ratably with the Notes by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any additional notes or other Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such additional notes were issued or Indebtedness is incurred by ACCO, such additional notes or other Indebtedness, as applicable, is designated by ACCO, in an Officers’ Certificate delivered to each Priority Lien Representative and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and Priority Lien Debt and no Series of Secured Debt may be designated as both ABL Debt and Priority Lien Debt;

(b) such additional notes or such Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such additional notes or such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if ACCO delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such notes or such Indebtedness is “Priority Lien Debt”).

“Priority Lien Documents” means the Indenture and any additional indenture, credit facility or other agreement pursuant to which any Priority Lien Debt is incurred and the Security Documents related thereto (other than any Security Documents that do not secure Priority Lien Obligations).

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof.

“Priority Lien Representative” means (1) the Collateral Trustee, in the case of the Notes, or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of such Series of Priority Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure ABL Obligations, Priority Lien Obligations or Subordinated Lien Obligations shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Transactions” means, collectively, the offer and sale of the Notes, the entry into the ABL Credit Facility and the use of the proceeds from the sale of the Notes, together with initial borrowings under the ABL Credit Facility, to (i) repay all amounts outstanding under the Company’s senior secured credit agreement, dated as of August 17, 2005, as amended, and under the Company’s receivables sale and contribution agreement and receivables purchase agreement, each dated January 9, 2008; (ii) pay settlement costs upon termination of the Company’s five-year cross currency swap entered into as of September 22, 2005; (iii) repurchase a portion of the Company’s 7.625% senior subordinated notes due 2015 pursuant to clause (18) under “— Limitation on Restricted Payments”; and (iv) pay the fees, expenses and other costs relating to the foregoing transactions.

“Required Priority Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Priority Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption “— The Collateral Trust Agreement — Voting.” For purposes of this definition, Priority Lien Debt registered in the name of, or beneficially owned by, ACCO or any Affiliate of ACCO shall be deemed not to be outstanding.

“Required Subordinated Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Subordinated Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption “— The Collateral Trust Agreement — Voting.” For purposes of this definition, Subordinated Lien Debt registered in the name of, or beneficially owned by, ACCO or any Affiliate of ACCO will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“Sale of a Guarantor” means (1) any Asset Sale involving a sale, lease, conveyance or other disposition of the Capital Stock of a Guarantor or (2) the issuance of Equity Interests by a Guarantor, other than (a) an issuance of Equity Interests by a Guarantor to the Company or another Restricted Subsidiary of the Company, and (b) directors’ qualifying shares.

“Sale of Notes Collateral” means any Asset Sale involving a sale, lease, conveyance or other disposition of Notes Collateral.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt” means Priority Lien Debt and Subordinated Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents and the Subordinated Lien Documents.

“Secured Debt Representative” means each Priority Lien Representative, collateral agent or other representative in respect of any ABL Debt Obligations and Subordinated Lien Representative.

“Security Documents” means the Collateral Trust Agreement, the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by ACCO or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “— The Collateral Trust Agreement — Amendment of Security Documents.”

“Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (1) ABL Debt, plus (2) Priority Lien Debt of ACCO and its Restricted Subsidiaries as of that date to ACCO’s EBITDA for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of ABL Debt, Priority Lien Debt and EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Senior Subordinated Notes” means the senior subordinated notes due 2015 of ACCO issued under an indenture dated August 5, 2005 in an original principal amount of $350,000,000.

“Series of ABL Debt” means, severally, the ABL Credit Facility and any Credit Facility and other Indebtedness that constitutes ABL Debt Obligations.

“Series of Priority Lien Debt” means, severally, the Notes and any additional notes, any Credit Facility (other than the ABL Credit Facility) and other Indebtedness that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Subordinated Lien Debt and each Series of Senior Debt.

“Series of Senior Debt” means each Series of ABL Debt and each Series of Priority Lien Debt.

“Series of Subordinated Lien Debt” means, severally, each issue or series of Subordinated Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act.

“Similar Business” means a business, the majority of whose revenues are derived from the type of activities conducted by the Company and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of ACCO unless such contingency has occurred).

“Subordinated Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any Collateral of ACCO or any Guarantor to secure Subordinated Lien Obligations.

“Subordinated Lien Cap” means, as of any date of determination, the amount of Subordinated Lien Debt that may be incurred by ACCO or any Guarantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom the Subordinated Lien Debt Ratio would not exceed 2.0 to 1.0.

“Subordinated Lien Debt” means any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of ACCO or any Guarantor that is secured on a subordinated basis to the Priority Lien Debt by a Subordinated Lien that was permitted to be Incurred and so secured under each applicable Secured Debt Document; provided that:

(1) on or before the date on which such Indebtedness is incurred by ACCO or such Guarantor, such Indebtedness is designated by ACCO or such Guarantor, as applicable, in an Officers’ Certificate delivered to each Subordinated Lien Representative and the Collateral Trustee, as “Subordinated Lien Debt” for the purposes of the Indenture or Credit Facility and the Collateral Trust Agreement; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and Priority Lien Debt;

(2) such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(3) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (3) will be conclusively established if ACCO delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Subordinated Lien Debt”).

“Subordinated Lien Debt Ratio” means, as of any date of determination, the ratio of (1) Priority Lien Debt, plus (2) Subordinated Lien Debt of ACCO and its Restricted Subsidiaries as of that date to ACCO’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of Priority Lien Debt, the amount of Subordinated Lien Debt and EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Subordinated Lien Documents” means, collectively, any indenture, credit agreement or other agreement governing each Series of Subordinated Lien Debt and the Security Documents related thereto (other than any Security Documents that do not secure Subordinated Lien Obligations).

“Subordinated Lien Obligations” means Subordinated Lien Debt and all other Obligations in respect thereof.

“Subordinated Lien Representative” means, in the case of any future Series of Subordinated Lien Debt, the Trustee, agent or representative of the holders of such Series of Subordinated Lien Debt who maintains the transfer register for such Series of Subordinated Lien Debt and (1) is appointed as a Subordinated Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, together with its successors in such capacity, and (2) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(2) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Equity Interests” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the registration statement in which this prospectus is included is not filed with the SEC on or before March 29, 2010; declared effective by the SEC on or before April 28, 2010 (or, if the SEC elects to review the exchange offer registration statement, on or before June 28, 2010); or the exchange offer is not consummated within 30 business days after the effectiveness of such registration statement, or, in certain limited circumstances, in the event that a shelf registration statement with respect to the resale of the old notes is not filed within 60 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 120 days after such obligation arises, then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such an event in an amount equal to one-quarter of one percent (0.25%) per annum (in addition to the interest rate on the old notes) on the principal amount of the old notes held by such holder. In addition, the amount of additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of the old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.0% per annum of the principal amount of such old notes. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of New Notes.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relevant to the exchange of old notes for new notes (with terms substantially identical to those of the old notes for which they are exchanged) pursuant to the exchange offer as described herein and the ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations that may be relevant to a particular holder of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Except as otherwise explicitly provided in this summary, this summary is limited to the tax consequences to those persons who acquired their old notes pursuant to their original issuance at their initial issue price, hold the notes as capital assets within the meaning of Section 1221 of the Code and acquire new notes pursuant to the terms of the exchange offer as described herein, which such persons are referred to in this summary as “Holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. Moreover, we have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY.  PROSPECTIVE HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF EXCHANGING, ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

A partnership for U.S. federal income tax purposes generally is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. or a Non-U.S. person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership exchanging, acquiring or holding notes, you should consult your tax advisor about the U.S. tax consequences of exchanging, holding and disposing of the notes.

All or a portion of the notes may be redeemed prior to their stated maturity date. Such early redemptions are contingent upon certain events, which may implicate the provisions of Treasury regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a contingent payment debt instrument if, at the time of its issuance, there is only a “remote” likelihood that a contingency will occur. We intend to take the position that the notes are not contingent payment debt instruments for the purposes of these Treasury regulations. However, there can be no assurance that the IRS will accept, or that a court would uphold, this position. The remainder of this summary assumes that the notes will not be subject to the Treasury regulations governing contingent payment debt instruments.

Treatment of the Exchange

The exchange of old notes for new notes (with substantially identical terms as the old notes for which they are exchanged) pursuant to the exchange offer as described herein will not be a material modification of the terms of the notes and thus will not constitute a taxable event for U.S. federal income tax purposes. Accordingly, your adjusted tax basis in such new notes should equal your adjusted tax basis in the old notes (as of immediately before the exchange) for which they were exchanged, and your tax holding period in such new notes should include the holding period of such old notes.

U.S. Federal Income Taxation of U.S. Holders

Payments of Stated Interest

Payments of interest on the notes will generally be treated as “qualified stated interest” for U.S. federal income tax purposes and taxable as ordinary interest income at the time they accrue or are received by a U.S. Holder in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The old notes were issued with an amount of original issue discount (“OID”) in excess of the statutorily defined de minimis amount. Thus, U.S. Holders of the notes, regardless of the method of accounting they use, generally will have to include OID in income in respect of a note prior to their receipt of the corresponding cash attributable to such income. U.S. Holders of the notes generally will be required to include OID in income for United States federal income tax purposes on a constant yield basis, which ordinarily will result in the inclusion of increasing amounts of OID in income in successive accrual periods.

The amount of OID with respect to the notes is equal to the excess of the notes’ “stated redemption price at maturity” over the “issue price” of the notes. The stated redemption price at maturity of the notes includes all payments on the notes other than payments of “qualified stated interest.” The stated interest on the notes should be treated as qualified stated interest for these purposes. The issue price of the notes is the first price at which a substantial amount of the notes was sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The amount of OID to be included in income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note. A daily portion is determined by allocating to each day in the relevant “accrual period” a pro rata portion of the OID that accrued in such period. The amount of OID that accrues with respect to any accrual period generally is the excess of (1) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (2) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest). The foregoing discussion regarding OID is only general in nature and Holders are urged to consult their own tax advisors regarding how the OID rules apply to their individual circumstances.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally equals the cost of the note to such Holder increased by any OID included in gross income with respect to the note and decreased by any payments (other than payments of qualified stated interest) received by such Holder with respect to the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than twelve months. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest (including OID) on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that such payments are not effectively connected with the conduct of a U.S. trade or business conducted by the Non-U.S. Holder, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S. and:

(1) the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code);

(3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

(4) either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest (including OID) made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

(1) IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable treaty (a “Treaty Exemption”), or

(2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form to also provide its U.S. taxpayer identification number.

We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Notwithstanding the above, “withholdable” payments made to certain “foreign financial institutions” and other foreign entities may be subject to a U.S. withholding tax of 30% if the foreign financial institution or foreign entity, whichever is the case, does not comply with various disclosure requirements regarding certain U.S. persons owning financial accounts through such foreign financial institutions or a beneficial interest in such withholdable payment, or otherwise elects (to the extent permissible) to have such withholding tax apply. For these purposes, a withholdable payment generally includes, among other things, payments of interest (including OID). These additional U.S. withholding tax requirements were recently enacted, and various exceptions or exemptions may be put in place over the coming years. Moreover, these rules are generally effective with respect to withholdable payments occurring after December 31, 2012. Thus, Non-U.S. Holders should consult their own tax advisors regarding the potential application and impact of these rules.

If interest (including OID) on the note is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest (including OID) on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation and, if required by an applicable treaty, interest is attributable to a U.S. permanent establishment or fixed base, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including OID) on a note which is effectively connected with a U.S. trade or business will be included in such foreign corporation’s earnings and profits.

Disposition of Notes

No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a note.

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or such gain or income is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder).

Information Reporting and Backup Withholding

U.S. Holders

For each calendar year in which the notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid (including OID) to that beneficial owner during the calendar year and the amount of tax withheld, if any.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law, is notified by the IRS that it has failed to properly report payments of interest (including OID) or dividends or fails to certify, under penalties of perjury, that it has furnished the correct taxpayer identification number and that it has not been notified by the IRS that it is not subject to backup withholding, we, our agent or paying agents, or a broker may be required to withhold tax at a rate of 28% of each payment of interest (including OID) and principal (and premium) on the notes and on the proceeds from a sale of the notes. The backup withholding obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption. This backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders

U.S. backup withholding tax will not apply to payments on a note or proceeds from the sale of a note payable to a Non-U.S. Holder if the certification described in “— U.S. Federal Income Taxation of Non-U.S. Holders — Payments of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest (including OID) payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest (including OID) payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holders resides under the provisions of an applicable treaty.

Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY.  PROSPECTIVE HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF EXCHANGING, ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and guarantees offered hereby have been passed upon for us by Vedder Price P.C., Chicago, Illinois.

EXPERTS

The consolidated financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of ACCO Brands Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of ACCO Brands Corporation as of December 31, 2009, and for the year ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ACCO Brands Europe Holding LP as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS OF ACCO BRANDS EUROPE HOLDING LP

The accompanying consolidated financial statements of ACCO Brands Europe Holding LP (“ABEH”), a wholly-owned subsidiary of ACCO Brands Corporation (“ACCO”), are being provided pursuant to Rule 3-16 of the Securities and Exchange Commission’s Regulation S-X. The purpose of these financial statements is to provide information about a portion of the assets and equity interests that collateralize ACCO’s Senior Secured Notes due March, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners
ACCO Brands Europe Holding LP:

We have audited the accompanying consolidated balance sheets of ACCO Brands Europe Holding LP and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. ACCO Brands Europe Holding LP’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACCO Brands Europe Holding LP and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/KPMG LLP

Chicago, Illinois
March 29, 2010

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
	(In millions of dollars,
	except share data)

ASSETS
Current assets:
Cash and cash equivalents	$24.7	$12.3
Accounts receivable less allowances for discounts, doubtful accounts and returns; $4.1 and $5.5 for 2009 and 2008, respectively	117.7	118.0
Receivable from affiliates	18.1	27.7
Inventories	63.9	77.1
Deferred income taxes	4.3	13.4
Other current assets	7.9	18.8
Assets of discontinued operations held for sale	—	8.3

Total current assets	236.6	275.6
Property, plant and equipment, net	60.1	56.0
Deferred income taxes	12.8	6.3
Goodwill	38.6	36.8
Identifiable intangibles, net of accumulated amortization of $19.8 and $16.4 for 2009 and 2008, respectively	22.2	23.0
Prepaid pension	—	0.6
Investment in joint venture	30.2	19.7
Other assets	5.4	4.6
Assets of discontinued operations held for sale	—	0.4

Total assets	$405.9	$423.0

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities:
Notes payable to banks	$—	$0.8
Current portion of long-term debt	0.1	25.8
Accounts payable	33.4	50.8
Payable to affiliates	226.0	193.2
Accrued compensation	9.3	10.3
Accrued customer program liabilities	32.9	30.9
Other current liabilities	35.3	53.4
Liabilities of discontinued operations held for sale	1.1	3.4

Total current liabilities	338.1	368.6
Long-term debt	—	41.8
Deferred income taxes	8.2	7.9
Pension and postretirement benefit obligations	40.8	17.3
Long-term payable to affiliates	271.6	258.8
Other non-current liabilities	8.6	1.4
Liabilities of discontinued operations held for sale	—	1.0

Total liabilities	667.3	696.8

Commitments and Contingencies — Note 13
Partners’ deficit:
Partnership interests	302.5	290.0
Accumulated other comprehensive loss	(64.4)	(61.4)
Accumulated deficit	(499.5)	(502.4)

Total partners’ deficit	(261.4)	(273.8)

Total liabilities and partners’ deficit	$405.9	$423.0

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2009	2008	2007
	(In millions of dollars)

Net sales	$426.7	$548.1	$597.7
Net sales to related parties	28.3	29.4	27.1

Total net sales	455.0	577.5	624.8
Cost of products sold (including $7.9, $3.4 and $2.1 of expenses charged by related parties)	322.1	400.6	435.2

Gross profit	132.9	176.9	189.6
Operating costs and expenses:
Advertising, selling, general and administrative expenses (including $5.3, $3.3 and $1.4 of expenses charged back to related parties)	80.7	110.5	136.3
Amortization of intangibles	1.7	2.1	2.3
Restructuring charges	12.6	9.4	17.4
Goodwill and asset impairment charges	0.8	82.4	0.5

Total operating costs and expenses	95.8	204.4	156.5

Operating income (loss)	37.1	(27.5)	33.1
Non-operating expense (income):
Interest expense, net (including $10.3, $18.9 and $16.2 of expenses to related parties)	16.3	27.5	27.0
Equity in (earnings) of joint ventures	(4.7)	(6.5)	(6.8)
Other (income) expense, net (including $1.1 of gain from sale of Hetzel GmbH to a related party in 2008)	0.6	(0.9)	0.6

Income (loss) from continuing operations before income taxes	24.9	(47.6)	12.3
Income tax expense	17.3	12.9	8.7

Income (loss) from continuing operations	7.6	(60.5)	3.6
Loss from discontinued operations, net of income taxes	(3.6)	(31.6)	(10.5)

Net income (loss)	$4.0	$(92.1)	$(6.9)

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007
	(In millions of dollars)

Operating activities
Net income (loss) from continuing operations	$7.6	$(60.5)	$3.6
Net loss from discontinued operations	(3.6)	(31.6)	(10.5)
(Gain) loss on sale of assets	2.4	(6.7)	0.4
Depreciation	7.8	10.5	11.3
Goodwill and asset impairment charges and other non-cash charges	0.1	110.5	8.5
Amortization of debt issuance costs	1.0	1.3	1.2
Loss on retirement of bank debt	0.5	—	—
Amortization of intangibles	1.7	2.5	3.1
Stock based compensation	0.5	0.6	1.8
Deferred income tax (benefit) expense	6.9	1.0	(9.5)
Changes in balance sheet items:
Accounts receivable	16.5	11.9	10.7
Affiliates receivable and payable, net	(10.6)	12.3	(2.6)
Inventories	25.7	5.2	8.7
Other assets	3.3	(10.5)	1.0
Accounts payable	(25.0)	(7.6)	(9.6)
Accrued expenses and other liabilities	(9.3)	(4.7)	(4.7)
Accrued taxes	(3.3)	1.4	(0.7)
Other operating activities, net	(4.4)	3.0	(5.6)

Net cash provided by operating activities	17.8	38.6	7.1
Investing activities
Additions to property, plant and equipment	(4.9)	(11.0)	(12.8)
Proceeds from the sale of discontinued operations	3.4	—	—
Proceeds from the disposition of assets	0.3	7.4	0.1
Other investing activities, net	(0.6)	0.3	—

Net cash used by investing activities	(1.8)	(3.3)	(12.7)
Financing activities
Repayments of long-term debt	(72.0)	(33.0)	(26.1)
Borrowings (repayments) of short-term debt, net	(2.1)	(1.7)	1.1
Cost of debt amendments	(2.6)	(0.1)	—
Dividends paid to affiliates	(1.1)	—	—
Capital contributions from affiliates	12.5	56.3	—
Borrowings (repayments) from affiliate loans	59.6	(65.8)	26.7

Net cash provided (used) by financing activities	(5.7)	(44.3)	1.7
Effect of foreign exchange rate changes on cash	2.1	(3.5)	2.2

Net increase (decrease) in cash and cash equivalents	12.4	(12.5)	(1.7)
Cash and cash equivalents
Beginning of year	12.3	24.8	26.5

End of period	$24.7	$12.3	$24.8

Cash paid during the year for: (External interest only)
Interest	$6.1	$7.8	$10.0
Income taxes	$11.7	$10.0	$15.2

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Statement of Partners’ Equity (Deficit) and Comprehensive Income (Loss)

		Accumulated
		Other
	Partnership	Comprehensive	Accumulated		Comprehensive
	Interests	Income (Loss)	Deficit	Total	Income/(Loss)
	(In millions of dollars)

Balance at December 31, 2006	$233.6	$(20.9)	$(403.4)	$(190.7)
Net loss	—	—	(6.9)	(6.9)	$(6.9)
Loss on derivative financial instruments, net of tax	—	(1.4)	—	(1.4)	(1.4)
Translation impact	—	(6.5)	—	(6.5)	(6.5)
Pension and postretirement adjustment, net of tax	—	17.7	—	17.7	17.7

Total comprehensive income					$2.9

Other	0.1	—	—	0.1

Balance at December 31, 2007	233.7	(11.1)	(410.3)	(187.7)
Net loss	—	—	(92.1)	(92.1)	$(92.1)
Income on derivative financial instruments, net of tax	—	3.0	—	3.0	3.0
Translation impact	—	(40.7)	—	(40.7)	(40.7)
Pension and postretirement adjustment, net of tax	—	(12.6)	—	(12.6)	(12.6)

Total comprehensive loss					$(142.4)

Contributed capital	56.3	—	—	56.3

Balance at December 31, 2008	290.0	(61.4)	(502.4)	(273.8)
Net income	—	—	4.0	4.0	$4.0
Loss on derivative financial instruments, net of tax	—	(2.8)	—	(2.8)	(2.8)
Translation impact	—	21.8	—	21.8	21.8
Pension and postretirement adjustment, net of tax	—	(22.0)	—	(22.0)	(22.0)

Total comprehensive income					$1.0

Dividends paid to affiliates	—	—	(1.1)	(1.1)
Contributed capital	12.5	—	—	12.5

Balance at December 31, 2009	$302.5	$(64.4)	$(499.5)	$(261.4)

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements

1.	Background and Basis of Presentation

The management of ACCO Brands Corporation (ACCO or Parent) is responsible for the accuracy and internal consistency of the preparation of the consolidated financial statements and notes contained in this annual report.

ACCO Brands Europe Holding LP, a limited partnership (ABEH, we, us, our, the Partnership) is a wholly-owned subsidiary of ACCO. ABEH is primarily involved in the manufacturing, marketing and distribution of office products — including paper fastening, document management, computer accessories, time management, presentation and other office products — selling primarily to large resellers. The Partnership’s subsidiaries operate principally in Europe, Australia and Asia-Pacific.

The consolidated financial statements include the accounts of ABEH and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Our investments in companies that are between 20% and 50% owned are accounted for as equity investments. The Partnership’s share of earnings from equity investments is included on the line entitled, “Equity in earnings of joint ventures” in the consolidated statements of operations.

The Partnership’s former commercial print finishing business is reported in discontinued operations in the consolidated financial statements and related notes for all periods presented. Additional information regarding discontinued operations is discussed in Note 9.

The financial statements of ABEH are presented to comply with the requirement of Rule 3-16 of Regulation S-X of the Securities and Exchange Commission to provide financial statements of affiliates whose securities collateralize registered securities if certain significance tests are met. ABEH is reliant upon ACCO Brands to provide the necessary funding to support its activities. ACCO Brands has issued to ABEH a letter evidencing its ability and intent to provide ABEH with the necessary financial support through at least January 1, 2011.

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents.

Allowances for Doubtful Accounts, Discounts and Returns

Trade receivables are stated net of discounts and allowances for doubtful accounts and returns. The allowance for doubtful accounts represents estimated uncollectible receivables associated with potential customer non-payment on contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of non-payment has been specifically identified. In addition, the allowances include a provision for customer non-payment on a general formula basis when it is determined the risk of some non-payment is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer non-payment is based on various factors,

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

including the length of time the receivables are past due, historical experience and existing economic conditions.

The allowance for sales returns represents estimated uncollectible receivables associated with the potential return of products previously sold to customers, and is recorded at the time that the sales are recognized. The allowance includes a general provision for product returns based on historical trends. In addition, the allowance includes a reserve for currently authorized customer returns which are considered to be abnormal in comparison to the historical basis.

Inventories

Inventories are priced at the lower of cost (principally first-in, first-out) or market. A reserve is established to adjust the cost of inventory to its net realizable value. Inventory reserves are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as product discontinuance or engineering/material changes. These estimates could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in operating income. Betterments and renewals that improve and extend the life of an asset are capitalized; maintenance and repair costs are expensed. Purchased computer software is capitalized and amortized over the software’s useful life. The following table shows estimated useful lives of property, plant and equipment:

Buildings	40 to 50 years
Leasehold improvements	Lesser of lease term or 10 years
Machinery, equipment and furniture	3 to 10 years

Long-Lived Assets

In accordance with the authoritative guidance on the impairment or disposal of long-lived assets, a long-lived asset (including amortizable identifiable intangibles) or asset group is tested for recoverability wherever events or changes in circumstances indicate that its carrying amounts may not be recoverable. When such events occur, the Partnership compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership’s weighted average cost of capital, computed by selecting market rates at the valuation dates for debt and equity that are reflective of the risks associated with an investment in the Partnership’s industry as estimated by using comparable publicly traded companies.

Intangible Assets

Intangible assets are comprised primarily of indefinite-lived intangible assets acquired and purchased intangible assets arising from the application of purchase accounting to the merger with General Binding Corporation (“GBC”). The authoritative guidance on goodwill and other intangible assets, requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Indefinite-lived intangible assets are not amortized, but are required to be evaluated annually to determine whether the indefinite useful life is appropriate. Indefinite-lived intangibles are tested for

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

impairment on an annual basis and written down where impaired. Certain of the Partnership’s trade names have been assigned an indefinite life as these trade names are currently anticipated to contribute cash flows to the Partnership indefinitely.

The Partnership reviews indefinite-lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on that intangible. The Partnership considers the implications of both external (e.g., market growth, pricing, competition, and technology) and internal factors (e.g., product costs, margins, support expenses, capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite lived intangible assets are reviewed to determine whether they are likely to remain indefinite lived, or whether a finite life is more appropriate. Finite lived intangibles are amortized over 15, 23 or 30 years.

Goodwill

Goodwill has been recorded on the Partnership’s balance sheet related to the merger with GBC and represents the excess of the cost of the acquisition when compared to the fair value of the net assets acquired on August 17, 2005 (the acquisition date). ACCO Brands tests goodwill for impairment at least annually and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. ACCO Brands has determined that its reporting units are its operating segments, based on its organizational structure and the financial information that is provided to and reviewed by management. ABEH and its consolidated subsidiaries make up a substantial portion of the goodwill and the cash flows associated with the ACCO Brands’ International segment. Recoverability of goodwill is evaluated using a two-step process. In the first step, the entity’s estimated fair value is compared to its recorded carrying value. If the fair value exceeds the carrying value, goodwill is considered not impaired and no further testing is required. If the carrying value of the entity’s net assets exceeds the fair value, the second step of the impairment test is performed in order to determine the implied fair value of goodwill. Determining the implied fair value of goodwill requires valuation of the entity’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Similar to the review for impairment of other long-lived assets, the resulting fair value determination is significantly impacted by estimates of future sales for the Partnership’s products, capital needs, economic trends and other factors.

Employee Benefit Plans

The Partnership and its subsidiaries provide a range of benefits to their employees and retired employees, including pension, postretirement, post-employment and health care benefits. The Partnership records annual amounts relating to these plans based on calculations that include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. The Partnership reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of the modifications are generally recorded and amortized over future periods.

Income Taxes

Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is recorded to reduce deferred tax assets to an amount that is more likely than not to be realized.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The amount of income taxes that we pay is subject to ongoing audits by non-U.S. tax authorities. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. We believe that we have adequately provided for our best estimate of the expected outcomes related to these matters. However, our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are revised or resolved.

Revenue Recognition

We recognize revenue from product sales when earned, net of applicable provisions for discounts, return and allowances. We consider revenue to be realized or realizable and earned when all of the following criteria are met: title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. We also provide for our estimate of potential bad debt at the time of revenue recognition.

Customer Program Costs

Customer program costs include, but are not limited to, sales rebates, which are generally tied to achievement of certain sales volume levels, in-store promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowance programs. The Partnership generally recognizes customer program costs as a deduction to gross sales at the time that the associated revenue is recognized. Certain customer incentives that do not directly relate to future revenues are expensed when initiated.

In addition, “accrued customer programs” principally include, but are not limited to, sales volume rebates, promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowances as discussed above.

Shipping and Handling

The Partnership reflects all amounts billed to customers for shipping and handling in net sales and the costs incurred from shipping and handling product (including costs to ship and move product from the seller’s place of business to the buyer’s place of business, as well as costs to store, move and prepare products for shipment) in cost of products sold.

Warranty Reserves

The Partnership offers its customers various warranty terms based on the type of product that is sold. Estimated future obligations related to products sold under these warranty terms are provided by charges to operations in the period in which the related revenue is recognized.

Advertising Costs

Advertising costs amounted to $16.6 million, $46.4 million and $47.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. These costs include, but are not limited to, cooperative advertising and promotional allowances as described in “Customer Program Costs” above, and are principally expensed as incurred.

Research and Development

Research and development expenses, which amounted to $0.3 million, $2.9 million and $4.7 million for the years ended December 31, 2009, 2008 and 2007, respectively, are classified as general and administrative expenses and are charged to expense as incurred.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Stock-Based Compensation

ABEH participates in ACCO Brands Corporation’s stock plans with an allocation of the cost for ABEH employees for those plans considered compensatory. Equity compensation expense recognized for the years ended December 31, 2009, 2008 and 2007 were $0.5 million, $0.6 million and $1.8 million, respectively.

Foreign Currency Translation

Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange at the balance sheet date. Income and expenses are translated at the average rates of exchange in effect during the period. The related translation adjustments are made directly to a separate component of the Accumulated Other Comprehensive Loss caption in partners’ deficit. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses on these foreign currency transactions are included in income as they occur.

Derivative Financial Instruments

The Partnership records all derivative instruments in accordance with the authoritative guidance on derivative instruments and hedging activities. This guidance requires recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income and is recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of cash flow hedges is recognized in earnings.

Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. The Partnership continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro and Pound sterling.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) revised the authoritative guidance for business combinations, which establishes the principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance makes significant changes to existing accounting practices for acquisitions, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition. In April 2009, the FASB issued authoritative guidance that amends and clarifies the initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. As the Partnership has not made any acquisitions in fiscal 2009, the guidance adopted by the Partnership on January 1, 2009 did not impact the Partnership’s consolidated financial statements.

In December 2007, the FASB issued authoritative guidance that establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Partnership adopted this guidance beginning January 1, 2009. As the Partnership has no significant

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

noncontrolling interests this guidance had no material impact on the Partnership’s consolidated financial statements.

In February 2008, the FASB issued authoritative guidance that delayed for one year the effective date of the authoritative guidance for fair value measurements for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until periods beginning January 1, 2009. On January 1, 2009, the Partnership adopted the authoritative guidance for fair value measurements for nonfinancial assets and nonfinancial liabilities that are required to be measured at fair value. The adoption did not impact the Partnership’s consolidated financial statements.

In March 2008, the FASB issued authoritative guidance that is intended to improve the financial reporting about derivative instruments and hedging activities. This guidance requires entities to provide enhanced disclosures addressing how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance is effective for fiscal years beginning after November 15, 2008. The Partnership has provided the required disclosures in Note 11, Derivative Financial Instruments.

In December 2008, the FASB issued authoritative guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is effective for fiscal years ending after December 15, 2009. The Partnership has provided the required disclosures in Note 3, Pensions and Other Retiree Benefits.

In April 2009, the FASB issued authoritative guidance that requires fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. The Partnership adopted this guidance in 2009, the impact of which related only to disclosures of the Partnership’s debt and did not have a material impact on the Partnership’s consolidated financial statements. See Note 12, Fair Value of Financial Instruments.

In June 2009, the FASB issued the Accounting Standards Codification (the “Codification”) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification did not change GAAP, but reorganizes the literature. The Codification is to be applied for financial statements issued for interim and annual periods ending after September 15, 2009. The Partnership adopted this guidance in 2009 and its adoption did not impact the Partnership’s consolidated financial statements.

3.	Pension and Other Retiree Benefits

The Partnership has a number of pension plans, principally in Europe. The plans provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employee’s length of service and earnings. Cash contributions to the plans are made as necessary to ensure legal funding requirements are satisfied.

The Partnership provides postretirement health care and life insurance benefits to certain employees and retirees.

On January 1, 2008, the Partnership adopted the measurement date (the date at which plan assets and the benefit obligation are measured) provisions under the authoritative guidance for retirement benefits. Under these provisions, the measurement date is required to be the Partnership’s fiscal year-end. Our plans previously used a September 30 measurement date. The adoption of the measurement date provisions did not have a material impact on the Partnership’s consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the Partnership’s defined benefit pension plans and other postretirement benefit plans funded status and the amounts recognized in the Partnership’s consolidated balance sheets.

	Pension Benefits		Postretirement
	2009	2008	2009	2008
	(In millions of dollars)

Change in projected benefit obligation (PBO)
Projected benefit obligation at beginning of year	$203.4	$302.7	$4.2	$7.4
Service cost	2.4	3.9	—	0.1
Interest cost	13.7	16.2	0.3	0.4
Actuarial (gain) loss	40.9	(40.1)	0.1	(1.8)
Participants’ contributions	1.3	2.2	—	0.1
Foreign exchange rate changes	21.7	(69.1)	0.5	(1.7)
Benefits paid	(11.2)	(16.2)	(0.2)	(0.4)
Curtailment gain	(1.1)	(0.9)	—	—
Other items	—	4.7	—	0.1

Projected benefit obligation at end of year	271.1	203.4	4.9	4.2

Change in plan assets
Fair value of plan assets at beginning of year	190.2	320.0	—	—
Actual return on plan assets	27.6	(55.4)	—	—
Employer contributions	5.7	5.6	0.2	0.3
Participants’ contributions	1.3	2.2	—	0.1
Foreign exchange rate changes	20.9	(70.6)	—	—
Other items	—	4.6	—	—
Benefits paid	(11.2)	(16.2)	(0.2)	(0.4)

Fair value of plan assets at end of year	234.5	190.2	—	—

Funded status (fair value of plan assets less PBO)	$(36.6)	$(13.2)	$(4.9)	$(4.2)

Amounts recognized in the consolidated balance sheet consist of:
Prepaid pension benefit	$—	$0.6	$—	$—
Other current liabilities	0.6	0.6	0.2	0.2
Accrued benefit liability	36.0	13.2	4.7	4.1
Components of accumulated other comprehensive income, net of tax:
Unrecognized prior service cost	0.5	0.7	—	—
Unrecognized actuarial (gain) loss	56.6	34.7	(3.4)	(3.7)

Of the amounts included within accumulated other comprehensive income, the Partnership expects to recognize the following pre-tax amounts as components of net periodic benefit cost during 2010:

	Pension Benefits	Postretirement
	(In millions of dollars)

Prior service cost	$0.2	$—
Actuarial (gain) loss	5.0	(0.5)

	$5.2	$(0.5)

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The accumulated benefit obligation for all defined benefit pension plans was $256.3 million and $197.5 million at December 31, 2009 and 2008, respectively.

The following table sets out information for pension plans with an accumulated benefit obligation in excess of plan assets:

	2009	2008
	(In millions of dollars)

Projected benefit obligation	$268.5	$32.0
Accumulated benefit obligation	253.5	29.0
Fair value of plan assets	231.8	18.2

The following table sets out the components of net periodic benefit cost:

	Pension Benefits			Postretirement
	2009	2008	2007	2009	2008	2007
	(In millions of dollars)

Service cost	$2.4	$3.9	$5.7	$—	$0.1	$0.1
Interest cost	13.7	16.2	15.5	0.3	0.4	0.4
Expected return on plan assets	(12.8)	(19.8)	(19.9)	—	—	—
Amortization of prior service cost	0.2	0.2	0.5	—	—	—
Amortization of net loss (gain)	3.4	0.5	3.1	(0.6)	(0.5)	(0.6)
Curtailment	(0.5)	(0.2)	—	—	—	—

Net periodic benefit cost (income)	$6.4	$0.8	$4.9	$(0.3)	$—	$(0.1)

Other changes in plan assets and benefit obligations that were recognized in other comprehensive income during the year ended December 31, 2009, 2008 and 2007 were as follows:

	Pension Benefits			Postretirement
	2009	2008	2007	2009	2008	2007
	(In millions of dollars)

Current year actuarial (gain) loss	$26.1	$34.4	$(22.2)	$0.2	$(1.7)	$(0.4)
Amortization of actuarial (gain) loss	(3.6)	(1.0)	(3.1)	0.6	0.5	0.6
Current year prior service cost	—	0.4	0.1	—	—	—
Amortization of prior service credit	(0.3)	(0.4)	(0.5)	—	—	—
Foreign exchange rate changes	5.8	(14.9)	1.0	(0.4)	1.3	(0.1)
Other	—	(0.1)	—	—	0.1	—

Total recognized in other comprehensive income	$28.0	$18.4	$(24.7)	$0.4	$0.2	$0.1

Total recognized in net periodic benefit cost and other comprehensive income	$34.4	$19.2	$(19.8)	$0.1	$0.2	$—

Assumptions

Weighted average assumptions used to determine benefit obligations for years ended December 31, 2009, 2008 and 2007 were:

	Pension Benefits			Postretirement
	2009	2008	2007	2009	2008	2007

Discount rate	5.8%	6.5%	5.8%	5.8%	6.6%	5.8%
Rate of compensation increase	4.5%	3.6%	4.4%	—	—	—

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Weighted average assumptions used to determine net cost for years ended December 31, 2009, 2008 and 2007 were:

	Pension Benefits			Postretirement
	2009	2008	2007	2009	2008	2007

Discount rate	6.5%	5.8%	4.9%	6.6%	5.8%	5.0%
Expected long-term rate of return	6.3%	6.7%	6.7%	—	—	—
Rate of compensation increase	3.6%	4.4%	4.0%	—	—	—

Weighted average health care cost trend rates used to determine postretirement benefit obligations and net cost at December 31, 2009, 2008 and 2007 were:

	Postretirement Benefits
	2009	2008	2007

Health care cost trend rate assumed for next year	5%	5%	5%
Rate that the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%	5%
Year that the rate reaches the ultimate trend rate	2020	2020	2020

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease
	(In millions of dollars)

Effect on total of service and interest cost	$0.1	$(0.1)
Effect on postretirement benefit obligation	0.7	(0.6)

Plan Assets

The investment strategy for the Partnership is to optimize investment returns through a diversified portfolio of investments, taking into consideration underlying plan liabilities and asset volatility. Each plan has a different target asset allocation which is reviewed periodically and is based on the underlying liability structure. The target asset allocation for our plans is set by the local plan trustees.

The Partnership’s pension plan weighted average asset allocations at December 31, 2009 and 2008 were as follows:

	2009	2008

Asset category
Equity securities	48%	44%
Fixed income	41	41
Real estate	4	5
Other(1)	7	10

Total	100%	100%

(1)	Cash and cash equivalents and insurance contracts.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Fair value measurements of our pension plans assets by asset category at December 31, 2009 are as follows:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant	Fair Value
	Identical	Observable	Unobservable	as of
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2009
	(In millions of dollars)

Cash and cash equivalents	$3.9	$—	$—	$3.9
Equity securities	114.1	—	—	114.1
Government debt securities	—	20.6	—	20.6
Corporate debt securities	—	69.2	—	69.2
Other debt securities	—	6.8	—	6.8
Real estate	—	8.7	—	8.7
Insurance contracts	—	11.2	—	11.2

Total	$118.0	$116.5	$—	$234.5

Equity securities:  The fair values of equity securities are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs).

Debt securities:  Fixed income securities, such as corporate and government bonds and other debt securities consisting of index linked securities. These debt securities are valued using quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates, where applicable (level 2 inputs).

Real estate:  Real estate consists of publicly traded real estate investment trust securities (level 2 inputs).

Insurance contracts:  Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximates fair value (level 2 inputs).

Cash Contributions

The Partnership expects to contribute $8.9 million to its pension plans in 2010.

The following table presents estimated future benefit payments for the next ten fiscal years:

	Pension	Postretirement
	Benefits	Benefits
	(In millions of dollars)

2010	$9.6	$0.3
2011	$10.5	$0.3
2012	$11.8	$0.3
2013	$11.3	$0.3
2014	$11.9	$0.3
Years 2015 — 2019	$70.7	$1.7

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

4.	Goodwill and Identifiable Intangible Assets

Goodwill

Changes in the net carrying amount of goodwill allocated to ABEH were as follows:

Total
(In millions of dollars)

Balance at December 31, 2007	$115.0
Translation and other	(7.8)
Impairment charges	(70.4)

Balance at December 31, 2008	36.8
Translation and other	1.8

Balance at December 31, 2009	$38.6

Goodwill	$109.5
Accumulated impairment losses	(70.9)

Balance at December 31, 2009	$38.6

ABEH tests goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is tested for impairment using a two-step process. In the first step, the entity’s estimated fair value is compared to its recorded carrying value. If the fair value exceeds the carrying value, goodwill is considered not impaired and no further testing is required. If the carrying value of the entity’s net assets exceeds the fair value, the second step of the impairment test is performed in order to determine the implied fair value of goodwill. Determining the implied fair value of goodwill requires valuation of the entity’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Based upon our most recent annual impairment test completed during 2009, the fair value of goodwill was substantially in excess of its related carrying value.

2008

During 2008, ACCO Brands experienced a sustained, significant decline in its stock price. As a result of the decline in stock price, ACCO Brands market capitalization fell below the recorded value of its consolidated net assets. In addition, during 2008, ACCO Brands continued to experience a significant decline in both its sales and operating income as well as a reduction in its future forecasted cash flows. Given these impairment indicators, ABEH determined that its goodwill might be impaired.

Accordingly, during 2008, ABEH performed an assessment of goodwill for impairment. As part of our process for performing the step one impairment test of goodwill, we estimated the fair value of ABEH utilizing a discounted cash flow methodology. Based on the results of ABEH’s assessment of goodwill for impairment, it was determined that the carrying values of the entity’s net assets exceeded their estimated fair values. Therefore, ABEH performed the second step of the impairment test to determine the implied fair value of goodwill. As a result of the impairment assessment, ABEH concluded that the carrying value of goodwill exceeded its implied fair value and therefore recorded a goodwill impairment charge of $62.9 million.

Also during 2008, as a result of reduced sales and operating profits in ACCO Brands former Commercial Laminating Solutions business segment, ABEH recorded goodwill impairment charges of $17.5 million. Of these charges, the digital print finishing business recorded $7.5 million in 2008. The commercial print finishing business, which was subsequently reclassified as a discontinued operation, recorded goodwill

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

impairment charges of $10.0 million in 2008. The financial results of the commercial print finishing business, as well as the impairment charges related to this business have been classified within the caption “Discontinued Operations” for all periods.

Identifiable Intangibles

The gross carrying value and accumulated amortization by class of identifiable intangible assets as of December 31, 2009 and December 31, 2008 are as follows:

	As of December 31, 2009			As of December 31, 2008
	Gross		Net	Gross		Net
	Carrying	Accumulated	Book	Carrying	Accumulated	Book
	Amounts	Amortization	Value	Amounts	Amortization	Value
	(In millions of dollars)

Indefinite-lived intangible assets:
Trade names	$10.0	$—	$10.0	$10.3	$—	$10.3
Amortizable intangible assets:
Trade names	27.3	(16.8)	10.5	24.8	(14.1)	10.7
Customer and contractual relationships	4.1	(2.7)	1.4	3.8	(2.1)	1.7
Patents/proprietary technology	0.6	(0.3)	0.3	0.5	(0.2)	0.3

Subtotal	32.0	(19.8)	12.2	29.1	(16.4)	12.7

Total identifiable intangibles	$42.0	$(19.8)	$22.2	$39.4	$(16.4)	$23.0

The Partnership’s intangible amortization was $1.7 million, $2.1 million and $2.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. Estimated amortization for 2010 is $1.7 million, and is expected to decline by approximately $0.1 million for each of the five years following.

In 2009, in connection with its annual goodwill impairment test, ABEH also tested its other indefinite-lived intangibles, consisting of its indefinite-lived trade names. The Partnership estimated the fair value of its trade names by performing discounted cash flow analyses based on the relief-from-royalty approach. This approach treats the trade name as if it were licensed by the Partnership rather than owned, and calculates its value based on the discounted cash flow of the projected license payments. The analysis resulted in an impairment charge of $0.8 million.

In 2008 ABEH revalued its other indefinite-lived intangibles, consisting of its indefinite-lived trade names. The Partnership estimated the fair value of its trade names by performing discounted cash flow analyses based on the relief-from-royalty approach. This approach treats the trade name as if it were licensed by the Partnership rather than owned, and calculates its value based on the discounted cash flow of the projected license payments. The analysis resulted in an impairment charge of $12.0 million.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

5.	Income Taxes

The reconciliation of income taxes computed at the U.S. federal statutory income tax rate to the Partnership’s effective income tax rate for continuing operations is as follows:

	2009	2008	2007
	(In millions of dollars)

Income tax (benefit) expense computed at U.S. statutory income tax rate	$8.7	$(16.7)	$4.3
Increase in valuation allowance	4.1	14.6	1.9
Equity earnings in subsidiaries	(0.8)	(1.0)	(1.0)
Impairment of non-deductible goodwill	—	20.5	—
Foreign income taxed at higher (lower) effective tax rate	(2.2)	4.3	(1.9)
Effect of dividends	0.7	0.6	—
Non-deductible interest	—	—	2.1
Foreign exchange fluctuations on intercompany debt	8.3	(7.3)	—
Tax rate change on deferred items	—	(2.6)	—
Prior year adjustments	(1.2)	(1.1)	1.7
Other	(0.3)	1.6	1.6

Income taxes as reported	$17.3	$12.9	$8.7

The higher than expected tax rate for 2009 was principally due to the increase in the valuation allowance of $4.1 million and the foreign exchange impact of $8.3 million relating to foreign currency fluctuations on intercompany debt denominated in the local entity’s functional currency, which differs from the currency in which the taxes are paid. The higher than expected rate for 2008 was principally due to the increase in the valuation allowance of $14.6 million, and the effect of non-deductible goodwill impairment of $20.5 million, partially offset by the $7.3 million tax benefit related to the impact of foreign currency fluctuations relating to the intercompany debt obligation discussed above. The higher than expected tax rate for 2007 was principally due to the increase in the valuation allowance of $1.9 million and the non-deductible interest of $2.1 million.

The effective tax rate for discontinued operations was zero in 2009. The effective tax rate for discontinued operations was a tax benefit 3.1% in 2008 and a tax benefit of 8.6% in 2007.

Jurisdictions in which we operate have statutes of limitations generally ranging from 3 to 5 years. Years still open to examination by tax authorities in major jurisdictions include Australia (2005 forward) and the United Kingdom (2005 forward). The Partnership is currently under examination in various jurisdictions.

The components of the income tax expense from continuing operations are as follows:

	2009	2008	2007
	(In millions of dollars)

Current expense (benefit)
Non — U.S.	$10.4	$12.0	$18.3

Total current income tax expense	10.4	12.0	18.3

Deferred expense (benefit)
Non — U.S.	6.9	0.9	(9.6)

Total deferred income tax expense (benefit)	6.9	0.9	(9.6)

Total income tax expense (benefit)	$17.3	$12.9	$8.7

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The components of deferred tax assets (liabilities) are as follows:

	2009	2008
	(In millions of dollars)

Deferred tax assets
Compensation and benefits	$0.6	$1.9
Pensions and other retiree benefits	9.8	3.3
Other reserves	0.7	1.1
Restructuring	0.2	0.9
Accounts receivable	0.5	0.6
Net operating loss carryforwards	46.5	38.3
Deferred maintenance contracts	2.3	1.7
Foreign exchange benefit	—	7.3
Depreciation	6.2	—
Other	—	1.2

Gross deferred income tax assets	66.8	56.3
Valuation allowance	(52.7)	(38.9)

Net deferred tax assets	14.1	17.4
Deferred tax liabilities
Depreciation	—	0.6
Identifiable intangibles	2.8	5.0
Foreign exchange liability	1.0	—
Other	1.4	—

Gross deferred tax liabilities	5.2	5.6

Net deferred tax assets	$8.9	$11.8

At December 31, 2009, $163.2 million of net operating loss carryforwards are available to reduce future taxable income. These loss carryforwards expire in the years 2013 through 2018 or have an unlimited carryover period. A valuation allowance has been provided for certain of the net operating loss carryforwards and other deferred tax assets in those jurisdictions where the Partnership has determined that it is more likely than not that the deferred tax assets will not be realized.

The Partnership recognizes interest and penalties related to unrecognized tax benefits as a component of income taxes in its results of operations. As of December 31, 2009, the Partnership had no net amount accrued for interest and penalties. The Partnership recorded no increase in the liability for unrecognized tax benefits and the balance of unrecognized tax benefits was zero as of December 31, 2009 and 2008. The Partnership does not anticipate any significant change within 12 months of the most current balance sheet date in its uncertain tax positions.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Income Tax Valuation Allowance

Changes in the deferred tax valuation allowances were as follows:

	Year Ended
	December 31,
	2009	2008	2007
	(In millions of dollars)

Balance at beginning of year	$38.9	$26.6	$30.1
Additions charged to expense	4.1	14.6	1.9
Other changes	9.7	(2.3)	(5.4)

Balance at end of year	$52.7	$38.9	$26.6

6.	Inventories

Inventories are stated at the lower of cost or market value. The components of inventories were as follows:

	December 31,
	2009	2008
	(In millions of dollars)

Raw materials	$6.2	$7.5
Work in process	1.4	1.1
Finished goods	56.3	68.5

Total inventories	$63.9	$77.1

7.	Property, Plant and Equipment

Property, plant and equipment, net consisted of:

	December 31,
	2009	2008
	(In millions of dollars)

Land and improvements	$6.9	$6.0
Buildings and improvements to leaseholds	44.4	43.9
Machinery and equipment	105.2	121.2
Construction in progress	2.2	0.1

	158.7	171.2
Less: accumulated depreciation	(98.6)	(115.2)

Net property, plant and equipment(1)	$60.1	$56.0

(1)	Net property, plant and equipment as of December 31, 2009 and 2008 contained $3.6 million and $4.1 million of computer software assets, which are classified within machinery and equipment. Amortization of software costs was $0.9 million, $1.8 million and $7.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

8.	Restructuring and Other Charges

The Partnership has initiated significant restructuring actions that have resulted in the closure or consolidation of facilities that are engaged in manufacturing and distributing the Partnership’s products, or

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

which have resulted in a reduction in overall employee headcount. The Partnership recorded pre-tax restructuring and asset impairment charges associated with continuing operations of $12.6 million, $9.4 million and $17.4 million during the years ended December 31, 2009, 2008 and 2007, respectively. Such charges were substantially completed in 2009, with cash disbursements into 2010, as the Partnership finalizes implementation of specific cost reduction initiatives.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2009 is as follows:

				Non-Cash
	Balance at			Items/	Balance at
	December 31,	Total	Cash	Currency	December 31,
	2008	Provision	Expenditures	Change	2009
	(In millions of dollars)

Rationalization of operations
Employee termination costs	$7.6	$9.2	$(12.3)	$0.3	$4.8
Termination of lease agreements	1.0	2.1	(0.5)	0.1	2.7
Other	—	0.1	(0.1)	—	—

Sub-total	8.6	11.4	(12.9)	0.4	7.5
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	1.2	—	(1.2)	—

Total rationalization of operations	$8.6	$12.6	$(12.9)	$(0.8)	$7.5

Management expects the $4.8 million employee termination costs balance to be substantially paid within the next twelve months. Lease costs included in the $2.7 million balance are expected to continue until the last lease terminates in 2013.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2008 is as follows:

				Non-Cash
	Balance at			Items/	Balance at
	December 31,	Total	Cash	Currency	December 31,
	2007	Provision	Expenditures	Change	2008
	(In millions of dollars)

Rationalization of operations
Employee termination costs	$14.3	$7.9	$(13.8)	$(0.8)	$7.6
Termination of lease agreements	1.1	0.8	(0.6)	(0.3)	1.0

Sub-total	15.4	8.7	(14.4)	(1.1)	8.6
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	0.7	—	(0.7)	—

Total rationalization of operations	$15.4	$9.4	$(14.4)	$(1.8)	$8.6

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2007 is as follows:

				Non-Cash
	Balance at			Items/	Balance at
	December 31,	Total	Cash	Currency	December 31,
	2006	Provision	Expenditures	Change	2007
	(In millions of dollars)

Rationalization of operations
Employee termination costs	$12.0	$15.9	$(14.4)	$0.8	$14.3
Termination of lease agreements	2.9	1.5	(3.3)	—	1.1

Sub-total	14.9	17.4	(17.7)	0.8	15.4
Asset impairments/net loss on disposal of assets resulting from restructuring activities	0.1	—	—	(0.1)	—

Total rationalization of operations	$15.0	$17.4	$(17.7)	$0.7	$15.4

Other Charges

In addition to the recognition of restructuring costs, the Partnership also recognized other charges, incremental to the cost of its underlying restructuring actions, that do not qualify as restructuring. These charges include redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, ongoing facility overhead and maintenance costs after exit, gains on the sale of exited facilities and employee retention incentives. Within cost of products sold on the Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007, these charges totaled $1.6 million, $4.1 million and $5.3 million, respectively. Within advertising, selling, general and administrative expenses on the Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007, these items totaled income of $0.3 million, $2.6 million, and expense of $6.3 million, respectively. Included within these results, in 2008, the Partnership recognized a $3.5 million gain on the sale of a manufacturing facility and a gain of $1.6 million on the sale of one additional property.

9.	Discontinued Operations

The financial statement caption “discontinued operations” includes the results of the commercial print finishing business which supplies commercial laminating film and equipment to printers and packaging suppliers. In January of 2009, ACCO Brands Corporation announced it had reached a definitive agreement to sell its commercial print finishing business and to exit from selling high volume laminating film and equipment.

In June 2009, ACCO Brands completed the sale of its commercial print finishing business for final proceeds of $16.2 million, after final working capital adjustments. As a result of the adjustments, ACCO Brands Corporation received cash proceeds of $12.5 million, and a $3.65 million note due from the buyer with installments due in June 2011 and June 2012. Of this, ABEH received $3.4 million, net of selling costs, for the sale of its working capital assets.

The sale resulted in a pre-tax loss of $2.3 million. The loss on sale includes a pension curtailment gain of $0.5 million.

The total consideration, including the net proceeds received or receivable, was allocated to each legal entity that contributed assets to the sale based on that entity’s working capital assets relative to the total sold by all entities. This method was expected to best approximate the gain or loss to be included for income tax reporting.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The operating results and financial position of discontinued operations are as follows:

Operating Results:	2009	2008	2007
	(In millions of dollars)

Net sales	$11.9	$40.9	$49.1
Operating loss(1)	(1.8)	(31.5)	(11.4)
Other (income) expense, net	0.3	(1.1)	(0.1)

Pre-tax loss	(1.3)	(32.6)	(11.5)
Provision (benefit) for income taxes	—	(1.0)	(1.0)
Loss on sale, net of tax	(2.3)	—	—

Loss from discontinued operations	$(3.6)	$(31.6)	$(10.5)

(1)	During January, 2009, ABEH recorded a benefit of $1.3 million to reflect a change in the estimate of fair value less the cost to dispose of its commercial print finishing business. 2008 includes non-cash goodwill and asset impairment charges of $26.7 million. Included in this amount were charges to goodwill of $10.0 million, property, plant and equipment of $6.2 million, identifiable intangible assets of $3.7 million and other current assets of $6.8 million. Non-cash goodwill impairment charges of $7.6 million were recorded in 2007.

Financial Position:	2009	2008
	(In millions of dollars)

Current assets	$—	$8.3
Long-term assets	—	0.4

Total assets	$—	$8.7

Current liabilities	$1.1	$3.4
Long-term liabilities	—	1.1

Total liabilities	$1.1	$4.5

(2)	Liabilities remaining at December 31, 2009 consist principally of litigation accruals.

10.	Long-term Debt and Short-term Borrowings

Notes payable and long-term debt consisted of the following at December 31, 2009 and December 31, 2008:

	December 31,	December 31,
	2009	2008
	(In millions of dollars)

British Pound Senior Secured Term Loan Credit Facility (weighted-average floating interest rate of 9.49% at December 31, 2008)	$—	$32.8
Euro Senior Secured Term Loan Credit Facility (weighted-average floating interest rate of 9.03% at December 31, 2008)	—	34.4
Other borrowings	0.1	1.2

Total debt	0.1	68.4
Less: current portion	(0.1)	(26.6)

Total long-term debt	$—	$41.8

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

ABEH’s financing needs are met through a combination of intercompany loans through the Parent, as described in Note 15, Related Party Transactions, and/or through the Asset-Based Revolving Credit Facility as described below.

Asset-Based Revolving Credit Facility (ABL Facility)

On September 30, 2009, ACCO Brands Corporation, and certain domestic and foreign subsidiaries (collectively, the “Borrowers”) entered into a four-year senior secured asset-based revolving credit facility maturing in September 2013 with Deutsche Bank AG, as administrative agent, co-collateral agent and a lender, and five other lenders, providing for revolving credit financing of up to $175.0 million, including a $40.0 million sub-limit for letters of credit and an optional $50.0 million additional credit capacity using an accordion feature. Amounts borrowed under the ABL Facility by ACCO Brands Corporation and its domestic subsidiaries are guaranteed by each of ACCO Brands domestic subsidiaries, and amounts borrowed under the ABL Facility by ACCO Brands foreign subsidiaries are guaranteed by each of the ACCO Brands Corporation, its domestic subsidiaries and certain foreign subsidiaries. As of December 31, 2009, there were no borrowings outstanding under the ABL Facility.

The Borrowers’ ability to borrow under the ABL Facility is limited to a borrowing base equal to 85% of eligible accounts receivable plus up to the lesser of (1) 65% of the lower of cost or fair market value of eligible inventory and (2) 85% of the net orderly liquidation value of eligible inventory minus availability reserves, and is subject to other conditions, limitations and reserve requirements.

Interest rates under the ABL Facility are based on the London Interbank Offered Rate (LIBOR). Pricing is subject to quarterly adjustment based on the average availability under the ABL Facility during the prior quarter. The range of borrowing costs under the pricing grid is LIBOR plus 3.75% to LIBOR plus 4.25% with a LIBOR rate floor of 1.50%. ACCO Brands Corporation is required to pay a quarterly commitment fee on the unused portion of the ABL facility ranging from 0.5% to 1.0%.

Borrowings under the ABL Facility are secured on a first priority basis by all accounts receivable, inventory and cash of ACCO Brands and its subsidiaries organized in the U.S. and certain foreign subsidiaries, and on a second priority basis by all property, plant, equipment of ACCO Brands and its subsidiaries organized in the U.S. and any other assets which are pledged as collateral under the Senior Secured Notes.

The ABL Facility contains customary terms and conditions, including, limitations on liens and indebtedness, asset sales, repurchase of Senior Subordinated Notes, and intercompany transactions. A springing fixed charge financial covenant of 1.10:1.0 will be triggered if the excess availability under the ABL Facility falls below $20.0 million or 15% of total commitments. The ABL Facility also contains bank account restrictions that apply in the event that the borrowers’ excess availability fails to meet certain thresholds. As of December 31, 2009, the amount available for borrowings under the ABL Facility was $156.4 million (allowing for $18.6 million of letters of credit outstanding on that date) of which the amount available for borrowing by the Partnership was $69.2 million as limited by their borrowing base calculation. There were no borrowings outstanding under the ABL Facility as of December 31, 2009.

Collateral

In September 2009, ACCO Brands Corporation entered into a series of transactions to refinance its existing indebtedness. In connection with these transactions, ACCO issued an aggregate principal amount of $460.0 million of senior secured notes due March, 2015. One of the guarantees of the senior secured notes is secured in part by a pledge of 65% of the voting equity interests and 100% of the non-voting equity interests in ABEH.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Compliance with Loan Covenants

As of and for the period ended December 31, 2009, ACCO Brands was in compliance with all applicable loan covenants.

ACCO Brands ABL Facility would not be affected by a change in its credit rating.

11.	Derivative Financial Instruments

The Partnership is exposed to various market risks, including changes in foreign currency exchange rates. The Partnership enters into financial instruments to manage and reduce the impact of these risks, not for trading or speculative purposes. The counterparty to these financial instruments is ACCO Brands Corporation, the ultimate parent, and ACCO transfers the risk by entering into financial instruments with major financial institutions with exactly the same terms. The Partnership continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro, Pound sterling and the Australian dollar. The Partnership is subject to credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance by counterparties to financial instrument contracts. Management continues to closely monitor the status of the Partnership’s counterparties and will take action, as appropriate, to further manage its counterparty credit risk. There are no credit contingency features in the Partnership’s derivative financial instruments.

On the date in which the Partnership enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Partnership measures the effectiveness of its hedging relationships both at hedge inception and on an ongoing basis.

Forward Currency Contracts

The Partnership enters into forward foreign currency contracts to reduce the effect of fluctuating foreign currencies, primarily on foreign denominated inventory purchases and intercompany loans. The majority of the Partnership’s exposure to local currency movements is in Europe, Australia, Japan and Canada.

Forward currency contracts used to hedge foreign denominated inventory purchases are designated as a cash flow hedge. Unrealized gains and losses on these contracts for inventory purchases are deferred in other comprehensive income until the contracts are settled and the underlying hedged transactions are recognized, at which time the deferred gains or losses will be reported in the “Cost of products sold” line in the Consolidated Statements of Operations. As of December 31, 2009 and December 31, 2008, the Partnership had cash flow designated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $35.9 million and $27.0 million, respectively.

Forward currency contracts used to hedge foreign denominated intercompany loans are not designated as hedging instruments. Gains and losses on these derivative instruments are recognized within Other expense, net in the Consolidated Statements of Operations and are largely offset by the changes in the fair value of the hedged item. The periods of the forward foreign exchange contracts correspond to the periods of the hedged transactions, and do not extend beyond 2010. As of December 31, 2009 and December 31, 2008, the Partnership had undesignated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $43.4 million and $127.7 million, respectively.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the fair value of the Partnership’s derivative financial instruments as of December 31, 2009 and December 31, 2008, respectively.

	Fair Value of Derivative Instruments
	Derivative Assets			Derivative Liabilities
	Balance Sheet	Dec. 31,	Dec. 31,	Balance Sheet	Dec. 31,	Dec. 31,
	Location	2009	2008	Location	2009	2008
	(In millions of dollars)

Derivatives designated as hedging instruments:
Foreign exchange contracts	Other current assets	$0.1	$4.1	Other current liabilities	$0.8	$0.4
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other current assets	—	7.2	Other current liabilities	0.8	10.8

Total derivatives		$0.1	$11.3		$1.6	$11.2

The following table summarizes the pre-tax effect of the Partnership’s derivative financial instruments on the Consolidated Statements of Operations for the twelve months ended December 31, 2009 and December 31, 2008, respectively.

	The Effect of Derivative Instruments in Cash Flow Hedging Relationships on the Consolidated Statements
	of Operations for the Twelve Months Ended December 31, 2009 and 2008
				Amount of (Gain) Loss
	Amount of (Gain) Loss		Location of	Reclassified from		Location of	Amount of (Gain) Loss
	Recognized in OCI		(Gain) Loss	AOCI to Income		(Gain) Loss	Recognized in Income
	(Effective Portion)		Reclassified from	(Effective Portion)		Recognized in	(Ineffective Portion)
	2009	2008	OCI to Income	2009	2008	Income	2009	2008
	(In millions of dollars)

Cash flow hedges:
Foreign exchange contracts	$3.5	$(4.5)	Cost of products sold	$(1.8)	$0.1	Cost of products sold	$—	$—
Net investment hedges:
Net investment in foreign
operations	15.0	12.0	Other (income) expense	—	—	Other (income) expense	—	—

Total	$18.5	$7.5		$(1.8)	$0.1		$—	$—

	The Effect of Derivatives
	Not Designated as Hedging Instruments on
	the Consolidated Statements of Operations
	Location of	Amount of (Gain) Loss
	(Gain) Loss	Recognized in Income
	Recognized in	Twelve Months Ended
	Income on	December 31,
	Derivatives	2009	2008
	(In millions of dollars)

Foreign exchange contracts	Other (income) expense	$5.0	$(1.6)

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

12.	Fair Value of Financial Instruments

The Partnership adopted the authoritative guidance for fair value measurements on January 1, 2008 for financial assets and liabilities measured on a recurring basis. The guidance applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. There was no impact as a result of the adoption of the guidance for fair value measurements to the consolidated financial statements. On January 1, 2009, the Partnership adopted authoritative guidance for fair value measurements which permitted the delay of the effective date for all nonfinancial assets and nonfinancial liabilities that are required to be measured at fair value. The adoption did not impact the Partnership’s consolidated financial statements.

The authoritative guidance for fair value measurements requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

The Partnership utilizes the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Partnership has determined that its financial assets and liabilities are Level 2 in the fair value hierarchy. The following table sets forth the Partnership’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009 and December 31, 2008:

	December 31,	December 31,
	2009	2008
	(In millions of dollars)

Assets:
Forward currency contracts	$0.1	$11.3
Liabilities:
Forward currency contracts	$1.6	$11.2

The Partnership’s forward currency contracts are included in Other Current Assets or Other Current Liabilities and mature within 12 months. The forward foreign currency exchange contracts are primarily valued based on the foreign currency spot and forward rates quoted by the banks or foreign currency dealers. As such, these derivative instruments are classified within Level 2.

The fair values of cash and cash equivalents, notes payable to banks, accounts receivable and accounts payable approximate carrying amounts due principally to their short maturities. The carrying amount of total debt was $0.1 million and $68.4 million and the estimated fair value of total debt was $0.1 million and $54.9 million at December 31, 2009 and December 31, 2008, respectively. The fair values are determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit ratings and the remaining terms of maturity.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

13.	Commitments and Contingencies

Pending Litigation

The Partnership and its subsidiaries are defendants in various claims and legal proceedings associated with their business and operations. It is not possible to predict the outcome of the pending actions, but management believes that there are meritorious defenses to these actions and that these actions if adjudicated or settled in a manner adverse to the Partnership, would not have a material adverse effect upon the results of operations, cash flows or financial condition of the Partnership.

Lease Commitments

(In millions of dollars)

2010	$9.7
2011	6.1
2012	3.3
2013	2.6
2014	2.4
Remainder	17.9

Total minimum rental payments	42.0
Less minimum rentals to be received under non-cancelable subleases	—

$42.0

Total rental expense reported in the Partnership’s statement of operations for continuing operations for all non-cancelable operating leases (reduced by minor amounts from subleases) amounted to $10.5 million, $9.1 million and $10.3 million in 2009, 2008 and 2007, respectively.

Unconditional Purchase Commitments

Future minimum payments under unconditional purchase commitments, primarily for inventory purchase commitments at December 31, 2009 are as follows:

(In millions of dollars)

2010	$16.1
2011	0.1

$16.2

Environmental

The Partnership is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Partnership’s subsidiaries may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account any estimated recoveries from third parties, will not have a material adverse effect upon the results of operations, cash flows or financial condition of the Partnership.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

14.	Accumulated Other Comprehensive Loss

Comprehensive income is defined as net income (loss) and other changes in partners’ deficit from transactions and other events from sources other than partners. The components of and changes in accumulated other comprehensive loss were:

			Unrecognized	Accumulated
	Derivative	Foreign	Pension and Other	Other
	Financial	Currency	Postretirement	Comprehensive
	Instruments	Adjustments	Benefit Costs	Loss
	(In millions of dollars)

Balance at December 31, 2007	$(0.9)	$8.8	$(19.0)	$(11.1)
Changed during the year (net of taxes of $6.0)	3.0	(40.7)	(12.6)	(50.3)

Balance at December 31, 2008	2.1	(31.9)	(31.6)	(61.4)

Changed during the year (net of taxes of $7.1)	(2.8)	21.8	(22.0)	(3.0)

Balance at December 31, 2009	$(0.7)	$(10.1)	$(53.6)	$(64.4)

15.	Related Party Transactions

The Partnership has transactions in the normal course of business with its parent, ACCO Brands Corporation, and its affiliates. The following tables summarize related party transactions and balances with the Partnership’s parent and affiliates as of and for the years ended December 31.

	2009	2008
	(In millions of dollars)

Balances
Short-term receivable from affiliates	$18.1	$27.7
Short-term payable to affiliates	226.0	193.2
Long-term payable to affiliates	271.6	258.8

	2009	2008	2007
	(In millions of dollars)

Summary of Operations
Net sales	$28.3	$29.4	$27.1
Cost of products sold	36.2	33.9	30.5
Advertising, selling, general and administrative expenses	(5.3)	(3.3)	(1.4)
Interest expense	10.3	18.9	16.2
Other (income) expense — gain on sale to related party	—	(1.1)	—

Short-term amounts due to and from affiliates principally represents balances owed to or from the Partnership for sales or purchases occurring in the normal course of business and notes payable due on demand to affiliated entities. Long-term debt to affiliates consists of one long-term discount note. Based upon commitments from the lenders that repayment will not be required within 12 months from the most recent balance sheet date, these notes have been classified as long-term.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

16.	Allowances for Doubtful Accounts

Changes in the allowances for doubtful accounts were as follows:

	Year Ended December 31,
	2009	2008	2007
	(In millions of dollars)

Balance at beginning of year	$2.8	$3.1	$2.2
Additions charged to expense	1.0	0.9	1.6
Deductions — write offs	(1.8)	(0.9)	(1.0)
Foreign exchange changes	0.1	(0.3)	0.3

Balance at end of year	$2.1	$2.8	$3.1

17.	Allowances for Sales Returns and Discounts

Changes in the allowances for sales returns and discounts were as follows:

	Year Ended December 31,
	2009	2008	2007
	(In millions of dollars)

Balance at beginning of year	$2.6	$2.3	$1.1
Additions charged to expense	8.6	16.2	16.9
Deductions — returns	(9.4)	(15.5)	(15.8)
Foreign exchange changes	0.1	(0.4)	0.1

Balance at end of year	$1.9	$2.6	$2.3